Exhibit 10.29

EXECUTION VERSION

CREDIT AGREEMENT

among

INTERMEX HOLDINGS II, INC.

as Holdings

INTERMEX HOLDINGS, INC.,

Intermex Wire Transfer, LLC,

as Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

MC ADMIN CO LLC,

as ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Dated as of AUGUST 23, 2017

MC ADMIN CO LLC,

as sole LEAD ARRANGER AND BOOK RUNNER

Medley Capital LLC,

DOCUMENTATION AGENT

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

v

SCHEDULE I	Commitments
SCHEDULE II	Credit Party Addresses; Collateral Agent Address
SCHEDULE III	Real Property
SCHEDULE IV	Capitalization
SCHEDULE V	Subsidiaries
SCHEDULE VI	Existing Indebtedness
SCHEDULE VII	Insurance
SCHEDULE VIII	Existing Liens
SCHEDULE IX	Existing Investments
SCHEDULE X	Post-Closing Matters
Schedule XI	Cash Management Accounts
SCHEDULE XII	Nature of Business
SCHEDULE XIII	Permits, Etc.
SCHEDULE XIV	Compliance with Money Transmission Laws
SCHEDULE XV	Material Contracts
SCHEDULE XVI	Passive Holding Company Activities

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT C	Form of Section 6.04(b)(ii) Certificate
EXHIBIT D	Form of Officers’ Certificate
EXHIBIT E	Form of Subsidiaries Guaranty
EXHIBIT F	Form of Solvency Certificate
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Assignment and Assumption Agreement
EXHIBIT I	Form of Intercompany Note
EXHIBIT J	Form of Borrowing Base Certificate
EXHIBIT K	Form of Regulatory Certificate
EXHIBIT L	Form of Asset Coverage Compliance Certificate

vi

CREDIT AGREEMENT, dated as of August 23, 2017 among INTERMEX HOLDINGS II, INC, a Delaware corporation (“Holdings”), INTERMEX HOLDINGS, INC., a Delaware corporation (the “Term Borrower”), INTERMEX WIRE TRANSFER, LLC, a Florida limited liability company (the “Revolving Borrower” and together with the Term Borrower, the “Borrowers”), the Lenders party hereto from time to time, MC ADMIN CO LLC, as Administrative Agent and Collateral Agent, and MC ADMIN CO LLC, as Lead Arranger. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrowers the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accepting Lender” shall have the meaning provided in Section 6.02(l).

“Accounting Change” shall have the meaning provided in Section 14.07(a).

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any account of such Person.

“Acquired Entity or Business” shall mean either (x) all or substantially all of the assets constituting a business, division or product line of any Person not already a Subsidiary of the Revolving Borrower (other than the acquisition of a Transmission Agent’s business operations (including its working capital and liabilities) or (y) a majority of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Subsidiary of the Revolving Borrower(or shall be merged with and into the Revolving Borrower or another Subsidiary of the Revolving Borrower).

“Additional Security Documents” shall have the meaning provided in Section 10.12(a).

“Adjusted Consolidated Net Income” shall mean, for any period, the result of (a) Consolidated Net Income for such period plus (b) the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less (c) the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, the result of (a) Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less (b) Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean MC Admin, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 13.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Agents, Lenders or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof; provided further that for the purposes of Section 9.23, Section 9.24 and Section 10.16, references to “Affiliate” shall not include the Sponsor and shall only include any portfolio company of the Sponsor (other than Holdings and its Subsidiaries) to the extent that such portfolio company’s non-compliance with such section could be materially adverse to Holdings and its Subsidiaries.

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent, and “Agent” shall refer to either of them.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Revolving Borrower or any of its Subsidiaries as consideration to the sellers in connection with such Permitted Acquisition (excluding cash received from equity contributions), (ii) the aggregate amount of all cash paid (or to be paid) by the Revolving Borrower or any of its Subsidiaries in connection with such Permitted Acquisition and all contingent cash purchase price, earn-out, and other similar obligations of the Revolving Borrower and its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Revolving Borrower), (iii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 11.04 and (iv) the Fair Market Value of all other consideration payable (other than the equity of Holdings or any direct or indirect parent thereof) in connection with such Permitted Acquisition; provided, that in the case of clauses (i) - (iv) of this definition, fees, costs and expenses in connection therewith shall be excluded.

“Agreement” shall mean this Credit Agreement, as it may be modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Agreement Among Lenders” means any Agreement Among Lenders entered into from time to time among the Lenders party thereto, the Collateral Agent and the Administrative Agent.

“Anti-Corruption Laws” shall mean any and all Laws relating to bribery or corruption, including without limitation, the United States Foreign Corrupt Practices Act of 1977, all as amended, supplemented or replaced from time to time.

“Anti-Terrorism Laws” shall mean any and all applicable Laws relating to terrorism, Sanctions, money laundering, including, without limitation the US Patriot Act, the federal Bank Secrecy Act of 1970 and their respective implementing regulations, all as amended, supplemented or replaced from time to time.

“Applicable Margin” shall mean (i) until the date of delivery to the Agent of the certified unqualified audited consolidated financial statements of Holdings and its Subsidiaries for Holdings’ fiscal year ending December 31, 2017 and a related compliance certificate pursuant to Section 10.01(g) (x) with respect to any Eurodollar Loan, a percentage per annum equal to 9.00% and (y) with respect to any Base Rate Loan, a percentage per annum equal to 8.00% and (ii) thereafter, the percentages per annum set forth in the table below, based upon the Total Net Leverage Ratio as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to Section 10.01(g):

Total Net Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
Greater than 2.25:1.00	9.00%	8.00%
Less than or equal to 2.25:1.00	8.50%	7.50%

2

Any change in the Applicable Margin pursuant to clause (ii) above resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date the applicable compliance certificate is delivered pursuant to Section 10.01(g); provided, however, if a compliance certificate was required to have been delivered pursuant to Section 10.01(g) but was not delivered within two Business Days of the date when due, then, an Applicable Margin of (x) 9.00% for any Eurodollar Loan or (y) 8.00% for any Base Rate Loan, in each case, shall retroactively be deemed to apply from the date that is one Business Day after the date on which the compliance certificate was required to have been delivered pursuant to Section 10.01(g) without regard to the Total Net Leverage Ratio until the date on which such compliance certificate is delivered.

“Asset Sale” shall mean any sale, transfer or other disposition by (i) Holdings or any of its Subsidiaries to any Person (including by way of redemption by such Person or by way of a sale and leaseback transaction) other than to the Revolving Borrower or a Subsidiary of the Revolving Borrower and (ii) any Non-Wholly Owned Subsidiary of Holdings to any Person other than the Revolving Borrower or a Subsidiary of the Revolving Borrower, in each case, of any asset (including, without limitation, any Equity Interests or other securities of another Person), but excluding (x) any sales of inventory in the Ordinary Course of Business and (y) sales of assets pursuant to Sections 11.02(ii), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv), (xv), (xvi), (xvii) or (xviii).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit H (appropriately completed).

“Authorized Officer” shall mean any officer (or a person or persons so designated by any two officers) of any Credit Party that has or have appropriate signature cards (or customary incumbency certificates) on file with the Agents; provided, that the chief financial officer, the treasurer or the principal accounting officer of Holdings or a Borrower shall deliver the financial information and officer’s certificates pursuant to this Agreement or any other Credit Document.

“Availability” on a particular date shall mean an amount equal to (a) Undrawn Availability on such date plus (b) Qualified Cash on such date.

“Available Amount” shall mean, at any date, an amount not less than zero, equal to (x) the excess, if any, of the aggregate cumulative amount of Excess Cash Flow, for the period beginning on the Closing Date and ending on December 31, 2017 and for each fiscal quarter thereafter ending prior to such date, that is not required pursuant to the provisions of Section 6.02(f) to be applied to the prepayment of Term Loans (without giving effect to any reduction to Excess Cash Flow pursuant to clauses (x) and (y) of Section 6.02(f)) minus (y) the aggregate amount of all Dividends made by Holdings pursuant to Section 11.03(vi).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

3

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the base commercial lending rate of the Collateral Agent as publicly announced to be in effect from time to time, as notified by the Collateral Agent to the Administrative Agent, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate (this rate of interest is determined from time to time by the Collateral Agent as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Collateral Agent to any particular class or category of customers of the Collateral Agent), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Rate, and (c) the daily one month Eurodollar Rate (the “LIBOR” rate as published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, as published in another publication selected by the Collateral Agent)) divided by a number equal to 1.00 minus the Reserve Percentage plus 100 basis points (1%), in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “base commercial lending rate”, the Federal Funds Rate or the Eurodollar Rate for an Interest Period of one (1) month.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the applicable Borrower at the time of the incurrence thereof or conversion thereto.

“Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Borrowing Base” shall mean, at any time, an amount equal to:

(a) the sum of:

(i) up to 80% of the Net Receivable Amount as of the Date of Measurement for the Borrowing Base Certificate then most recently delivered to the Administrative Agent by the Borrowers pursuant to Section 10.01(l), plus

(ii) Qualified Cash as of the Date of Measurement for the Borrowing Base Certificate then most recently delivered to the Administrative Agent by the Borrowers pursuant to Section 10.01(l), minus

(b) any Reserves in effect at such time.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit J hereto duly executed by an Authorized Officer of the Revolving Borrower and delivered to the Collateral Agent and Administrative Agent, appropriately completed, by which such Authorized Officer shall certify to the Collateral Agent and Administrative Agent the Borrowing Base and calculation thereof as of the date of such certificate and which attaches calculations demonstrating compliance with Section 11.10 as of the most recently ended fiscal quarter for which financial statements have been or are required to be delivered pursuant to Sections 10.1(b) and (c).

4

“Borrowing Base Determination Date” means, at any time, the date of the Borrowing Base Certificate then most recently delivered to the Administrative Agent by the Revolving Borrower pursuant to Section 10.01(l).

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any Permitted Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition or other event for which financial statements have been delivered to the Lenders pursuant to Section 10.01(b) or (c), as applicable.

“Cantor Commercial LOC” shall mean the Irrevocable Standby Letter of Credit Number S322756, dated as of July 9, 2013, as amended on February 13, 2015, as further amended on February 11, 2016, by KeyBank National Association in favor of Cantor Commercial Real Estate Lending, L.P.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided, that that the term “Capital Expenditures” shall not include, without duplication, (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased substantially concurrently with the trade-in of existing equipment to the extent that the gross amount of such purchase price is the same as the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Asset Sales that are not required to be applied to prepay Term Loans pursuant to Section 6.02(e) only to the extent of such proceeds, (iv) expenditures that are accounted for as capital expenditures by Holdings, any Borrower or any other Credit Party and that actually are paid for or reimbursed by a Person other than Holdings, any Borrower or such other Credit Party, (v) expenditures that are paid with proceeds of Holdings common Equity Interests (or common Equity Interests of any direct or indirect parent thereof) (other than Permitted Cure Securities), (vi) the book value of any asset owned by the Revolving Borrower or any of its Subsidiaries prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a capital expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in capital expenditures when such asset was originally acquired, (vii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings, the Borrower, and their Subsidiaries, (viii) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings, any Borrower and their Subsidiaries, (x) made as consideration in connection with a Permitted Acquisition or other Investment permitted hereby, or made by the Person being acquired prior to the closing date of such Permitted Acquisition or other Investment (in each case, other than future payments required to be made in respect of purchase money financing or Capitalized Lease Obligations of the Person being acquired, or future payments required to be made in respect of purchase money financing or Capitalized Lease Obligations otherwise assumed, in connection with such Permitted Acquisition or other Investment permitted hereby).

5

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles, subject to Section 14.07.

“Cash Dominion Period” shall mean the period (a) commencing upon the occurrence of either (i) an Event of Default, or (ii) the average Undrawn Availability for thirty (30) consecutive days being less than $1,500,000, and (b) automatically ending on the first date thereafter upon which (i) if the Cash Dominion Period commenced pursuant to clause (a)(i) above, the applicable Event of Default has been waived in accordance with the terms hereof and no other Event of Default has occurred and is continuing, and (ii) if the Cash Dominion Period commenced pursuant to clause (a)(ii) above, the first date that Undrawn Availability is equal to or greater than $1,500,000 for thirty (30) consecutive days and no Event of Default is continuing; provided, that for avoidance of doubt the occurrence of any such Cash Dominion Period pursuant to clause (a)(ii) above shall not be deemed to constitute a Default or an Event of Default.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition), (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof and, at the time of the acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P 1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (vi) cash, denominated in Dollars, or, solely with respect to a Foreign Subsidiary, any other lawful currency used by such Person in the Ordinary Course of Business, (vii) solely in the case of and with respect to a Foreign Subsidiary, Investments of a kind or type similar to Cash Equivalents described above (replacing United States, or any state, province, territory, agency, instrumentality or municipality thereof with the corresponding Governmental Authorities of the foreign jurisdiction in which such Foreign Subsidiary is organized and using comparable ratings, if any, customary in such foreign jurisdiction), (viii) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof and (ix) Investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (vii) above.

“Cash Management Accounts” means the bank accounts of each Credit Party maintained at one or more Cash Management Banks listed on Schedule XI as amended or supplemented from time to time.

“Cash Management Bank” shall mean the depositary banks listed on Schedule XI, as amended or supplemented from time to time.

6

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“Cash Management Products and Services” shall mean agreements or other arrangements under which the Collateral Agent or any Lender or any Affiliate of the Collateral Agent or a Lender provides any of the following products or services to the Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of the Revolving Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder and otherwise treated as Obligations for purposes of each of the Credit Documents.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” means a “controlled foreign corporation” as such term is defined in Section 957 of the Code.

“CFC Holdco” means a Subsidiary that, directly or indirectly, has no material assets other than (i) the equity or indebtedness of one or more Foreign Subsidiaries that are CFCs and (ii) cash, cash equivalents and incidental assets related thereto held on a temporary basis.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change of Control” shall mean (i) Holdings shall at any time cease to own directly 100% of the Equity Interests of the Term Borrower, (ii) the Term Borrower shall at any time cease to own directly 100% of the Equity Interests of the Revolving Borrower, (iii) the Permitted Holders shall at any time and for any reason fail to beneficially own, directly or indirectly, greater than 50% on a fully diluted basis of the voting interests in the Equity Interests of Holdings, or (iv) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors.

“CIP Regulations” shall have the meaning provided in Section 13.13.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Closing Date” shall mean the Business Day occurring on which the initial Borrowing occurs.

“Closing Date Distribution” shall mean a Dividend paid on the Closing Date from the proceeds of the Loans made on the Closing Date by the Term Borrower to Holdings, and thereafter by Holdings to Parent, and thereafter by Parent to Sponsor or any of its Affiliates and certain management shareholders, in an amount not to exceed $20,000,000.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

7

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, any Real Property owned by a Credit Party which is encumbered by a Mortgage in favor of the Collateral Agent, and all cash and Cash Equivalents delivered as collateral pursuant to Sections 6.02 or 11; provided, that, Collateral shall not include any Excluded Property.

“Collateral Agent” shall mean MC Admin, acting as the collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean, for each Lender, such Lender’s “Commitment”, i.e. a Term Loan Commitment or a Revolving Loan Commitment, set forth on Schedule I as shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Company Data” shall mean all data contained in the systems, databases, files or other records of Holdings and its Subsidiaries and all other information and data compilations used by Holdings and its Subsidiaries, whether or not in electronic form, including but not limited to Personal Data.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Holdings and its Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time, but excluding (i) the current portion of any Indebtedness under this Agreement, (ii) the current portion of any other long-term Indebtedness which would otherwise be included therein, (iii) deferred tax liabilities and (iv) the current portion of interest payable.

8

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period adjusted by adding thereto (in each case (other than clauses (xi), (xiv) and (xix)) to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of Holdings and its Subsidiaries determined on a consolidated basis for such period, (ii) Tax Distributions and/or provision for taxes based on income and foreign withholding taxes for Holdings and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of Holdings and its Subsidiaries determined on a consolidated basis for such period including goodwill or asset impairment charges, write-downs, write-offs or write-ups, (iv) any fees, expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) actually incurred and related to (w) any Permitted Acquisition (whether or not successful) or any other permitted Investment not in the Ordinary Course of Business; provided that the amount of such fees, expenses of charges shall not exceed 5% of the Aggregate Consideration (whether actual or proposed in writing in advance) in respect of such Permitted Acquisition, (x) any permitted Dividends (whether or not consummated), (y) any permitted Asset Sale (whether or not consummated) or (z) any permitted issuance of Indebtedness or Equity Interests (whether or not consummated), (v) the amount of all fees and expenses incurred in connection with the Transaction during such period and disclosed to the Agents, provided such fees and expenses are incurred no later than 12 months following the Closing Date, (vi) any extraordinary losses or charges (less extraordinary gains), (vii) any non-cash losses or charges (less any non-cash gains), (viii) any losses from sales of assets other than inventory sold in the Ordinary Course of Business (less any gains from sales of assets other than any inventory sold in the Ordinary Course of Business), (ix) the aggregate amount of (a) reasonable outside director fees and reimbursement of reasonable director expenses and related indemnities in an aggregate amount not to exceed $250,000 for such period, (b) fees, costs and indemnities paid to Sponsor or its Affiliates in accordance with the Management Agreement and (c) any one-time consulting fees in an aggregate amount not to exceed $250,000 for any fiscal year (x) adjustments and add backs specifically identified and agreed to by the Agents in the Quality of Earnings Report, dated July 25, 2017, (xi) the amount, in connection with any Permitted Acquisition or divestiture after the Closing Date, appropriate to give pro forma effect to all net cost savings that result or are expected to result from actions taken or committed to be taken pursuant to a factually supported plan in connection with such Permitted Acquisition or divestiture prior to the time as of which Consolidated EBITDA is to be determined; provided, that such cost savings referred to in this clause (xi) (A) are factually supportable and determined in good faith by Holdings, as certified by the chief financial officer of Holdings to the Administrative Agent and (B) do not exceed the actual cost savings expected in good faith to be realized by Holdings and its Subsidiaries over such 12-month period commencing with the date as of which Consolidated EBITDA is being determined (as opposed to the annualized impact of such cost savings) (collectively, “Synergies”), (xii) restructuring, severance and litigation charges and retention, signing bonuses, relocation and recruiting related costs in respect of executive officers and, with the approval of the Agents, any other non-recurring items (collectively, “Non-Recurring Expenses”), (xiii) any cost, expense or charge approved in writing by the Agents, (xiv) proceeds of business interruption insurance, (xv) optimization of the Borrower’s electronic platform for the fiscal years ended December 31, 2017 and December 31, 2018; provided that such business optimization expenses or costs shall not exceed $1,500,000 in either such fiscal year, (xvi) contingent or deferred purchase price payments (including earnout payments, non-compete payments and consulting payments made to sellers in acquisitions permitted by this Agreement), solely to the extent paid in Equity Interests of Holdings or with proceeds of the issuance of Equity Interests of Holdings, (xvii) non-cash expenses and charges in respect of stock options or other equity compensation for directors and officers of Holdings and its Subsidiaries, (xviii) non-cash currency translation losses related to local currency remeasurements of the U.S. dollar-denominated intercompany liabilities reflected in the financial statements of the Borrower’s Foreign Subsidiaries in Mexico and Guatemala less non-cash currency translation gains related to local currency remeasurements of the U.S. dollar-denominated intercompany liabilities reflected in the financial statements of the Borrower’s Foreign Subsidiaries in Mexico and Guatemala, any other non-cash gain, including any referred to in clause (b)(xii) above by reason of a decrease in the value of any Equity Interest, and (xix) solely for purposes of determining compliance with the Financial Performance Covenants for any period, the Cure Amount made in respect of any fiscal quarter during such period (subject in all respects to Section 12); provided that the sum of (A) the aggregate amount of Synergies added back pursuant to clause (xi) above plus (B) unless otherwise approved by the Agents, the aggregate amount of Non-Recurring Expenses added back pursuant to clause (xii) above shall not exceed 5% of Consolidated EBITDA for any Test Period (calculated without giving effect to such add-backs), unless approved in writing by the Agents. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of “Consolidated Net Income” contained herein. Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends prior to the first anniversary of the Closing Date, Consolidated EBITDA for all portions of such period occurring prior to the Closing Date shall be calculated in accordance with the definition of “Test Period” contained herein.

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“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of Holdings and its Subsidiaries of the type described in clauses (ii)(y), (vii) and (viii) of the definition of “Indebtedness” and (iii) all Contingent Obligations of Holdings and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that (x) the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of Holdings or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Indebtedness” and (y) the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of Holdings and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.

“Consolidated Interest Expense” shall mean, for any period, to the extent included in the calculation of Consolidated Net Income, (i) the total consolidated cash interest expense of Holdings and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements)) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period, plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of Holdings and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of Holdings and its Subsidiaries of the type described in clause (viii) of the definition of “Indebtedness” contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period. Notwithstanding anything to the contrary contained above, for purposes of determining the Fixed Charge Coverage Ratio, to the extent Consolidated Interest Expense is to be determined for any Test Period which ends prior to the first anniversary of the Closing Date, Consolidated Interest Expense for all portions of such period occurring prior to the Closing Date shall be calculated in accordance with the definition of “Test Period” contained herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Holdings and its Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Holdings and its Subsidiaries in such Person, provided that “Consolidated Net Income” shall be increased by the amount of Dividends that are actually paid to Holdings and its Subsidiaries thereof from a Person that is not a Subsidiary in respect of such period, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary, (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash Dividends by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary and (iv) any purchase accounting effects.

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“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, Dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the Closing Date and each other director if such director’s nomination for election to the Board of Directors of Holdings is recommended or approved by (x) the Permitted Holders or (y) a majority of the then Continuing Directors.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, the Collateral Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent and in any event providing to the Collateral Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which (i) directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies or (ii) is obligated pursuant to a commitment agreement to invest its capital as directed by such Person.

“Credit Documents” shall mean, collectively, the following (as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time): this Agreement, any Subsidiaries Guaranty, each Security Document, the Intercompany Notes, the Fee Letter, each Borrowing Base Certificate, each other subordination agreement relating to the Obligations, each Note, and all other agreements, documents, certificates and instruments executed and delivered to the Administrative Agent, the Collateral Agent or any Lender in their capacity as such by any Credit Party in connection therewith, including, without limitation, all letters for the payments of fees, guaranties and collateral documents.

“Credit Party” shall mean Holdings, each Borrower and each Subsidiary Guarantor and the “Credit Parties” shall mean all of them, collectively.

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“Cure Amount” shall have the meaning provided in Section 12.

“Cure Right” shall have the meaning provided in Section 12.

“Date of Measurement” means, for any Borrowing Base Certificate, the date selected by the Revolving Borrower in its sole discretion and specified in such Borrowing Base Certificate as the Date of Measurement, provided that such date shall be any of the immediately preceding Sunday, Monday or Tuesday, or the Thursday of the immediately preceding week (or, in the case of a Borrowing Base Certificate delivered on a Wednesday, any of the immediately preceding Sunday or Monday, or the Wednesday or Thursday of the immediately preceding week) prior to the Borrowing Base Determination Date for such Borrowing Base Certificate.

“Declined Proceeds” shall have the meaning assigned to such term in Section 6.02(l).

“Default” shall mean any event, act or condition set forth in Section 12 which with notice or lapse of time, or both, would unless cured or waived constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Disqualified Institution” means, (a) any Person designated by the Revolving Borrower as a “Disqualified Institution” by written notice delivered to the Agents on or prior to the Closing Date and any of such Person’s Affiliates that are readily identifiable as such by their name and (b) any other Person that is a competitor of the Revolving Borrower or any of its Subsidiaries (or an Affiliate of such competitor) designated by the Revolving Borrower as a “Disqualified Institution” by written notice delivered to the Agents from time to time and any of such Person’s Affiliates that are readily identifiable as such by their names; provided that “Disqualified Institutions” shall exclude any Person that the Revolving Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Agents from time to time. The list of Disqualified Institutions shall be made available to any Lender upon written request to the Administrative Agent. In no event shall a supplement to the list of Disqualified Institutions apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans that was otherwise permitted prior to such permitted supplementation.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend or distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Equity Interests or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the Equity Interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).

“Documents” shall mean, collectively, the Credit Documents and the Refinancing Documents.

“Documentation Agent” shall mean Medley Capital LLC in its capacity as documentation agent, and any successor thereto.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

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“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia, other than any CFC Holdco.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Date” shall mean, with respect to each Credit Party and each Swap, the date on which this Agreement or any Credit Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any Credit Document is then in effect with respect to such Credit Party, and otherwise it shall be the effective date of this Agreement and/or such Credit Document(s) to which such Credit Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Receivable” means a receivable of the Credit Parties resulting from the conduct of business of such Credit Party which shall be deemed to be eligible if: (a) the performance of the services with respect to such receivable has been completed; (b) such receivable does not constitute an obligation of the United States or any other Governmental Authority (unless all steps required by the Administrative Agent in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act or any action under any state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to the Administrative Agent); (c) the Account Debtor with respect to such receivable is not a Sanctioned Person; and (d) such receivable is not due from an Affiliate of a Credit Party. Eligible Receivables shall not include the following: (i) receivables that are due from a Transmission Agent that has a suspended account, (ii) receivables that are due or unpaid more than 5 days after the original due date, (iii) receivables that are not evidenced by an invoice or other documentary evidence satisfactory to the Collateral Agent in its Permitted Discretion, (iv) receivables with respect to which any Credit Party has knowledge that the Account Debtor is subject to an Insolvency Event, has gone out of business, or as which any Credit Party has received notice of an imminent Insolvency Event or a material impairment of the financial condition of such Account Debtor and (v) if the Account Debtor is also a creditor or supplier of the applicable Credit Party (unless a no-offset letter satisfactory to the Collateral Agent in its Permitted Discretion has been executed by such Account Debtor and such Credit Party, or prior evidence of no-offset terms has been delivered to the Collateral Agent which is satisfactory to the Collateral Agent in its Permitted Discretion), any receivable of such Account Debtor to the extent of the value of any contract, dispute, claim, set-off or similar right that such Account Debtor holds against the Credit Party. In determining the amount to be included, Eligible Receivables shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances and rebates.

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“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Sponsor and its Controlled Investment Affiliates, Holdings and its Subsidiaries and Affiliates. For the avoidance of doubt, “Eligible Transferees” shall not include, prior to the occurrence of any Event of Default under Sections 12.01 or 12.05, any Disqualified Institutions.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations or proceedings (hereafter, “Claims”) pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to protection of the environment or employee health and safety from Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; to the extent relating to exposure to Hazardous Materials, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, economic interests, voting interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with each Borrower and/or Holdings, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loan” shall mean each Loan designated as such by the applicable Borrower at the time of the incurrence thereof or conversion thereto.

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“Eurodollar Rate” shall mean, for any Interest Period with respect to a Loan, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agents which has been approved by the Intercontinental Exchange Benchmark Administration as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Agents at such time (which determination shall be conclusive absent manifest error), by (b) a number equal 1.00 minus the Reserve Percentage.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Collateral Agent shall give reasonably prompt notice to the applicable Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Event of Default” shall have the meaning provided in Section 12.

“Excess Cash Flow” shall mean, for any Excess Cash Payment Period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount (1) actually paid by Holdings and its Subsidiaries in cash during such period on account of Capital Expenditures (whether or not consummated) and (2) committed during such fiscal quarter to be used to make Capital Expenditures in the next succeeding fiscal quarter (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans)); provided that such commitment (x) shall have been made pursuant to a binding agreement and (y) may only be deducted in the fiscal quarter during which such commitment was made; provided further that amounts described in this clause (2), to the extent not paid, will increase Excess Cash Flow in the subsequent fiscal quarter, (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of Holdings and its Subsidiaries during such period (other than (1) repayments made with the proceeds of asset sales, sales or issuances of Equity Interests, insurance or Indebtedness (other than Revolving Loans), and (2) payments of Loans and/or other Obligations), provided that repayments of Term Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required as a result of a Scheduled Repayment pursuant to Section 6.02(b)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions, Investments and Dividends made by Holdings and its Subsidiaries during such period (other than (x) any such payments to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans used for the payment thereof as permitted hereunder) and (y) Dividends made pursuant to Section 11.03(vi)), (v) to the extent not deducted in determining Adjusted Consolidated Net Income for such period, all U.S. federal, state, local and foreign income taxes paid in cash by Holdings and its Subsidiaries, or distributed, during such period, net of any U.S. federal, state, local or foreign income tax refunds received in cash by Holdings and its Subsidiaries in such period, (vi) to the extent not deducted in determining Adjusted Consolidated Net Income for such period, (a) permitted management fees paid in cash to the Sponsor and (b) permitted cash payments of overhead costs and expenses in such period and (vii) to the extent added back to the calculation of Consolidated EBITDA, Transactions Fees paid in cash for in such period. No payment of Excess Cash Flow under Section 6.02(f) shall be subject to the Prepayment Premium under Section 5.01.

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“Excess Cash Payment Date” shall mean (x) with respect to any fiscal quarter ending on or about December 31, the date occurring 120 days after the last day of each such fiscal quarter of Holdings and (y) with respect to any fiscal quarter ending on or about March 31, June 30, and September 30, 45 days after the last day of each such fiscal quarter of Holdings.

“Excess Cash Payment Period” shall mean, with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding fiscal quarter of Holdings (commencing for the fiscal quarter of Holdings ending on or about December 31, 2017; provided that for the fiscal quarter ending on or about December 31, 2017 the Excess Cash Payment Period shall be the time period from the last day of the fiscal quarter during which the Closing Date occurs through the fiscal quarter ending on or about December 31, 2017).

“Excess Cash Percentage” shall mean, at any time with respect to an Excess Cash Payment Period, 40%; provided that if the Total Net Leverage Ratio at the end of the applicable Excess Cash Payment Period is less than or equal to 2.25 to 1.00 (as set forth in the officer’s certificate delivered pursuant to Section 10.01(g) for the fiscal year of Holdings then last ended for which financial statements are available), such percentage shall be 25%.

“Excluded Accounts” means (a) any payroll account and other employee wage and benefit accounts, (b) any zero balance account, (c) tax (including any sales tax accounts), escrow accounts, withholding accounts and fiduciary or trust accounts, (d) any Deposit Account located outside of the United States, but solely to the extent that such Deposit Account is used for the sole purpose of disbursing funds for the payment of money transfer beneficiaries and such Deposit Account will at no time contain funds in an amount exceeding the amount expected to be disbursed to money transfer beneficiaries from such Deposit Account in the succeeding 5-day period, (e) any Deposit Account located outside of the United States in the name of the Revolving Borrower for the sole purpose of complying with foreign Financial Services Laws or other local regulations, (f) any Deposit Account specifically and exclusively used to hold cash collateral constituting a Permitted Lien and (g) any other accounts with average balance less than $1,000,000 in the aggregate at any time outstanding for all such accounts.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Credit Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Credit Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Credit Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Credit Document, the foregoing is subject to the following provisos:  (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Credit Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guaranty of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Credit Party executing this Agreement or the Credit Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of “Excluded Hedge Liability or Liabilities” with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

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“Excluded Property” shall have the meaning provided in the Security Agreement.

“Excluded Taxes” shall have the meaning in Section 6.04(a).

“Existing Credit Agreement” shall mean that certain Amended and Restated Financing Agreement, dated as of March 24, 2016, among Parent and Borrower, as borrowers, certain other subsidiaries of Parent party thereto, as guarantors, the lenders party thereto from time to time, and MGG Investment Group LP, as collateral agent and administrative agent, as amended by that certain First Amendment to Amended and Restated Financing Agreement, dated February 1, 2017 (and as further amended, restated, supplemented, or otherwise modified from time to time).

“Existing Indebtedness” shall have the meaning provided in Section 11.04(ii).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of Holdings, or the Subsidiary of Holdings selling such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, published guidance or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreement, treaty or convention (and any foreign legislation, regulations or practices implemented to give effect to such intergovernmental agreement, treaty or convention) entered into to implement the foregoing.

“Federal Funds Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Agents at such time (which determination shall be conclusive absent manifest error)); provided however, that if such day is not a Business Day, the Federal Funds Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Rate changes, the rate of interest with respect to any advance to which the Federal Funds Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Fees” shall mean all amounts payable pursuant to or referred to in the Credit Documents.

“Fee Letter” shall mean that certain Fee Letter, dated as of August 23, 2017, by and among, inter alios, each Borrower, Holdings and the Administrative Agent.

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“Financial Performance Covenants” shall have the meaning provided in Section 12.

“Financial Services Laws” shall mean (i) Money Transmission Laws, (ii) Laws pertaining to the escheatment of unclaimed property, (iii) Laws pertaining to the cashing of checks and other payment instruments, including those requiring licensure or other authorization of regulated entities, and (iv) the Electronic Funds Transfer Act of 1978 (15 U.S.C. § 1693 et seq.) and Regulation E (12 C.F.R. Part 1005) promulgated thereunder, each as may be amended from time to time.

“First Period” shall have the meaning provided in Section 5.01(a)(i).

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period (minus the sum of, without duplication (i) the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period (other than Capital Expenditures, to the extent financed with equity proceeds, reimbursed from landlords, Asset Sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans)), (ii) the amount of all cash payments made by Holdings and its Subsidiaries in respect of income taxes or income tax liabilities during such period (excluding taxes related to asset sales not in the Ordinary Course of Business), (iii) the amount of all cash payments made by Holdings and its Subsidiaries in respect of Tax Distributions during such period, (iv) the amount of regular director fees and reimbursed director expenses for such Person paid in cash during such period, (v) the amount of fees (but exclusive of expense reimbursements) paid under the Management Agreement paid in cash during such period) and (vi) the aggregate amount of all cash Dividends (including stock repurchases and redemptions) paid by Holdings and its Subsidiaries during such period, other than (A) Tax Distributions, (B) Dividends paid with the proceeds of any issuance of Equity Interests by Holdings or a direct or indirect parent entity thereof, (C) the Closing Date Distribution and (D) any Dividend paid in accordance with Section 11.03(vi)), to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period, and (ii) the scheduled principal amount of all amortization payments on all Indebtedness of Holdings and its Subsidiaries for such period (including the principal component of all Capitalized Lease Obligations but excluding payments pursuant to the Refinancing) as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof but after giving effect to all prior payments thereof). Notwithstanding anything to the contrary contained above, for purposes of determining the Fixed Charge Coverage Ratio, to the extent Fixed Charges are to be determined for any Test Period which ends prior to the first anniversary of the Closing Date, Fixed Charges for all portions of such period occurring prior to the Closing Date shall be calculated in accordance with the definition of “Test Period” contained herein.

“Flood Laws” shall mean all applicable laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other applicable laws related thereto.

“Foreign Pension Plan” shall mean any defined benefit plan or other similar program established or maintained outside the United States by Holdings, a Borrower or any one or more of their Subsidiaries primarily for the benefit of employees of Holdings, a Borrower or such Subsidiaries residing outside the United States, and which is not subject to ERISA or the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Sections 6.02, 10.17 and 11, including defined terms as used therein, and for all purposes of determining the Financial Performance Covenants, are subject (to the extent provided therein) to Section 14.07(a).

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“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Official” shall have the meaning in Section 9.24.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Lenders and each party (other than any Credit Party) party to an Interest Rate Protection Agreement or Other Hedging Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, the Borrowers under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrowers to the Lenders, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrowers are a party and the due performance and compliance by the Borrowers with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Borrowers owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by the Borrowers with any Lender or any Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or Affiliate participates in such Interest Rate Protection Agreement or Other Hedging Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guarantor” shall mean (i) in the case of the Revolving Loans, Holdings, the Term Borrower and each Subsidiary Guarantor and (ii) in the case of the Term Loans, Holdings, the Revolving Borrower and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Holdings and Borrowers Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or other definitions of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority due to its toxic or hazardous properties or characteristics.

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“Hedge Liabilities” shall mean collectively, the Interest Rate Hedge Liabilities and the Other Hedging Agreement Liabilities.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings and Borrowers Guaranty” shall mean the guaranty of Holdings and each Borrower pursuant to Section 15.

“Immaterial Subsidiary” shall mean, at any date of determination, each Wholly-Owned Domestic Subsidiary (together with its Subsidiaries) whose revenues during such Test Period were equal to or less than 5.00 % of the consolidated revenues of Holdings and its Subsidiaries for such period (in the case of any determination relating to any transaction permitted hereby, on a pro forma basis including the revenues of any Person being acquired in connection therewith), in each case determined in accordance with GAAP; provided, that, for such Test Period the Immaterial Subsidiaries shall not collectively have revenues during such Test Period equal to or greater than 10.00% of the consolidated revenues of Holdings and its Subsidiaries for such period (in the case of any determination relating to any transaction permitted hereby, on a pro forma basis including the revenues of any Person being acquired in connection therewith), in each case determined in accordance with GAAP, and any subsidiary which would cause such collective revenues to equal or exceed 10.00% shall not constitute an Immaterial Subsidiary.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) (x) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and (y) all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement or any Other Hedging Agreement and (viii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the Ordinary Course of Business of such Person, except to the extent such items are reflected on the balance sheet as indebtedness pursuant to GAAP, or any working capital adjustment, deferred compensation, non-compete or similar obligation.

“Indemnified Person” shall have the meaning provided in Section 14.01(a).

“Indemnified Taxes” shall have the meaning in Section 6.04(a).

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“Initial Lender” shall mean each Lender that is a Lender on the Closing Date.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under the Bankruptcy Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of applicable law, or (e) in the good faith determination of the Administrative Agent or the Collateral Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, or design right.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim against the Borrower, in writing or by action, suit, or proceeding, that the Borrower’s ownership, use, marketing, sale or distribution of any Inventory has infringed any Intellectual Property owned by such Person.

“Intercompany Debt” shall mean any Indebtedness whether now existing or hereafter incurred, owed by Holdings or any Subsidiary of Holdings to Holdings or any other Subsidiary of Holdings.

“Intercompany Loans” shall have the meaning provided in Section 11.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit I (or such other form as shall be satisfactory to the Agents in its sole discretion), with blanks completed in conformity herewith.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of “Lender-Provided Interest Rate Protection Agreement”.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” of any Person shall mean and include all of such Person’s inventory (as defined in Article 9 of the UCC) and all of such Person’s goods, merchandise and other tangible personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Person’s business or used in selling or furnishing such goods, merchandise and other tangible personal property, and all Documents (as defined in the Security Agreement).

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“Investment” shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person).

“Law” shall mean laws, common law, statutes, judgments, decrees, rules, constitutions, treaties, conventions, regulations, codes, ordinances, orders, and enforceable policies, guidelines or similar requirements of all Governmental Authorities.

“Lead Arranger” shall mean MC Admin in its capacity as Sole Lead Arranger and Book Runner, and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each Person that becomes a “Lender” hereunder on the Closing Date or pursuant to Sections 2.13 or 14.04 in each case as evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15 other than a Disqualified Institution. For the purpose of any Credit Document which provides for the granting of a security interest or other Lien to the Collateral Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and Cash Management Liabilities) is owed.

“Lender Default” shall mean, as to any Revolving Lender, (i) the wrongful refusal (which has not been retracted) of such Revolving Lender or the failure of such Revolving Lender to make available its portion of any Borrowing, (ii) such Revolving Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Revolving Lender having notified the Agents and/or any Credit Party (x) that it does not intend to comply with its obligations under Section 2.01(c)(i) or in circumstances where such non-compliance would constitute a breach of such Revolving Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii).

“Lender-Provided Interest Rate Protection Agreement” shall mean an Interest Rate Protection Agreement which is provided by any Lender and for which such Lender confirms to the Collateral Agent and the Administrative Agent in writing prior to the execution thereof that it:  (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender-Provided Interest Rate Protection Agreement (the “Interest Rate Hedge Liabilities”) by a Borrower, any Guarantor, or any of their Subsidiaries that is party to such Lender-Provided Interest Rate Protection Agreement shall, for purposes of this Agreement and all Credit Documents be “Obligations” of such Person and of each Borrower and each Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Security Document, as applicable, and otherwise treated as Obligations for purposes of the Credit Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.  The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Credit Documents.

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“Lender-Provided Other Hedging Agreement” shall mean an Other Hedging Agreement which is provided by any Lender and for which such Lender confirms to the Collateral Agent and the Administrative Agent in writing prior to the execution thereof that it:  (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities owing to the provider of any Lender-Provided Other Hedging Agreement (the “Other Hedge Liabilities”) by any Credit Party or Subsidiary that is party to such Lender-Provided Other Hedging Agreement shall, for purposes of this Agreement and all Credit Documents be “Obligations” of such Person and of each other Credit Party, be guaranteed obligations under any Guaranty and secured obligations under any Security Document, as applicable, and otherwise treated as Obligations for purposes of the Credit Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.  The Liens securing the Other Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Credit Documents.

“License Agreement” shall mean any written agreement between a Credit Party and a Licensor pursuant to which the Credit Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of the Credit Party or otherwise in connection with the Credit Party’s business operations.

“Licensed Subsidiary” shall mean any Subsidiary of Holdings that has obtained a license or other authorization under Financial Services Laws.

“Licensor” shall mean any Person (other than the Revolving Borrower or any Subsidiary of the Revolving Borrower) from whom the Revolving Borrower or any Subsidiary of the Revolving Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with the Revolving Borrower’s or Subsidiary’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with its business operations.

“Licensor/Agent Agreement” shall mean an agreement between the Collateral Agent and a Licensor, in form and substance reasonably satisfactory to Agents, by which the Collateral Agent is given the right, vis-à-vis such Licensor, to enforce the Collateral Agent’s Liens with respect to, and to dispose of the Credit Party’s Inventory in accordance with this Agreement with the benefit of any Intellectual Property applicable thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease (for the avoidance of doubt, excluding any operating lease) having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan and each Revolving Loan.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranche under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

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“Management Agreement” shall mean that certain Management Services Agreement, dated as of February 1, 2017, by and between Sponsor and the Term Borrower.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities, or financial condition of Holdings and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (y) on the ability of any Credit Party to perform its obligations hereunder or under any other Credit Document.

“Material Contract” shall mean any written contract, agreement, instrument, lease or license of Holdings or any of its Subsidiaries or by which any of its properties may be bound, which the failure to comply with could reasonably be expected to result in a Material Adverse Effect at the time of determination and which such contract or agreement could not reasonably be expected to be replaced in the Ordinary Course of Business without material expense or delay at such time.

“Maturity Date” shall mean, August 23, 2022.

“Maximum Rate” shall have the meaning provided in Section 14.20.

“MC Admin” shall mean MC Admin Co LLC, in its individual capacity, and any successor thereto by merger, consolidation or otherwise.

“MC Released Claims” shall have the meaning provided in Section 14.01(c).

“MC Releasees” shall have the meaning provided in Section 14.01(c).

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 1, 2016, among Holdings, Parent, Dinero Merger Sub, Inc. and LGT-IWT Parent, LLC.

“Minimum Borrowing Amount” shall mean, for Revolving Loans, $250,000.

“Money Transmission Laws” means any Laws pertaining to the transmission of funds or the sale of payment instruments, including (i) the Laws of any U.S. state or territory, or any other foreign jurisdiction in which the Credit Parties or their Subsidiaries conduct business, including those requiring licensure or other authorization of regulated entities, and (ii) the federal Bank Secrecy Act of 1970 and the regulations thereunder administered by the U.S. Department of Treasury Financial Crimes Enforcement Network, including those requiring registration or other authorization of regulated entities, and any statutes of foreign jurisdictions in which the Credit Parties or their Subsidiaries conduct business which likewise pertain to anti-money laundering and anti-terrorist financing.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, or deed to secure debt for fee owned Real Property.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form T-2 or reasonable equivalent).

“Mortgaged Property” shall mean any Real Property owned by a Credit Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

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“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which a Credit Party makes, is making or is obligated to make contributions or has made or been obligated to make contributions during the preceding five years if a Credit Party has liability thereunder or to which the Credit Party has any liability (contingent or otherwise), including any liability on account of any ERISA Affiliate.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, waivers, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are necessary to the conduct of the businesses and the ownership of the properties and assets of the Credit Parties, including licenses or other authorizations obtained under Financial Services Laws.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the UCC.

“Net Cash Proceeds” shall mean the gross cash and Cash Equivalents proceeds (including any cash and Cash Equivalents received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of (i) reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith, and any taxes payable in respect thereof) received from any such event and (ii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of.

“Net Receivable Amount” means, as of any Date of Measurement, the positive difference between: (a) the sum, without duplication, as of such date of (i) all accounts receivable and money orders receivable owned by a Credit Party that constitute Eligible Receivables, and (ii) the amount of all checks payable to a Credit Party and deposited into the CheckDirect system for which no more than five days have elapsed from the date on which any such check was initially deposited into the CheckDirect system; and (b) the sum, without duplication, as of such date of (i) all wires payable of a Credit Party that have not originated more than 7 days prior to such Date of Measurement, and (ii) all money orders payable of a Credit Party that have not originated more than 7 days prior to such Date of Measurement.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross proceeds of cash and Cash Equivalents (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 90 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of and (iv) the estimated net marginal increase in income taxes which will be payable by Holdings’ consolidated group or any Subsidiary of Holdings with respect to the fiscal year of Holdings in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which Holdings determines in good faith should be reserved for indemnities, escrows or other contingent liabilities, post-closing adjustments (to the extent Holdings delivers to the Lenders a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale or other disposition.

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“Non-Defaulting Lender” and “Non-Defaulting Revolving Lender” shall mean and include each Lender or Revolving Lender, as the case may be, other than a Defaulting Lender.

“Non-Qualifying Party” shall mean any Credit Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Term Note and each Revolving Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean the office of the Administrative Agent located at 2200 Atlantic Street, 5th Floor, Stamford CT 06902, Attention: Jonathan Tunis and Purvang Desai or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Lender pursuant to the terms of an Interest Rate Protection Agreement, any Cash Management Products and Services, any Lender pursuant to the terms of an Other Hedging Agreement, or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of Holdings or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“OFAC” shall mean the U.S. Department of Treasury Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Ordinary Course of Business” shall mean, with respect to each Credit Party, the ordinary course of such Credit Party’s business as conducted on the Closing Date or any business that is reasonably related, similar, complementary, incidental, corollary, ancillary to or a reasonable extension, development or expansion of its business.

“Other Hedge Liabilities” shall have the meaning assigned in the definition of “Lender-Provided Other Hedging Agreements”.

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“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13) and as a result of a present or former connection between the applicable Recipient and the jurisdiction imposing such Tax (other than any such connection arising from the Recipient’s having executed, enforced, delivered, performed its obligations, become a party to or received any payment under this Agreement or any other Credit Document).

“Parent” shall mean InterWire TopCo, LLC, a Delaware limited liability company

“Participant Register” shall have the meaning provided in Section 14.04(e).

“Payment Office” shall mean the office of the Administrative Agent located at 2200 Atlantic Street, 5th Floor, Stamford CT 06902 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Payment Service Obligations” shall mean (i) all outstanding payment instruments, (ii) amounts owed to financial institutions for funds paid to Holdings and its Subsidiaries to cover clearings of official check payment instruments, remittances and clearing adjustments (including, without limitation, with respect to any Revolving Loans then outstanding), (iii) amounts owed to agents for funds paid to consumers on behalf of Holdings and its Subsidiaries, (iv) commissions owed to financial institution customers and agents for instruments sold and (v) amounts owed to investment brokers for purchase securities and unclaimed instruments owed to various states, in each case, recognized as of the date such transaction occurs.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition by any Credit Party of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Revolving Borrower (so long as the Revolving Borrower is the surviving corporation) or if into a Subsidiary of the Revolving Borrower which is a Credit Party (so long as the surviving entity is a Credit Party)); provided that (in each case) (A) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (x) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non-Wholly Owned Subsidiary of such Acquired Entity or Business, (1) such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, and (2) any such Non-Wholly Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof, (B) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 11.15, (C) all requirements of Sections 10.17, 11.02 and 11.15 applicable to Permitted Acquisitions are satisfied and (D) for the avoidance of doubt, until the Collateral Agent has received a field examination and/or appraisal of such assets, in form and substance reasonably acceptable to Collateral Agent, no assets acquired in any such transaction(s) shall be included in the Borrowing Base unless otherwise agreed by the Collateral Agent in its Permitted Discretion. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

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“Permitted Acquisition Basket Amount” shall mean, in each case excluding any portion of the purchase price of a Permitted Acquisition financed with Equity Interests or by a capital contribution to Holdings or any other Credit Party, for all Acquired Entities or Businesses, $10,500,000 during the term of this Agreement of which no more than $2,500,000 will be used for all Acquired Entities or Businesses that do not become Subsidiary Guarantors or that are not part of the Collateral.

“Permitted Cure Securities” shall mean any Holdings common Equity Interests issued pursuant to the Cure Right or any other Equity Interests, including Qualified Preferred Stock, issued on terms reasonably satisfactory to the Agents.

“Permitted Discretion” shall mean, with respect to any Person, a determination or judgment made by such Person in the exercise of reasonable (in the business of secured asset-based lending) credit or business judgment and in good faith and subject to Section 14.25.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Agents in their Permitted Discretion.

“Permitted Holders” shall mean (a) the Sponsor and (b) all Controlled Investment Affiliates of the Sponsor; provided that the Sponsor and the Controlled Investment Affiliates beneficially own, directly or indirectly, at least 51% of the voting interests in Holdings’ membership interests (determined on a fully diluted basis) held by the Permitted Holders as a group.

“Permitted Liens” shall have the meaning provided in Section 11.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Personal Data” means a natural person’s name, voice or likeness, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that identifies or locates a natural person or that, in combination with other reasonably available data, can be used to identify or locate a natural person.

“Plan” shall mean any “benefit plan” as defined in Section 3(3) of ERISA which is subject to Title IV of ERISA, and which is contributed to by a Credit Party or any such plan to which a Credit Party is required to contribute or has any liability (contingent or otherwise), including any liability on account of any ERISA Affiliate (other than a Multiemployer Plan).

“Pledge Agreement” shall have the meaning provided in Section 7.06.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

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“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of Dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.

“Prepayment Premium” shall have the meaning provided in Section 5.01(a).

“Privacy and Information Security Requirements” means (a) all requirements of Law relating to the Processing of Personal Data, including but not limited to the Telephone Consumer Protection Act of 1991 (47 U.S.C. § 227), and (b) the Payment Card Industry Data Security Standards.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (x) the permanent repayment of any Indebtedness after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, (y) any Capital Expenditures and Taxes attributable to the Person acquired or disposed to the extent relating to any period occurring prior to the date of such transaction (excluding one-time, unusual or extraordinary items agreed to by the Agents) and (z) the Transaction, any Permitted Acquisition or other Investment then being consummated as well as any other Permitted Acquisition or other Investment if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition then being effected, as if the Transaction, such Permitted Acquisition or other Investment had been consummated on the first day of such Test Period or Calculation Period, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination (and thereafter, in the case of projections pursuant to Section 10.17(a)) and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination (and thereafter, in the case of projections pursuant to Section 10.17(a)); and

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions.

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“Process” or “Processing” shall mean the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Projections” shall mean the projections that were prepared by or on behalf of the Revolving Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders on August 13, 2017.

“Properly Contested” shall mean, in the case of any amount of Holdings or any Subsidiary that is not paid as and when due or payable by reason of Holdings’ or such Subsidiary’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such amount is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) Holdings or such Subsidiary has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such amount will not have a Material Adverse Effect; (d) no Lien is imposed upon any of Holdings’ or such Subsidiary’s assets with respect to such amount unless such Lien (y) is at all times junior and subordinate in priority to the Liens in favor of the Collateral Agent (except only with respect to those Liens that have priority as a matter of applicable state law) and (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such amount results from, or is determined by the entry, rendition or issuance against Holdings or such Subsidiary or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Qualified Cash” shall mean, at any time, all unrestricted cash or Cash Equivalents of any Credit Party held in a Cash Management Account at a Cash Management Bank and subject to a Control Agreement; provided that the aggregate amount of Qualified Cash at any time shall not exceed the lesser of (a) the Available Amount at such time and (b) $10,000,000.

“Qualified ECP Loan Party” shall mean each Credit Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Preferred Stock” shall mean any Preferred Equity of Holdings so long as the terms of any such Preferred Equity (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to six months following the Maturity Date, (w) do not require the cash payment of Dividends that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of Holdings or any of its Subsidiaries, (x) do not contain any covenants (other than periodic reporting requirements), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Holdings, or liquidations involving Holdings, and (z) are otherwise reasonably satisfactory to the Agents.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

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“Receivables” of any Person shall mean and include all of such Person’s accounts (as defined in Article 9 of the UCC) and all of such Person’s contract rights, instruments (including those evidencing indebtedness owed to such Person by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances and all other forms of obligations owing to such Person arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Collateral Agent hereunder.

“Recipient” shall mean (a) the Administrative Agent or (b) any Lender, as applicable.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Holdings or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 10.03.

“Refinancing” shall mean the repayment of all Indebtedness and other obligations under the Existing Credit Agreement.

“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other documents and agreements entered into in connection with the Refinancing.

“Register” shall have the meaning provided in Section 14.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean any disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping or migrating into any land or water or air, or otherwise into the environment.

“Released Claims” shall have the meaning provided in Section 13.02(c).

“Releasees” shall have the meaning provided in Section 13.02(c).

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Compliance Event” shall mean that any Credit Party (x) becomes a Sanctioned Person, or (y) is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or (z) has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual violation of any Anti-Terrorism Law in a manner (with respect to any violation under this clause (z)) that could reasonably be expected to have a Material Adverse Effect.

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“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived by PBGC Regulation Sections.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans at such time) represents at least 50.1% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the total outstanding Revolving Loans of Non-Defaulting Lenders at such time), provided that if there two or more Non-Defaulting Lenders at such time who are not Affiliates of one another, Required Lenders shall require at least two Non-Defaulting Lenders are not Affiliated with one another.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 6.02(l).

“Required Revolving Lenders” shall mean, at any time, Non-Defaulting Revolving Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans at such time) represents at least 50.1% of the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Revolving Lenders at such time (or, after the termination thereof, the sum of the total outstanding Revolving Loans of Non-Defaulting Revolving Lenders at such time).

“Reserves” means, as of any date of determination, such amounts as the Collateral Agent may from time to time establish in its Permitted Discretion, subject to Section 14.25 hereof, to reflect events, conditions, contingencies or risks which (i) adversely affect any Collateral or the Collateral Agent or Administrative Agent’s access thereto, or (ii) adversely affect the priority, perfection or enforceability of any of the security interests of the Collateral Agent, Administrative Agent or any Lender in the Collateral. Absent an Event of Default, imposition of any of the foregoing Reserves shall require three Business Days prior notice to the Revolving Borrower and the Administrative Agent by the Collateral Agent; provided, that, if as a result of any Reserve, the aggregate amount of the outstanding Revolving Loans would exceed the Borrowing Base, no Revolving Lender shall be obligated to fund any Revolving Loan during such three Business Day period.

“Reserve Percentage” shall mean, as of any day, the maximum percentage (expressed as a decimal) in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Returns” shall have the meaning provided in Section 9.09.

“Revolver Financial Covenant Breach” shall mean a failure to comply with Section 11.10 that has not been cured by the exercise of the Cure Right in accordance with the last paragraph of Section 12.

“Revolving Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Revolving Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“Revolving Loan” shall have the meaning provided in Section 2.01(c)(i).

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“Revolving Loan Commitment” shall mean, for each Revolving Lender, the amount set forth opposite such Revolving Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02 and/or 4.03, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Revolving Lender pursuant to Section 2.13 or 14.04.

“Revolving Loan Percentage” of any Revolving Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the Revolving Loan Percentage of any Revolving Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the Revolving Loan Percentages of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sanctions” shall mean all economic sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Authority.

“Sanctioned Country” means a country or region that is itself the subject or target of a comprehensive sanctions program maintained under any Sanctions.

“Sanctioned Person” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons;” (c) located, organized or resident in a Sanctioned Country; (d) with which any party to this Agreement is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws; or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(d).

“Scheduled Repayment” shall have the meaning provided in Section 6.02(b).

“SEC” shall have the meaning provided in Section 10.01(i).

“Second Period” shall have the meaning provided in Section 5.01(a)(ii).

“Section 6.04(b)(ii) Certificate” shall have the meaning provided in Section 6.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents and includes any Lender to which any Cash Management Liabilities or Hedge Liabilities are owed.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 7.07.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

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“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, and, after the execution and delivery thereof, each Control Agreement, Mortgage and Additional Security Document.

“Senior Officer” shall have the meaning provided in Section 12.13.

“Sponsor” shall mean Stella Point Capital, L.P., a Delaware limited partnership, Stella Point Capital, LLC, a Delaware limited liability company, and any similar fund controlled or managed by or under common control or management with such Person.

“Subordinated Debt” shall mean any unsecured Indebtedness of a Credit Party incurred from time to time that is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to the Agents and that (i) is only guaranteed by a Credit Party, if any, (ii) is not subject to scheduled amortization, redemption, sinking fund or similar payment, does not have a final maturity and does not require any cash interest or other cash payments, in each case, on or before the date that is six months after the Maturity Date and (iii) contains deep subordination (including permanent payment blocks and permanent blocks on enforcing rights and remedies) and turnover provisions and shall not have any cross default or cross acceleration provisions, as the same may be modified, amended or supplemented from time to time pursuant to the terms hereof and thereof.

“Subordinated Debt Documents” shall mean all documents, agreements or instruments executed and delivered with respect to any Subordinated Debt, all of the foregoing in form and substance reasonably acceptable to the Agents.

“Subsidiaries Guaranty” shall mean the subsidiaries guaranty in the form of Exhibit E.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% voting equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings and any predecessors of such Subsidiary or Subsidiaries.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of Holdings, other than (i) the Term Borrower in respect of the Term Loans and the Revolving Borrower in respect of the Revolving Loans, (ii) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (iii) any Immaterial Subsidiary, (iv) any Subsidiary with respect to which a guarantee could result in a material adverse tax consequence, as reasonably determined by Borrower in consultation with the Administrative Agent, (v) any joint venture, if and only to the extent that the organizational documents of such joint venture prohibit such joint venture from providing a guarantee, (vi) any Non-Wholly-Owned Subsidiary if and only to the extent that the organizational documents of such Non-Wholly-Owned Subsidiary prohibit such Non-Wholly-Owned Subsidiary from providing a guarantee, and (viii) any Domestic Subsidiaries for which a guarantee is prohibited by law or requires consent or approval of, or a license or authorization from, a Governmental Authority (unless such consent, approval, license or authorization has been received); provided that Holdings and the Borrowers shall use commercially reasonable efforts to obtain such consent, approval, license or authorization, whether existing on the Closing Date or established, created or acquired after the Closing Date), unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

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“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Protection Agreement, or a Lender-Provided Other Hedge Agreement.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tax Distributions” shall mean cash distributions to the members of Parent as permitted by Parent’s limited liability company agreement as in effect on the Closing Date and as amended, supplemented, replaced, renewed or otherwise modified as permitted hereunder; provided, that such amount shall not exceed the amount that would be permitted if the only items of income, gain, loss, deduction and credit of Parent were attributable to its ownership interest in Holdings.

“Taxes” (or “Tax” as the context may require) means any taxes, charges, fees, levies, penalties or other assessments imposed by any Taxing Authority, including, income, premium, excise, property, sales, use, value added, goods and services, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions to tax attributable thereto.

“Taxing Authority” means any Governmental Authority with the authority to impose Tax.

“Term Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Term Loan” and “Term Loans” shall have the meaning provided in Section 2.01(a).

“Term Loan Commitment” shall mean, for each Term Loan Lender, the amount set forth opposite such Term Loan Lender’s name in Schedule I directly below the column entitled “Term Loan Commitment,” as the same may be (x) terminated pursuant to Section 4.03, or (y) adjusted from time to time as a result of assignments to or from such Term Loan Lender pursuant to Section 2.13 or 14.04.

“Term Loan Lender” shall mean each Lender with a Term Loan Commitment or with outstanding Term Loans.

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of Holdings then last ended, in each case taken as one accounting period; provided that in the case of any Test Period which includes any fiscal quarter ended on or prior to the Closing Date, the rules set forth in the immediately succeeding sentence shall apply; provided further, that in the case of determinations of each of the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of each of “Total Net Leverage Ratio” and “Fixed Charge Coverage Ratio”, as the case may be, contained herein shall be made to the extent applicable. If the respective Test Period (i) includes the fiscal quarter of Holdings ended December 31, 2016, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $7,601,000, and (y) the amount of Capital Expenditures referenced in Clause (a)(i) of the definition of Fixed Charge Coverage Ratio for such fiscal quarter shall be deemed to be $537,000, (ii) includes the fiscal quarter of Holdings ended March 31, 2017, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $7,286,000, and (y) the amount of Capital Expenditures referenced in Clause (a)(i) of the definition of Fixed Charge Coverage Ratio for such fiscal quarter shall be deemed to be $907,000, and (iii) includes the fiscal quarter of Holdings ended June 30, 2017, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $8,635,000, and (y) the amount of Capital Expenditures referenced in Clause (a)(i) of the definition of Fixed Charge Coverage Ratio for such fiscal quarter shall be deemed to be $1,199,000; provided, that notwithstanding the foregoing, Fixed Charges and clauses (ii)-(vi) of the definition of Fixed Charge Coverage Ratio shall be annualized for the first nine months following the Closing Date.

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“Third Period” shall have the meaning provided in Section 5.01(a)(iii).

“Total Commitment” shall mean, at any time, the sum of the Commitments of the Lenders at such time.

“Total Net Leverage Ratio” shall mean, on any date of determination, the ratio of (x) (i) Consolidated Indebtedness (calculated only to include outstanding Revolving Loans in excess of $10,000,000) on such date minus (ii) the aggregate amount of Qualified Cash on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (ii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Total Net Leverage Ratio pursuant to Section 10.17(a) only, Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of the Revolving Lenders at such time.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of the Term Loan Lenders at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., Term Loans and Revolving Loans.

“Transaction” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Closing Date and the use of proceeds thereof, (iii) the making of the Closing Date Distribution, and (iv) the payment of all fees and expenses in connection with the foregoing.

“Transmission Agent” means any Person authorized, as an agent for a Credit Party, to receive money and incur a related remittance obligation on behalf of such Credit Party.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Borrowing Base and (ii) the Total Revolving Loan Commitment, minus (b) the sum of (i) the outstanding amount of Revolving Loans plus (ii) except to the extent any such amounts are already reserved against in the Borrowing Base, all amounts due and owing to the Revolving Borrower’s or any of its Subsidiaries’ trade creditors which are outstanding beyond 60 days or more past their due date, unless the payment of any such past due amount is being Properly Contested, in which case such past due amount shall not be included in the calculation of all such past due amounts under this clause (ii), plus (iii) fees and expenses incurred in connection with the Transactions for which any Credit Party is liable but which have not been paid or charged to a Credit Party’s account by the Collateral Agent as permitted hereunder.

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“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits liabilities under Section 4001(a)(16) associated with any Plan, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions) determined in accordance with the actuarial assumptions used for funding the Plan pursuant to Section 412 of the Code or Section 430 of the Code.

“United States” and “U.S.” shall each mean the United States of America.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Revolving Lender at any time, such Revolving Lender’s Revolving Loan Commitment at such time less the aggregate outstanding principal amount of all Revolving Loans made by such Revolving Lender at such time.

“US Patriot Act” shall have the meaning provided in Section 14.18.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 6.02(l).

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Equity Interests are at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Holdings with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 2. Amount and Terms of Loans.

2.01 The Loans.

(a) Term Loans. Subject to and upon the terms and conditions set forth herein, each Term Loan Lender with a Term Loan Commitment severally agrees to make a term loan (a “Term Loan” and, collectively, the “Term Loans”) to the Term Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) shall, at the option of the Term Borrower, be incurred and maintained as, and/or converted into Base Rate Loans or Eurodollar Loans and (iv) shall be made by each such Term Loan Lender in that aggregate principal amount which does not exceed the Commitment of such Term Loan Lender on the Closing Date. Once repaid, Term Loans incurred hereunder may not be reborrowed. All references herein to a “Term Loan” or “Term Loans”, to “principal” or the “principal amount” of any Term Loan or Term Loans and other terms of like import shall mean Term Loans incurred by the Term Borrower, minus repayments and prepayments of Term Loans pursuant to this Agreement.

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(b) [Reserved].

(c) Revolving Loans.

(i) Subject to and upon the terms and conditions set forth herein, each Revolving Lender severally agrees to make, at any time and from time to time after the Closing Date and prior to the Maturity Date, a revolving loan (a “Revolving Loan”) to the Revolving Borrower, in aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Loan Commitment; provided, however, that the aggregate principal amount of all Revolving Loans outstanding at any time shall not exceed the lesser of (x) the Total Revolving Loan Commitment at such time and (y) the Borrowing Base at such time. The Revolving Loans (A) shall be denominated in Dollars, (B) shall, at the option of the Revolving Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type and (C) may be repaid and reborrowed in accordance with the provisions hereof. Prior to the making of the first Revolving Loan hereunder, the Administrative Agent and the Collateral Agent shall have received, in form and substance satisfactory to the Collateral Agent, a Borrowing Base Certificate providing evidence that the Borrowing Base is equal to or greater than the aggregate amount of outstanding Revolving Loans plus the amount of Revolving Loans requested on such date.

(ii) During any Cash Dominion Period, the Lenders and the Revolving Borrower hereby authorizes the Collateral Agent, and the Collateral Agent may (with notice to the Administrative Agent) or, at the Administrative Agent’s direction, shall, from time to time, charge the account of the Revolving Borrower with any amount due and payable by the Revolving Borrower or any other Credit Party under any Credit Document in respect of the Revolving Loans (specifically including any amount required to be paid hereunder by the Revolving Borrower as a principal payment, as cash collateralization or as interest, fees or other charges hereunder and any amount required to be paid hereunder or under any other Credit Documents by the Borrowers or any other Credit Party to reimburse the Administrative Agent or the Collateral Agent for the expenditure of any amount by such agent in performance of any covenants of the Borrowers or such Credit Party under any Credit Document). Each of the Lenders and the Revolving Borrower agrees that the Collateral Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 8 have been satisfied. Any amount charged to the account of the Revolving Borrower shall be deemed a Revolving Loan hereunder requested by the Revolving Borrower and funded by the applicable Lenders to the Revolving Borrower as a Base Rate Loan and subject to Section 2 of this Agreement and the obligations of Lenders thereunder. The proceeds of such Revolving Loans shall be disbursed as direct payment of the relevant Obligations. The Lenders and the Revolving Borrower confirm that any charges which the Collateral Agent may so make to the account of the Revolving Borrower as herein provided will be made as an accommodation to the Revolving Borrower and solely at the Collateral Agent’s discretion; provided that, for the avoidance of doubt, the Collateral Agent from time to time may, or shall upon the request of the Administrative Agent, charge the account of the Revolving Borrower with any amount due and payable in respect of the Revolving Loans under any Credit Document.

2.02 Minimum Amount of Each Borrowing and Maximum number of Borrowings. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than six Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans and at no time shall there be more than one Revolving Loan outstanding.

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2.03 Notice of Borrowing.

(a) Whenever the Term Borrower desires to incur (1) Term Loans that are (x) Eurodollar Loans, the Term Borrower shall give the Administrative Agent at the Notice Office and the Collateral Agent at least one Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder, the Term Borrower shall give the Administrative Agent at the Notice Office and the Collateral Agent at least one Business Days’ prior notice of each Base Rate Loan to be incurred hereunder and (2) Revolving Loans, the Revolving Borrower shall give the Administrative Agent at the Notice Office and the Collateral Agent at least one Business Days’ prior notice of each Revolving Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which for any Loan shall be a Business Day and, in the case of Revolving Loans, shall only be the last Business Day of the calendar week in which the Revolving Loan is to be made), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans or Revolving Loans and (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Collateral Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrowers to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Collateral Agent or the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Collateral Agent or the Administrative Agent in good faith to be from an Authorized Officer of the Borrowers, prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. No later than 3:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the applicable Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower and the applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the applicable Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the applicable Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the applicable Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the applicable Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

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2.05 Notes.

(a) Each Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 14.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Term Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”), and (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Revolving Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the applicable Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to a Borrower shall affect or in any manner impair the obligations of the applicable Borrower to pay the Loans (and all related Obligations) incurred by the applicable Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the applicable Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

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2.06 Conversions. Each Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Event of Default is in existence on the date of the conversion and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by a Borrower by giving the Collateral Agent at the Notice Office prior to 1:00 P.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Collateral Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07 Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments or Revolving Loan Commitments, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08 Interest.

(a) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from and including the date of Borrowing thereof until and including the earliest date upon which either of the following occurs (i) the payment in full of such principal amount or (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the greater of (x) Base Rate and (y) 1.00%, provided that, in the case of a payment under clause (i), interest shall not be payable in respect of such day if payment in full of such principal amount is received prior to 10.00 A.M. (New York City time) on such day.

(b) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from and including the date of Borrowing thereof until and including the earliest date upon which either of the following occurs (i) the payment in full of such principal amount or (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin plus the greater of (x) the Eurodollar Rate for such interest period and (y) 0.00%.

(c) Upon the occurrence of any Event of Default set forth in Section 12.05 and at the request of the Required Lenders, any Event of Default set forth in Section 12.01, (i) overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans and (ii) all other Obligations shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

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(d) Accrued (and theretofore unpaid) interest shall be payable in respect of each Loan (x) quarterly in arrears on the applicable Quarterly Payment Date (it being understood and agreed that such amount shall be calculated through, and payable in respect of, the end of such calendar quarter even if such Quarterly Payment Date is prior to the end of such calendar quarter), (y) on the date of any repayment or prepayment in full of all outstanding Terms Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the applicable Borrower and the applicable Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09 Interest Periods. At the time any Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the applicable Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the applicable Borrower (be a one, two, three or six month period, provided that (in each case):

(i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) each Interest Period shall end on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as applicable; provided that if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when an Event of Default is then in existence;

(vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and

(vii) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans, as the case may be, will be required to be made under Section 6.02(b), as the case may be, if the aggregate principal amount of such Term Loans, as the case may be, which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans, as the case may be, then outstanding less the aggregate amount of such required repayment.

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If by 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the applicable Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the applicable Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc.

(a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Agents):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “Eurodollar Rate”; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in law which subjects any Lender to any Taxes (other than Indemnified Taxes or Excluded Taxes) in respect of payments of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Closing Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market (including that the Eurodollar Rate with respect to such Eurodollar Loan does not adequately and fairly reflect the cost to such Lender of funding such Eurodollar Loan); or

(iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Agents, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrowers and, except in the case of clause (i) above, to the Agents of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agents notify the Borrowers and the Lenders that the circumstances giving rise to such notice by the Agents no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrowers with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the applicable Borrower or, in the case of any Notice of Continuation of an existing Eurodollar Loan, shall be automatically deemed to be a Notice of Conversion of such Eurodollar Loan to a Base Rate Loan (y) in the case of clause (ii) above, the applicable Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the applicable Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the applicable Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

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(b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrowers may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrowers shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Agents telephonic notice (confirmed in writing) on the same date that the applicable Borrower was notified by the affected Lender or the Agents pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Agents, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the applicable Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital (except for Indemnified Taxes or Excluded Taxes). In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrowers’ obligation to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrowers of the change or changes specified in this Section 2.10 giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation.

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2.11 Compensation. Each Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or any Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by such Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 6.01, Section 6.02 or as a result of an acceleration of the Loans pursuant to Section 12) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the applicable Borrower; or (iv) as a consequence of (x) any other default by the applicable Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 6.04 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.10 and 6.04.

2.13 Replacement of Lenders. (x) (w) If any Lender requires any Credit Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.04, (x) if any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), or Section 2.10(c) with respect to any Lender which results in such Lender charging to a Borrower increased costs in excess of those being generally charged by other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 14.12(b), the Borrowers shall have the right, in accordance with Section 14.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Agents, in the case of any replacement Revolving Lender or, in the case of a replacement as provided in Section 14.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

(a) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 14.04(b) (and with all fees payable pursuant to said Section 14.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrowers, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment and outstanding Revolving Loans and/or (b) the outstanding Term Loans of any Tranche, the outstanding Term Loans of the respective Tranche or Tranches with respect to which such Lender is being replaced) of, and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced and (B) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Sections 4.01 and 5.01; and

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(b) all obligations of the Borrowers then owing to the Replaced Lender (other than those (a) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 14.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 14.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 6.04, 13.06, 14.01 and 14.06), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the Revolving Loan Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

SECTION 3. Reserved.

SECTION 4. Commitment Commission; Fees; Reductions of Commitment.

4.01 Fees.

(a) The Revolving Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Revolving Lender, a commitment commission (the “Commitment Commission”) for the period from and including the Closing Date to and including the Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to (i) for each Non-Defaulting Revolving Lender that is an Initial Lender, 0.75% of its Unutilized Revolving Loan Commitment as in effect from time to time and (ii) for each Non-Defaulting Revolving Lender that is not an Initial Lender, 0.50% of its Unutilized Revolving Loan Commitment as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

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(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) The Revolving Borrower agrees to pay to the Revolving Lender fees for field examinations and collateral analyses at a rate of $1,500 per day for each person employed to perform such field examinations, plus administrative fees and out of pocket expenses; provided that (i) (x) the frequency of such field examinations at the Borrower’s expense (excluding, for the avoidance of doubt, the initial field examination conducted after the Closing Date) shall be limited to two examinations per each twelve-month period following the Closing Date and as otherwise required before or after the Closing Date under Section 2.01(c) or for a Permitted Acquisition and (y) the Borrower shall not be liable for expenses of any more than three persons in conducting such field examinations; (ii) no such limitation on the number of field examinations and collateral analyses, or number of persons, shall apply if an Event of Default has occurred and is continuing; and (iii) all field examinations (x) shall be conducted during normal business hours, and (y) prior to the occurrence and continuance of an Event of Default, shall be conducted at times and dates in consultation with the Revolving Borrower and following reasonable prior written notice to the Revolving Borrower.

(f) The Borrowers agree to pay to the Administrative Agent and the Collateral Agent such fees as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent and/or the Collateral Agent.

4.02 Voluntary Termination of Revolving Loan Commitments. Upon at least 10 days’ prior written notice to the Administrative Agent at the Notice Office and the Collateral Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Revolving Borrower shall have the right, at any time or from time to time, subject to Section 5.01(b), to terminate the Total Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02, in a minimum amount of $1,000,000 (or (i) in integral multiples of $500,000 in excess thereof or (ii) in the event that the Total Revolving Loan Commitment is less than $5,000,000, in the amount equal to the Total Revolving Loan Commitment) in the case of partial reductions to the Total Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Revolving Lender.

4.03 Mandatory Reduction of Commitments.

(a) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Term Loan Commitment (and the Term Loan Commitment of each Term Loan Lender) shall terminate in its entirety on the Closing Date (after giving effect to the making of the Term Loans on such date).

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment shall terminate in its entirety upon the Maturity Date.

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SECTION 5. Prepayment Premiums.

5.01 Prepayment Premiums.

(a) Upon the occurrence of any prepayment of all or a portion of the principal of the Term Loans pursuant to Section 6.01 (whether or not a Default exists) or repayment of or a distribution in respect of the Term Loans following acceleration thereof pursuant to Section 12 or applicable provisions of the Bankruptcy Code or any other applicable insolvency laws or such amount otherwise becoming or being declared immediately due and payable pursuant to the terms hereof as a result of an Event of Default occurring (or upon the occurrence of any prepayment of all or a portion of the principal of the Term Loans pursuant to Section 6.02(d) or (e), (but in each case solely to the extent that the action giving rise to such prepayment constitutes a Default hereunder), then, in addition to the payment of the principal amount of the Term Loans, accrued and unpaid interest, and Fees, the Term Borrower shall pay the following prepayment premium (each a “Prepayment Premium”) to the Term Loan Lenders:

(i) if any such prepayment or repayment occurs after the Closing Date but prior to or on the first anniversary of the Closing Date (the “First Period”), the Term Borrower shall pay the Term Loan Lenders a Prepayment Premium equal to 3.00% of the principal amount of the Term Loans prepaid or repaid at such time;

(ii) if any such prepayment or repayment occurs after the First Period but prior to or on the second anniversary of the Closing Date (the “Second Period”), the Term Borrower shall pay the Term Loan Lenders a Prepayment Premium equal to 2.00% of the principal amount of the Term Loans prepaid or repaid at such time;

(iii) if any such prepayment or repayment occurs after the Second Period but prior to or on the third anniversary of the Closing Date (the “Third Period”), the Term Borrower shall pay the Term Loan Lenders a Prepayment Premium equal to 1.00% of the principal amount of the Term Loans prepaid or repaid at such time; or

(iv) if any such prepayment or repayment occurs after the Third Period, the Term Borrower shall not be obligated to pay any Prepayment Premium.

(b) If 100% of the Revolving Loan Commitments are cancelled pursuant to Section 4.02 (whether or not a Default exists), Section 12 or applicable provisions of the Bankruptcy Code or any other applicable insolvency laws or such amount otherwise is declared immediately due and payable pursuant to the terms hereof as a result of an Event of Default occurring during the period after the Closing Date but prior to or on the first anniversary of the Closing Date then, in addition to the payment of the principal amount of the Revolving Loans, accrued and unpaid interest, and Fees, the Revolving Borrower shall pay a Prepayment Premium to each Revolving Loan Lender equal to 1.00% of such Revolving Lender’s Revolving Loan Commitment.

(c) All Prepayment Premiums under this Section 5.01 shall be in addition to all other amounts which may be due to the Lenders from time to time pursuant to the terms of this Agreement and the other Credit Documents. All of the Loans shall be subject to the Prepayment Premiums set forth in this Section 5.01 and the payment of one Prepayment Premium on a portion of the Loans shall not excuse or reduce the payment of a premium on any subsequent prepayment or repayment of the Loans.

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(d) If the Obligations in respect of the Loans are accelerated for any reason or otherwise become due prior to their original maturity date, including because of default, sale or encumbrance (including that by operation of law or otherwise), the Prepayment Premium will also automatically be due and payable as though such indebtedness was voluntarily prepaid and all commitments cancelled and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits, losses and other damages as a result thereof. Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, acceleration or prepayment and each Borrower agrees that such Prepayment Premium is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE CREDIT PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION, IN EACH CASE, TO THE MAXIMUM EXTENT SUCH WAIVER IS PERMITTED UNDER APPLICABLE LAW. The Credit Parties expressly agree that (i) the Prepayment Premium is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Credit Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (iv) the Credit Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 5.01(d), (v) their agreement to pay the Prepayment Premium is a material inducement to the Lenders to make the Term Loans, and (vi) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event.

SECTION 6. Prepayments; Payments; Taxes.

6.01 Voluntary Prepayments. The Borrowers shall have the right to prepay the Loans, subject, in the case of Term Loans, to the Prepayment Premium, if applicable, in whole or in part at any time and from time to time on the following terms and conditions: (i)(A) in the case of Term Loans, the Term Borrower shall give the Agents prior to 10:00 A.M. (New York City time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) may be conditioned on the occurrence of a specified transaction and revoked if such transaction does not occur and shall specify the amount of such prepayment of Term Loans and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders and (B) no notice shall be required with respect to the repayment of Revolving Loans provided that prepayment of a Revolving Loan may only be made on Wednesday of each calendar week; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 6.01 shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Agents in any given case), and (y) each partial prepayment of Revolving Loans pursuant to this Section 6.01 shall be in an aggregate principal amount of at least $250,000 (or, if the total outstanding amount of Revolving Loans then outstanding is less than $250,000, such lesser amount) (or other such lesser amount as is acceptable to the Agents), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by a Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 6.01 in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 6.01, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each voluntary prepayment of Term Loans pursuant to this Section 6.01 shall be applied to the Term Loans on a pro rata basis; (v) each prepayment of Term Loans pursuant to this Section 6.01 shall reduce the then remaining Scheduled Repayments of the Term Loans as directed by the Term Borrower, (vi) the Term Borrower shall not prepay Term Loans with the proceeds of any Revolving Loans and (vii) the Availability after giving effect to such prepayment shall not be less than $2,000,000.

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6.02 Mandatory Repayments.

(a) On any day on which the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date) exceeds the lesser of (A) the Total Revolving Loan Commitment at such time and (B) the Borrowing Base at such time, the Revolving Borrower shall prepay within three Business Days the principal of Revolving Loans in an amount equal to such excess.

(b) On each Quarterly Payment Date commencing on the Quarterly Payment Date for the quarter ending on or about December 31, 2017, the Term Borrower shall be required to repay an amount equal to the percentage of the original principal amount of Term Loans set forth in the table below, to the extent Term Loans are then outstanding (each such repayment, as the same may be reduced as provided in Section 6.01 or 6.02(h), a “Scheduled Repayment”):

Quarterly Payment Date	Quarterly Amortization Percentage

December 31, 2017 through September 30, 2019	1.25%

December 31, 2019 and each Quarterly Payment Date thereafter	2.50%

(c) On each date on or after the Closing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from the issuance of any Permitted Cure Securities, an amount equal to 100% of the Net Cash Proceeds of the issuance of Permitted Cure Securities shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 6.02(h) and (i).

(d) On each date on or after the Closing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Holdings or any of its Subsidiaries of Indebtedness (other than Indebtedness to be incurred pursuant to Section 11.04), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 6.02(h) and (i).

(e) Within three Business Days after each date on or after the Closing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 6.02(h) and (i); provided, however, that (i) no mandatory repayment and/or commitment reduction pursuant to this Section 6.02(e) shall be required until the aggregate amount of Net Sale Proceeds received by Holdings and its Subsidiaries shall exceed $250,000 and (ii) such Net Sale Proceeds shall not be required to be so applied on such date so long as no Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets used or to be used in the businesses permitted pursuant to Section 11.15 within 365 days following the date of such Asset Sale, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 6.02(e) are not so reinvested within such period (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale), such remaining portion shall be applied five (5) Business Days after the last day of such period (or such earlier date, as the case may be) as provided above in this Section 6.02(e) without regard to the preceding proviso.

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(f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 6.02, within three Business Days after each Excess Cash Payment Date, an amount equal to the Excess Cash Percentage of the Excess Cash Flow for the related Excess Cash Payment Period minus the sum of (x) all voluntary prepayments of Term Loans during such Excess Cash Payment Period (less any such voluntary prepayments made prior to the Excess Payment Date occurring during such Excess Cash Payment Period) and (y) all voluntary prepayments of Term Loans made after the end of the most recent Excess Cash Payment Period and prior to the Excess Payment Date and (z) all voluntary prepayments of Revolving Loans during such Excess Cash Payment Period to the extent the Revolving Loan Commitments are permanently reduced by the amount of such payments, in each case other than prepayments funded with proceeds of the incurrence of Indebtedness (other than Revolving Loans), shall be applied as a mandatory repayment in accordance with the requirements of Sections 6.02(h) and (i).

(g) Within three Business Days after each date after the Closing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $100,000 in the aggregate for all related Recovery Events), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 6.02(h) and (i); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and Holdings has delivered a certificate to the Agents on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 365 days following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended), and provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 365 days after the date of the receipt of such Net Cash Proceeds, such remaining portion shall be applied five Business Days after the last day of such period (or such earlier date, as the case may be) as provided above in this Section 6.02(g) without regard to the immediately preceding proviso.

(h) Each amount required to be repaid pursuant to Sections 6.02(c), (d), (e), (f) and (g) and applied in accordance with this Section 6.02(h) shall be applied to repay the outstanding principal amount of Term Loans. The amount of each principal repayment of Term Loans made as required by Sections 6.02(c), (d), (e), (f) and (g) shall be applied (i) pro rata to each Term Loans (based upon the then outstanding principal amounts of the Term Loans), (ii) to reduce the next six then remaining Scheduled Repayments of the Loans in direct order of maturity (based upon the then remaining principal amount of each such Scheduled Repayment of the Term Loans after giving effect to all prior reductions thereto), and thereafter to all other then-remaining Scheduled Repayments of the Loans in inverse order of maturity (based upon the then remaining principal amount of each such Scheduled Repayment of the Term Loans after giving effect to all prior reductions thereto), and (iii) if all Term Loans have been repaid and a Cash Dominion Period shall then exist, to repay outstanding Revolving Loans.

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(i) With respect to each repayment of Loans required by this Section 6.02, a Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 6.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by a Borrower as described in the preceding sentence, the Collateral Agent shall, subject to the above, make such designation in its sole discretion.

(j) In addition to any other mandatory repayments pursuant to this Section 6.02, all then outstanding Loans of a respective Tranche shall be repaid in full on the Maturity Date.

(k) [Reserved].

(l) Anything contained herein to the contrary notwithstanding, in the event the Term Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans in accordance with clauses (c) through (g) above, not later than 3:00 p.m., New York City time, three Business Days prior to the date (the “Required Prepayment Date”) on which the Term Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Term Borrower shall notify the Agents of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Term Loan Lender of the amount of such Term Loan Lender’s pro rata share of such Waivable Mandatory Prepayment and such Term Loan Lender’s option to refuse such amount. Each such Term Loan Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so not later than 3:00 p.m., New York City time, the second Business Day prior to the Required Prepayment Date (it being understood that any Term Loan Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Term Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of the Declined Proceeds (as defined below), which amount shall be applied by the Administrative Agent to prepay the Term Loans of those Term Loan Lenders that have elected to accept such Waivable Mandatory Prepayment (each, an “Accepting Lender”) (which prepayment shall be applied to the scheduled installments of principal of the Term Loans in accordance with Section 6.02(h)). The portion of the Waivable Mandatory Prepayment otherwise payable to those Term Loan Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”) shall be offered to prepay the Term Loans of each other Accepting Lender. To the extent such Declined Proceeds have not been accepted by other Accepting Lenders, such Declined Proceeds may be retained by the applicable Borrower and used for any purpose not prohibited by this Agreement. For the avoidance of doubt, the Declined Proceeds shall be offered to each Accepting Lender based on each such Term Loan Lender’s pro rata share until such time as there are either (x) no remaining Accepting Lenders or (y) no remaining Declined Proceeds.

(m) During any Cash Dominion Period, the Administrative Agent shall on each following Business Day apply all funds transferred to or deposited with the Administrative Agent to the payment in whole or in part, of the Revolving Loans.

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(n) Notwithstanding any other provisions of this Section 6.02, to the extent that any or all of the Net Sale Proceeds of any Asset Sale by a Foreign Subsidiary or the Net Cash Proceeds of any Recovery Event from a Foreign Subsidiary, in each case giving rise to a prepayment event pursuant to Section 6.02, or Excess Cash Flow attributable to a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 6.02 are or is prohibited, restricted or delayed by applicable local law from being repatriated to the United States, the portion of such Net Sale Proceeds, Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 6.02 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or such material constituent document restrictions (including as a result of minority ownership) or other material agreements (in each case, in effect on the Closing Date or on the date of the acquisition of any applicable Person) will not permit repatriation to the United States or any material constituent document restrictions (including as a result of minority ownership) and other material agreements (in each case, in effect on the Closing Date or on the date of the acquisition of any applicable Person) will not permit repatriation to the United States (the Borrowers hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and if such repatriation of any of such affected Net Sale Proceeds, Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, within six months of the applicable prepayment event, any amount equal to the amount of Net Sale Proceeds, Net Cash Proceeds or Excess Cash Flow that could be repatriated will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 6.02 to the extent provided herein and (B) to the extent that the Borrowers have determined in good faith that a prepayment event pursuant to the obligation to make a prepayment pursuant to, or repatriation of any or all of the Net Sale Proceeds, Net Cash Proceeds or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Sale Proceeds, Net Cash Proceeds or Excess Cash Flow, the Net Sale Proceeds, Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary. For purposes of this Section 6.02(n), a CFC Holdco shall be treated as a Foreign Subsidiary.

6.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day and any applicable interest or fee shall continue to accrue; provided that for the purpose of computing interest charges for the Obligations in respect of Revolving Loans during any Cash Dominion Period all items of payment (including customer remittances received into any Cash Management Accounts and applied to the Obligations in respect of Revolving Loans under any cash dominion arrangements described in Section 10.20) shall be deemed applied by the Administrative Agent one Business Day after (A) the Business Day following the Administrative Agent or the Collateral Agent’s receipt of such payments via wire transfer or electronic depository check or (B) in the case of payments received by the Administrative Agent or the Collateral Agent in any other form, the Business Day such payment constitutes good funds. This approach is acknowledged by the parties to be an integral aspect of the price of the Lenders’ financing of the Borrowers and shall apply irrespective of the characterization of whether receipts are owned by the Borrowers or the Lenders. The Borrowers and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. During the continuance of an Event of Default, the Borrowers hereby authorize the Administrative Agent, the Collateral Agent and each Revolving Lender to make a Revolving Loan (which shall be a Base Rate Loan) to pay (i) interest, principal, agent fees and Commitment Commission, in each instance, on the date due, or (ii) after five Business Days’ prior notice to the Revolving Borrower, other fees, costs or expenses payable by the Borrowers or any Credit Party hereunder or under the other Credit Documents. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

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6.04 Net Payments.

(a) All payments made by any Credit Party hereunder and under any Credit Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any Taxes (but excluding (i) any Tax imposed on or measured by the net income (however denominated) or net profits, franchise Taxes or branch profits Taxes imposed on a Recipient pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Recipient is located or any subdivision thereof or therein, or as a result of a present or former connection between any Agent or such Recipient and the jurisdiction imposing such Tax (other than any such connection arising from the Recipient’s having executed, enforced, delivered, performed its obligations, become a party to or received any payment under this Agreement or any other Credit Document), (ii) any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of a Recipient pursuant to a law in effect at the time such Recipient (A) becomes a party to this Agreement (other than pursuant to an assignment requested by a Borrower under Section 2.13) or (B) changes its applicable lending office, except in each case to the extent that, pursuant to Section 6.04, amounts with respect such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party to this Agreement or to such Recipient immediately before it changed its lending office, (iii) any Tax imposed pursuant to FATCA, (iv) any U.S. federal backup withholding imposed pursuant to Section 3406 of the Code, or (v) Taxes attributable to such Recipient’s failure to comply with Section 6.04(b) or (f) (all such Taxes under clauses (i) through (v) are being referred to collectively as “Excluded Taxes”)) (all such non-Excluded Taxes imposed on or in respect of any payment made by or on account of any Credit Party under any Credit Document, together with Other Taxes, being referred to collectively as “Indemnified Taxes”). If any Indemnified Taxes are so levied or imposed, the relevant Credit Party shall pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment to a Recipient of all amounts due under this Agreement or under any Credit Document, after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein or in such Credit Document. The relevant Credit Party will furnish to the Agents as soon as practicable after the date the payment of any Indemnified Taxes is due pursuant to applicable law copies of available tax receipts evidencing such payment by such Credit Party. The Borrower agrees to indemnify and hold harmless each Recipient, and reimburse such Recipient upon its written request (which request will set forth in reasonable detail the calculation of such amount), for the amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to additional amounts payable under this Section) payable or paid by such Recipient.

(b) Each Recipient that is a United States person (as such term is defined in Section 7701(a)(30) of the Code), shall deliver to each Borrower and the Agents on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of a Borrower or the Agents), an executed Internal Revenue Service Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax. Each Recipient that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agents on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agents), (A) (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN-E or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Recipient’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Credit Document, or (ii) if the Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI, Form W-8BEN-E or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C (any such certificate, a “Section 6.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (with respect to the portfolio interest exemption) (or successor form) certifying to such Recipient’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Credit Document, and (B) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Agents to determine the withholding or deduction required to be made. If a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrowers and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by a Borrower or the Agents as may be necessary for any Borrower and the Agents to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the previous sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. In addition, each Recipient agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any respect, such Recipient will deliver to each Borrower and the Agents two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN-E or Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN-E or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 6.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Recipient to a continued exemption from United States withholding tax with respect to payments under this Agreement and any Credit Document, or such Recipient shall immediately notify the Borrowers and the Agents of its inability to deliver any such Form or Certificate, in which case such Recipient shall not be required to deliver any such Form or Certificate pursuant to this Section 6.04(b).

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(c) Each Lender shall severally indemnify the Agents, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Agents for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by any Agent in connection with any Credit Document, and any reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agents shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to (at its option) set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c). Failure or delay on the part of either Agent to demand compensation pursuant to this Section 6.04(c) shall not constitute a waiver of such Agent’s right to demand such compensation.

(d) If any Recipient determines, in its Permitted Discretion, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by a Credit Party pursuant to this Section 6.04, it shall promptly remit an amount equal to such refund as soon as practicable after it is determined that such refund pertains to Indemnified Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by a Credit Party under this Section 6.04 with respect to the Indemnified Taxes giving rise to such refund plus any interest included in such refund by the relevant Taxing Authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses (including any Taxes) of the Recipient without interest (other than any interest paid by the relevant Taxing Authority with respect to such refund); provided that the Borrower, upon the request of the Recipient agrees promptly to return an amount equal to such refund (plus any applicable interest, additions to tax or penalties) to such party in the event such party is required to repay such refund to the relevant Taxing Authority. Such Recipient shall, at a Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Taxing Authority (provided that such Recipient may delete any information therein that such Recipient deems confidential). Nothing herein contained shall oblige any Recipient to make available its Tax returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Recipient to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each party’s obligations under this Section 6.04 shall survive the resignation or replacement of the Agents or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(f) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Agents, at the time or times reasonably requested by Borrowers or the Agents, such properly completed and executed documentation reasonably requested by the Borrowers or the Agents as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agents, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agents as will enable the Borrowers or the Agents to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 6.04(b)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

SECTION 7. Conditions Precedent to Loans on the Closing Date. The obligation of each Lender to make Loans on the Closing Date is subject at the time of the making of such Loans to the satisfaction of the following conditions:

7.01 Credit Agreement; Notes. On or prior to the Closing Date, (i) Holdings and the Borrowers shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent, and (ii) there shall have been delivered to the Administrative Agent, for the account of each of the Lenders that has requested the same, executed copies of the appropriate Term Note and/or Revolving Note executed by the applicable Borrower, in each case in the amount, maturity and as otherwise provided herein.

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7.02 Officer’s Certificate. On the Closing Date, the Agents shall have received a certificate substantially in the form of Exhibit D hereto (or such other form as shall be satisfactory to the Agents in their sole discretion), dated the Closing Date and signed on behalf of the Borrowers by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President or any Vice President of each of the Borrowers, certifying on behalf of the Borrowers that the conditions set forth in Section 8.01 shall have been satisfied.

7.03 Opinions of Counsel. On the Closing Date, the Agents shall have received from Fried, Frank, Harris, Shriver & Jacobson LLP, special counsel to the Credit Parties, Samuels, Green & Steel, LLP, California special counsel to the Credit Parties and Bilzin Sumberg Baena Price & Axelrod LLP, Florida special counsel to the Credit Parties, opinions, in form and substance reasonably satisfactory to the Agents, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Closing Date.

7.04 Company Documents. On the Closing Date, the Agents shall have received a certificate from each Credit Party, dated the Closing Date, signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of such Credit Party, and attested to by the Chief Executive Officer or Chief Financial Officer of such Credit Party, together with good standing certificates, copies of the certificate or articles of incorporation or formation and by-laws, operating agreement or limited liability company agreement (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Agents.

7.05 Consummation of the Refinancing.

(a) On or prior to the Closing Date and substantially concurrently with the incurrence of Loans and the use of such Loans to finance the Refinancing on such date, all Indebtedness of Holdings and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement shall have been terminated, backstopped or cash collateralized.

(b) On the Closing Date and concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement shall have been terminated and released, and each Agent shall have received customary payoff letters with respect to such Indebtedness.

7.06 Pledge Agreement. On the Closing Date, (i) each Credit Party shall have duly authorized, executed and delivered a pledge agreement in favor of the Collateral Agent with respect to all of the Equity Interests of each Credit Party which constitutes Collateral (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”) and (ii) each Credit Party shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank, or together with executed and undated endorsements for transfer, in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken, and the Pledge Agreement shall be in full force and effect.

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7.07 Security Agreement. On the Closing Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC in the jurisdiction of organization of each Credit Party as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement to the extent they can be perfected by such filings;

(ii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect, (subject to Section 14.17) the security interests intended to be created by the Security Agreement; and

(iii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect (subject to Section 14.17) and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

7.08 Subsidiaries Guaranty. On or prior to the Closing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered a counterpart of the Subsidiaries Guaranty (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent.

7.09 Financial Statements. On or prior to the Closing Date, the Agents shall have received true and correct copies of (i) the most recent audited consolidated financial statements of the Term Borrower for the fiscal year end December 31, 2016 and (ii) unaudited interim consolidated financial statements of the Term Borrower for the fiscal quarters ended March 31, 2017 and June 30, 2017.

7.10 Pro Forma Balance Sheet; Projections. On or prior to the Closing Date, the Agents shall have received true and correct copies of the pro forma financial statements and the Projections referred to in Sections 9.05(b) and (e), which pro forma financial statements and Projections shall be in form and substance reasonably satisfactory to the Agents.

7.11 Solvency Certificate; Insurance Certificates, Lien Searches etc. On the Closing Date, the Agents shall have received:

(i) a solvency certificate from the chief financial officer of Holdings and each Subsidiary of Holdings in the form of Exhibit F hereto;

(ii) a certificate from the chief financial officer of Holdings and each Licensed Subsidiary of Holdings certifying that it complies with all applicable net worth requirements and permissible investment coverage requirements under Financial Services Laws in the form of Exhibit K hereto;

(iii) certificates of liability and property insurance, in each case complying with the requirements of Section 10.03 for the business and properties of Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Agents and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled or materially revised without providing at least 30 days’ prior written notice (or 10 days for nonpayment of premium) by the insurer to the Collateral Agent; and

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(iv) customary lien searches for each Credit Party (including, without limitation, Intellectual Property lien searches with the United States Patent and Trademark Office and United States Copyright Office).

7.12 Fees, etc. On the Closing Date, the Borrowers shall have paid to the Administrative Agent, the Collateral Agent and each Lender (and each of their relevant Affiliates) all costs, fees and expenses (including, without limitation, legal fees and expenses reimbursable hereunder) and other compensation contemplated hereby payable to the Agents or such Lender to the extent then due and invoiced not less than three Business Days prior to the Closing Date.

7.13 AML, KYC. Each Agent shall have received, not less than three Business Days prior to the Closing Date, all requested information in connection with OFAC, know your customer and anti-money laundering reviews of each Credit Party, to the extent such information was reasonably requested not less than ten Business Days prior to the Closing Date.

7.14 Borrowing Base Certificate. On the Closing Date, the Agents shall have received a duly executed and completed Borrowing Base Certificate in form and substance satisfactory to the Collateral Agent.

In determining the satisfaction of the conditions specified in this Section 7, to the extent any Lender funds its Commitment hereunder, such Lender thereby certifies that the conditions specified in this Section 7 have been satisfied and that such Lender thereby waives the conditions specified in this Section 7 that have not been completed as of such date. Upon the Agents’ good faith determination that the conditions specified in this Section 7 have been met, then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met; provided that the foregoing shall not be deemed to constitute a waiver of any representation or warranty made, or deemed to have been made, by any Credit Party, or as a waiver of any covenant obligation of any Credit Party or any of their Subsidiaries.

SECTION 8. Conditions Precedent to All Loans.

The obligation of each Lender to make Loans (including Loans made on the Closing Date) is subject, at the time of each such Loan (except as hereinafter indicated), to the satisfaction or waiver of the following conditions:

8.01 No Default; Representations and Warranties. At the time of each such Loan and also after giving effect thereto (i) there shall exist no (A) Default or Event of Default or, solely in respect of Revolving Loans requested after the Closing Date, (B) Revolver Financial Covenant Breach, and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

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8.02 Notice of Borrowing.

(a) Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

(b) [Reserved].

(c) The acceptance of the benefits of each Loan after the Closing Date shall constitute a representation and warranty by each Credit Party to each Agent and each of the Lenders that all the conditions specified in Section 7 and in this Section 8 and applicable to such Loan are satisfied as of that time (other than any condition that is subject to the satisfaction of the Agents).

SECTION 9. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided herein, each Credit Party makes the following representations and warranties, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans, with the occurrence of each Loan on or after the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Section 9 are true and correct in all material respects on and as of the Closing Date and on the date of each such other Loan (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

9.01 Company Status. Each of Holdings and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or limited liability company, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No certifications by any Governmental Authority are required for operation of the business of Holdings and its Subsidiaries that are not in place, except for such certifications or agreements, the absence of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

9.02 Power and Authority. Each Credit Party and each of their respective Subsidiaries has the corporate or limited liability company, as applicable, power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except (i) to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) or (ii) as may be limited by the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries and intercompany Indebtedness owned by Foreign Subsidiaries.

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9.03 No Violation. Neither the execution, delivery or performance by any Credit Party or any Subsidiary of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene in any material respect any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (including, without limitation, any Subordinated Debt) in each case, under this clause (ii), except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

9.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, (y) those obtained or to be obtained by the Credit Parties in the Ordinary Course of Business, and (z) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents, which filings will be made within the time period set forth in (or referenced in) Section 14.19), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party or any Subsidiary to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party or any Subsidiary in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

9.05 Financial Condition; Projections.

(a) The audited consolidated balance sheet of the Term Borrower and its Subsidiaries at December 31, 2016 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Term Borrower and its Subsidiaries for the fiscal year of each such Person, respectively, ended on such date, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Term Borrower at the date of said financial statements and the results for the respective periods covered thereby and (ii) the unaudited consolidated balance sheet of the Term Borrower and its Subsidiaries at June 30, 2017 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of each of the Term Borrower and its Subsidiaries for the year to date, present fairly in all material respects the consolidated financial condition of the Term Borrower and its Subsidiaries, respectively, at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material and the absence of footnotes.

(b) The pro forma consolidated balance sheet of the Term Borrower and its Subsidiaries as of the fiscal quarter end nearest June 30, 2017 (after giving effect to the Transaction and the financing therefor), a copy of which has been furnished to the Lenders prior to the Closing Date, presents a good faith estimate of the pro forma consolidated financial position of the Term Borrower and its Subsidiaries as of such date.

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(c) On and as of the date of each Loan, and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith on such date, (i) the sum of the Indebtedness (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole, (ii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the Closing Date, (iii) the present fair salable value of the assets (on a going concern basis) of Holdings and its Subsidiaries is greater than the amount that will be required to pay the probable liability of the debts (including contingent liabilities) of Holdings and its Subsidiaries as they become absolute and matured in the ordinary course, and (iv) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts beyond their ability to pay such debt as they mature in the Ordinary Course of Business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the Ordinary Course of Business.

(d) Except for the Indebtedness incurred under or permitted by this Agreement, there were as of the Closing Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, in the aggregate, could reasonably be expected to be material to Holdings or any of its Subsidiaries. As of the Closing Date, neither Holdings nor any Borrower knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not referred to in the immediately preceding sentence which, in the aggregate, could reasonably be expected to be material to Holdings or any of its Subsidiaries.

(e) The Projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on assumptions believed by each Borrower to be reasonable at the time made, and there are no statements or conclusions in the Projections which are based upon or include information known to Holdings or any Borrower to be misleading in any material respect or which fail to take into account material information known to Holdings or any Borrower regarding the matters reported therein; it being acknowledged and agreed by the Administrative Agent and the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, (b) the financial and business projections furnished to the Administrative Agent or the Lenders are subject to significant uncertainties and contingencies, which may be beyond the control of Holdings and its Subsidiaries, (c) no assurances are given by Holdings or any of its Subsidiaries that the results forecasted in the projections will be realized, and (d) the actual results may differ from the forecasted results in such projections and such differences may be material.

(f) After giving effect to the Transaction, since December 31, 2016, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

9.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or any Borrower, threatened (including, without limitation, with respect to the Transaction or any Document) that, in each case has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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9.07 True and Complete Disclosure. None of the written reports, or other written information (other than the projections, estimates, forwarding looking statements, budgets and information of a general economic or industry nature) about the Credit Parties or their Subsidiaries furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Credit Document or any transactions contemplated herein or therein or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made (after giving effect to all supplements and updates thereto), not materially misleading in light of the circumstances at such time; provided that, with respect to projected financial information (and other forward looking information), the Credit Parties represent only that such projected financial information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery; it being acknowledged and agreed by the Administrative Agent and the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, (b) the financial and business projections furnished to any Agent or the Lenders are subject to significant uncertainties and contingencies, which may be beyond the control of the Holdings and its Subsidiaries, (c) no assurances are given by Holdings or any of its Subsidiaries that the results forecasted in the projections will be realized, and (d) the actual results may differ from the forecasted results in such projections and such differences may be material.

9.08 Margin Regulations. No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

9.09 Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate Taxing Authority all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. Such Returns accurately reflect in all material respects all liability for Taxes of Holdings and its Subsidiaries, as applicable, for the periods covered thereby. Each of Holdings and each of its Subsidiaries has paid all Taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for by reserves on the financial statements of Holdings and its Subsidiaries in accordance with GAAP and no Credit Party has any knowledge of any material deficiency or additional assessment raised in writing that is not provided for on its books or financial statements, except, in each case, where the failure to pay or such omission would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.10 Compliance with ERISA.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: each Plan is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter or opinion letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code; all contributions required to be made by a Credit Party or any ERISA Affiliate with respect to a Plan or Multiemployer Plan have been timely made; and there have been no nonexempt prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, no (i) Reportable Event has occurred within the last five (5) years and (ii) Multiemployer Plan is insolvent or has an accumulated funding deficiency as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived.

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(c) Except as would not have a Material Adverse Effect: (i) the Credit Parties or ERISA Affiliates have met all applicable minimum funding requirements under Section 302 of ERISA or Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code or Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) no notice of intent to terminate a Plan under Section 4041 of ERISA has been filed; (iii) no Credit Party or any ERISA Affiliate has withdrawn from a Plan that is subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iv) no Credit Party or any ERISA Affiliate has completely or partially withdrawn as defined under Sections 4203 or 4205 of ERISA from any Multiemployer Plan; (v) no filing of a notice of insolvency or termination has been made under Section 4041A of ERISA with respect to any Multiemployer Plan; and (vi) no Credit Party or any ERISA Affiliate has incurred any liability under Title IV of ERISA other than for the payment of premiums to the PBGC and there are no premium payments to the PBGC which have become due which are unpaid.

(d) Except as could not reasonably be expected to have a Material Adverse Effect, no proceedings have been instituted to terminate or appoint a trustee to administer any Plan or Multiemployer Plan which is subject to Title IV of ERISA by the PBGC. Except as could not reasonably be expected to have a Material Adverse Effect, no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan or, to the knowledge of a Credit Party, any Multiemployer Plan (other than routine claims for benefits) is pending, expected or, to the knowledge of a Credit Party, threatened.

(e) Except as could not reasonably be expected to have a Material Adverse Effect, no Lien imposed under the Code or ERISA on the assets of a Credit Party or any ERISA Affiliate exists, or is likely to arise on account of any Plan or Multiemployer Plan.

(f) Except as would not have a Material Adverse Effect: each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made by a Credit Party or any ERISA Affiliate before the Closing Date with respect to a Foreign Pension Plan have been timely made; and no Credit Party or any ERISA Affiliate has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

9.11 Security Documents.

(a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or within thirty days following the Closing Date will have or, for Intellectual Property, upon recordation of a Grant of Security Interest in U.S. Patents or a Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office or recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office will have) a fully perfected (subject to Section 14.17) security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States pending and registered trademarks and pending and issued patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States pending and registered copyrights covered by the Security Agreement.

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(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person, other than Permitted Liens. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC.

(c) Each Mortgage (if any) creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Real Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens (other than Permitted Encumbrances) to the extent applicable).

9.12 Properties. Schedule III sets forth all Real Property owned and leased by Holdings or any of its Subsidiaries as of the Closing Date, whether such property is owned or leased, including without limitation a correct and complete list of (A) the chief executive office of each Credit Party and (B) each place of business of each Credit Party (including without limitation, each store operated by Holdings and its Subsidiaries). Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Holdings and each of its Subsidiaries has good and marketable title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, if any (except as sold or otherwise disposed of since the date of such balance sheet in the Ordinary Course of Business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

9.13 Material Contracts. Schedule XV sets forth all Material Contracts of Holdings or any of its Subsidiaries as of the Closing Date and neither Holdings nor any of its Subsidiaries is in default in any manner under any such Material Contract.

9.14 Subsidiaries. On and as of the Closing Date, Holdings has no direct Subsidiaries other than the Term Borrower and the Term Borrower has no direct subsidiary other than the Revolving Borrower. Schedule V sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of Holdings in each class of Equity Interests or other Equity Interests of each of its Subsidiaries and also identifies the direct owners thereof. All outstanding shares of Equity Interests of each Subsidiary of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Closing Date, no Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

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9.15 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in material compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for violations or failures of compliance that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, neither Holdings, nor any of its Subsidiaries has, at any time during the immediately preceding three years, received any written notice or other written communication from any Governmental Authority regarding the material violation of, or material failure to comply with, any law, statute, rule or regulation or any order, writ, injunction or decree of any court of Governmental Authority.

9.16 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

9.17 Insurance. Schedule VII sets forth a listing of all insurance maintained by Holdings and its Subsidiaries as of the Closing Date (other than local insurance policies maintained by Foreign Subsidiaries of Holdings that are not material), with the amounts insured (and any deductibles) set forth therein. Such insurance complies in all material respects with the requirements of Section 10.03.

9.18 Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; (b) there are no pending or, to the knowledge of Holdings or any Borrower, threatened Environmental Claims against Holdings or any of its Subsidiaries; and (c) neither Holdings nor any of its Subsidiaries has generated, treated, stored, transported or Released any Hazardous Materials on or from, any Real Property owned, leased or operated by Holdings or any of its Subsidiaries, in each case where such generation, treatment, storage, transportation or Release has violated any Environmental Law or would be reasonably expected to give rise to an Environmental Claim against Holdings or any of its Subsidiaries.

9.19 Employment and Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or any Borrower, threatened against Holdings or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of Holdings or any Borrower, threatened against Holdings or any of its Subsidiaries and (v) no wage and hour department investigation has been made of Holdings or any of its Subsidiaries in the last three years, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

9.20 Intellectual Property. Each of Holdings and each of its Subsidiaries owns or has the right to use all Intellectual Property, whether owned or licensed, and whether or not written (including, but not limited to, rights in computer programs, databases and formulas), or rights with respect to the foregoing, necessary for the present conduct of its business, without any known conflict with the Intellectual Property rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

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9.21 EEA Financial Institution. No Credit Party is an EEA Financial Institution.

9.22 Privacy and Information Security. Each of Holdings and its Subsidiaries complies, and during the past five (5) years has complied with (i) all Privacy and Information Security Requirements, (ii) its privacy policies and notices, and (iii) all contracts relating to Processing of Personal Data, except to the extent that failure to so comply could not be reasonably expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received in the past five (5) years any notice, allegation, complaint or other communication, and to their knowledge, there is no pending investigation by any Governmental Authority, regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to Holdings or any of its Subsidiaries. To the knowledge of Holdings and its Subsidiaries, neither Holdings nor any of its Subsidiaries has suffered a security breach with respect to any of the Company Data and there has been no unauthorized or illegal use of or access to any Company Data. Neither Holdings nor any of its Subsidiaries has notified, or been required to notify, any person of any information security breach involving Personal Data. Each of Holdings and its Subsidiaries employs commercially reasonable security measures that comply in all material respects with all Privacy and Information Security Requirements to protect Company Data within its custody or control and requires the same of all vendors that Process Company Data on its behalf, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Each of Holdings and its Subsidiaries has provided all requisite notices and obtained all required consents, and satisfied all other requirements (including but not limited to notification to Governmental Authorities), necessary for Processing (including international and onward transfer) of all Personal Data in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.23 Anti-Terrorism Laws.

(a) None of the Credit Parties nor any of their directors or officers, nor to the knowledge of the Credit Parties, any Affiliate of the Credit Parties, employees, agents, representatives, or other Persons acting for or on behalf of any Credit Parties is, or at any time during the past five (5) years has been, (in violation of (i) any Sanctions or (ii) in any material respects, any other Anti-Terrorism Law.

(b) None of the Credit Parties, nor any of their directors or officers, nor, to the knowledge of the Credit Parties, their respective Affiliates, employees, agents, representatives, or other Persons acting on their behalf, or any Person benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Sanctioned Person.

(c) None of the Credit Parties, unless authorized by the U.S. Government or other relevant Governmental Authority, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, or (B) deals in, or otherwise engages in any transaction involving, any property or interests in property blocked pursuant to any Sanctions.

(d) Without limiting or contradicting (or being limited or contradicted by) the foregoing no Credit Party, either in its own right or, to the knowledge of the Credit Parties, through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from Investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

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(e) Each of the Credit Parties has instituted and maintains and will continue to maintain in effect policies and procedures reasonably designed to promote and achieve compliance by the Credit Parties, their Affiliates, and their respective directors, officers, employees and agents with applicable Anti-Terrorism Laws.

9.24 Anti-Corruption Laws. Neither Holdings nor any of its Affiliates, nor any director, officer or employee, nor, to any Credit Parties’ knowledge, any agent or representative of Holdings or the Borrowers or of any of their respective Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or, to the knowledge of Holdings or any of its Affiliates, indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, any member of a royal family or military or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) (“Governmental Official”) to influence official action or secure an improper advantage in violation of applicable Anti-Corruption Laws; and Holdings, the Borrowers and their respective directors, officers or employees, and to the knowledge of the Credit Parties, their Affiliates and their respective agents or representatives, and other Persons acting on their behalf, and any Person benefiting in any capacity in connection with the Loans or other transactions hereunder have at all times during the past five (5) years conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintain and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance by the Credit Parties, their Affiliates, and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws. No Government Official has, directly or indirectly, the right of control or actual control over, or any beneficial interest in, any Credit Party.

9.25 Capitalization. (a) As of the Closing Date, except as set forth on Schedule IV hereto, Holdings does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

(b) As of the Closing Date, no Credit Party has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

9.26 Indebtedness. Schedule VI sets forth a list of all Indebtedness (including Contingent Obligations) of Holdings and its Subsidiaries as of the Closing Date in excess of $100,000, individually, and which is to remain outstanding after giving effect to the Transaction (excluding the Loans), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

9.27 Nature of Business. Neither Holdings, nor any of its Subsidiaries, is engaged in any business other than as set forth on Schedule XII.

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9.28 Permits, Etc. Each of Holdings and its Subsidiaries has, and is in compliance with, all permits, licenses (including, without limitation, the registration required for money services businesses by the U.S. Department of Treasury’s Financial Crimes Enforcement Network and licenses under Financial Services Laws indicated for such Person on Schedule XIII), authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate each business currently owned, leased, managed or operated by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, or entitlement that could reasonably be expected to have a Material Adverse Effect.

9.29 Banks and Bank Accounts. As of the Closing Date, each of Holdings and its Subsidiaries maintains all commercial bank accounts necessary for the operation of its business as currently conducted and no bank or other financial institution at which any such commercial bank account is maintained has indicated in writing that it will, or has any intention to, suspend or close such bank account or otherwise stop rendering banking services to such Credit Party or Subsidiary.

9.30 Compliance with Financial Services Laws. Each of Holdings and each of its Subsidiaries is and, for the past three (3) years has been, in material compliance with all Financial Services Laws in respect of the conduct of its business, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has, during the past three (3) years, received any written inquiry, notice of investigation, notice of violation, administrative complaint or has been subject to any enforcement proceeding, or entered into any settlement or consent order with any Governmental Authority relating to Financial Services Laws, nor is any such inquiry or proceeding pending, expected or, to the knowledge of Holdings or its Subsidiaries, threatened except as set forth on Schedule XIV.

SECTION 10. Affirmative Covenants.

Each of the Credit Parties hereby covenants and agrees that on and after the Closing Date and until the Total Commitment has terminated and all Loans, Notes (in each case together with interest thereon), fees and all other Obligations (other than indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01 Information Covenants. The Credit Parties will furnish to the Agents:

(a) Monthly Reports. Within 30 days after the end of each fiscal month of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month (and with a separate schedule showing on a monthly basis such statements of income for the thirteen months ended on the last day of such fiscal month and computation of Consolidated EBTIDA for the twelve months ended on the last day of such fiscal month), in each case, setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable budgeted figures for such fiscal month as set forth in the respective budget delivered pursuant to Section 10.01(e), all of which shall be certified by the chief financial officer of Holdings that they fairly present in all material respects in accordance with GAAP the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments, the absence of footnotes.

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(b) Quarterly Financial Statements. Within 45 days after the close of each of the quarterly accounting periods in each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 10.01(f), all of which shall be certified by the chief financial officer of Holdings that they fairly present in all material respects in accordance with GAAP the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments, the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(c) Annual Financial Statements. Within 120 days after the close of each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified without qualification (except to the extent of any “going concern” or like qualification in the year in which any debt is scheduled to be due or commitments terminated or with respect to a prospective financial covenant Default) by Grant Thornton LLP, any independent certified public accountants of recognized national standing or otherwise reasonably acceptable to the Agents, which audit was conducted in accordance with generally accepted auditing standards and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal accounting period.

(d) Schedules. Deliver to the Administrative Agent and the Collateral Agent on or before the 20th day of each month as and for the prior month (a) accounts receivable agings inclusive of reconciliations to the general ledger and (b) accounts payable schedules inclusive of reconciliations to the general ledger. In addition, Holdings will deliver to the Administrative Agent and the Collateral Agent on or before the 20th day of each month: (i) confirmatory assignment schedules; (ii) copies of any Transmission Agent’s invoices; and (iii) such further schedules, documents and/or information regarding the Collateral as the Administrative Agent and the Collateral Agent may require including trial balances and test verifications. The Administrative Agent and the Collateral Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to the Administrative Agent and the Collateral Agent and executed by Holdings and delivered to the Administrative Agent and the Collateral Agent from time to time solely for the Administrative Agent’s and the Collateral Agent’s convenience in maintaining records of the Collateral, and the Borrower’s failure to deliver any of such items to the Administrative Agent and the Collateral Agent shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien with respect to the Collateral.

(e) Management Letters. Promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto, to the extent available.

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(f) Budgets. Within 45 days after the close of each fiscal year of Holdings thereafter, a budget in form reasonably satisfactory to the Agents (including budgeted statements of income, cash flow statements and balance sheets for Holdings and its Subsidiaries on a consolidated basis and including a report tracking such budgeted statements against projected Consolidated EBITDA) for each of the twelve months of the forthcoming fiscal year prepared in detail, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budget is based; it being acknowledged and agreed by the Agents and the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, (b) the financial and business projections furnished to the Administrative Agent or the Lenders are subject to significant uncertainties and contingencies, which may be beyond the control of Holdings and its Subsidiaries, (c) no assurances are given by Holdings or any of its Subsidiaries that the results forecasted in the projections will be realized, and (d) the actual results may differ from the forecasted results in such projections and such differences may be material.

(g) Officer’s Certificates.

(i) At the time of the delivery of the financial statements provided for in Sections 10.01(b) and (c), a compliance certificate from the chief financial officer of Holdings in the form of Exhibit G; and

(ii) At the time of the delivery of the financial statements provided for in Section 10.01(a), a compliance certificate from the chief financial officer of Holdings in the form of Exhibit L in relation to compliance with the financial covenant set forth in Section 11.10.

(h) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) to the extent permitted by applicable law, any written communication from any Governmental Authority regarding (A) any material violation of, or material failure to comply with, any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority or (B) any failure to comply with any Financial Services Laws where such non-compliance with such Financial Services Laws could result in the imposition of a fine, penalty or other liability of greater than $25,000, or (iii) any litigation or governmental investigation or proceeding or Environmental Claim pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Document, or (iv) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(i) Other Reports and Filings. Promptly after the filing, delivery or receipt thereof, copies of all financial information, proxy materials, reports, notices and other material communications if any, which Holdings or any of its Subsidiaries shall (i) publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or any Governmental Authority or (ii) deliver to or receive from holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Subordinated Debt or any of its material Indebtedness.

(j) [Reserved].

(k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as any Agent or any Lender (through the Administrative Agent) may reasonably request (excluding information subject to confidentiality obligations in favor of third parties or attorney-client privilege, constituting attorney work product or otherwise prohibited by law from disclosure).

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(l) Borrowing Base Certificate. On Thursday of each week (or, in the case of any week in which Friday is not a Business Day, the Business Day immediately preceding the proposed borrowing date for any such week), commencing with the first week ending after the Closing Date, a Borrowing Base Certificate for which the Borrowing Base Determination Date is such delivery date, provided that the Borrowing Base as of the Date of Measurement set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents.

10.02 Books, Records and Inspections; Annual Meetings.

(a) Holdings and each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP and all material requirements of law shall be made of all dealings and transactions in relation to its business and activities. Holdings and each Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent, the Collateral Agent or any Lender to visit and inspect, under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings or such Subsidiary, and to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent, the Collateral Agent or any such Lender may reasonably request (provided that (i) the frequency of such visits at the cost of the Credit Parties shall be limited to two (2) times per each 12-month period and (ii) no such limitation on the number of visits shall apply if an Event of Default has occurred and is continuing). In addition, Holdings and each Borrower will, and will cause each of its Subsidiaries to, permit and provide all cooperation necessary for the Collateral Agent or its agents to conduct an initial field examination and collateral analysis after the Closing Date and thereafter field examinations and collateral analyses twice in each twelve-month period following the Closing Date and for any Permitted Acquisition, provided that no limitation on the number of field examinations and collateral analyses shall apply if an Event of Default has occurred and is continuing.

(b) If requested by Agents, Holdings and each Borrower will hold quarterly conference calls with all of the Lenders, at which calls will be reviewed the financial results of Holdings and its Subsidiaries and the budgets and projections presented for the current fiscal year of Holdings and such other matters as may be reasonably requested by any Agent; provided that if an Event of Default has occurred and is continuing, Holdings and each Borrower will hold such conference calls no more frequently than once per month if requested by Agents.

10.03 Maintenance of Property; Insurance, Permits.

(a) Holdings will, and will cause each of its Subsidiaries to, (i) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, keep all tangible property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and subject to the occurrence of casualty events, natural catastrophe and other covered occurrences or events that may cause damage to, or partial or complete loss of, the property, (ii) maintain with financially sound and reputable insurance companies having a rating from A.M. Best Company of A or better (or customary self-insurance), policies of business interruption, property and casualty insurance, lawfully issued and enforceable, on all such property and against all such risks in amounts as determined by Holdings to be prudent and otherwise generally taking into account such terms and subject to such conditions as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries in similar geographic locations and, as to Leaseholds, subject to the terms of applicable leases, and (iii) furnish to the Administrative Agent and the Collateral Agent, upon its request therefor, full information as to the insurance carried. In addition to the foregoing, the Credit Parties acknowledge and agree that the Agents have the right, on an annual basis, to review the insurance then being maintained by Holdings and its Subsidiaries. All such insurance policies shall at all times be valid and enforceable in accordance with their terms and shall be in full force and effect (assuming no default by any such insurer), all premiums thereon have been paid when due (giving effect to any applicable grace period) and Holdings and the Borrowers shall be otherwise in compliance in all material respects with the terms and provisions of such policies. Holdings shall promptly deliver written notice to the Agents of any written notice of cancellation, termination or revocation or other written notice that any such policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder that is, in each case, received by any Credit Party.

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(b) Holdings will, and will cause each of its Subsidiary Guarantors and each Borrower to, at all times keep its Collateral insured in favor of the Collateral Agent, and all casualty policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by a Credit Party) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled or materially revised without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent provided, however, that if the relevant insurer is unable to state that the Collateral Agent will receive notice of any material revisions, Holdings shall be responsible for providing such advance notice, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors and (iv) shall be delivered to the Collateral Agent.

(c) If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 10.03, any Agent shall have the right (but shall be under no obligation), upon five Business Days’ prior written notice to the Credit Parties, to procure such insurance and the Credit Parties jointly and severally agree to reimburse such Agent for all costs and expenses of procuring such insurance.

10.04 Existence; Franchises. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to (x) preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks, and patents, the failure to preserve or keep which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (y) maintain all Necessary Authorizations; provided, however, that nothing in this Section 10.04 shall prevent (i) sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with Section 11.02 or (ii) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.05 Compliance with Statutes, etc. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.06 Compliance with Environmental Laws. Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws (including with respect to permits required or issued thereunder) applicable to its ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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10.07 ERISA.

(a) Promptly and, in any event, within thirty (30) days after any Credit Party knows or has reason to know of the occurrence of any of the following, Holdings will deliver to each of the Lenders a description of such occurrence and the action, if any, that a Credit Party is required or proposes to take, together with any notices required or proposed to be given or filed by such Credit Party to or with the PBGC or any other Governmental Authority and any notices received by the Credit Party from the PBGC or any other Governmental Authority with respect thereto in each case, only if any of the following could, individually or in the aggregate, reasonably be expected to have, or has had, a Material Adverse Effect:

(i) that a Reportable Event has occurred (except to the extent that Holdings has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof);

(ii) that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application will be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA;

(iii) that any contribution required to be made by a Credit Party with respect to a Plan or Multiemployer Plan or Foreign Pension Plan has not been timely made;

(iv) that a Plan or a Multiemployer Plan has been or would reasonably be expected to be terminated, partitioned or declared insolvent under Title IV of ERISA;

(v) that proceedings would reasonably be expected to be or have been instituted to terminate or appoint a trustee to administer a Plan or a Multiemployer Plan which is subject to Title IV of ERISA;

(vi) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution from a Credit Party to a Plan or a Multiemployer Plan;

(vii) that (x) a Credit Party or any ERISA Affiliate has withdrawn from a Plan that is subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (y) a Credit Party or any ERISA Affiliate has completely or partially withdrawn under Sections 4203 or 4205 of ERISA from any Multiemployer Plan; or (z) that a Credit Party or any ERISA Affiliate has incurred or would reasonably be expected to incur any liability under Title IV of ERISA other than the payment of premiums to the PBGC that are due but not delinquent.

(b) If, at any time after the Closing Date, a Credit Party or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, which in either case it did not maintain or contribute to prior to the Closing Date, then Holdings shall provide a list of such plan(s) to Lender as soon as possible thereafter and, in any event, within 30 days after such Credit Party or ERISA Affiliate commences to contribute to or incur an obligations to contribute to such plan.

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(c) Holdings and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

10.08 End of Fiscal Years; Fiscal Quarters. Holdings will cause its and each of its Subsidiaries’ fiscal years fiscal quarters to end on December 31 of each year.

10.09 Performance of Obligations. Holdings will, and will cause each of its Subsidiaries to, (1) perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound and (2) pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 11.01(i); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP, except in each case of clauses (1) and (2) where such non-performances would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.10 Ownership of Subsidiaries; etc.. Except as set forth on Schedule V or pursuant to a Permitted Acquisition consummated in accordance with the terms hereof or transaction permitted pursuant to Section 11.02 or Section 11.05, Holdings will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than directors’ qualifying shares to the extent required by applicable law).

10.11 Use of Proceeds.

(a) All proceeds of the Term Loans will be used by the Term Borrower to finance the Refinancing and the Closing Date Distribution, to pay fees and expenses incurred in connection with the Transaction and for general corporate purposes.

(b) All proceeds of the Revolving Loans will be used for the working capital and general corporate purposes of the Revolving Borrower and its Subsidiaries including Capital Expenditures, Permitted Acquisitions and Investments and other transactions not prohibited hereby; provided the Revolving Loans may not be drawn on the Closing Date and provided further that proceeds of the Revolving Loans must not be used for payment of any Dividend.

(c) No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

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10.12 Additional Security; Further Assurances; etc.

(a) Holdings will (x) cause each Subsidiary Guarantor to execute the Subsidiaries Guaranty (or a joinder agreement thereto), and (y) and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in all assets that constitute Collateral (including any Mortgages of Holdings and such other Credit Party) as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent, the Collateral Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages (if any) shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected (subject to Section 14.17) security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens including, in the case of any Collateral consisting of owned Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect (subject to Section 14.17), preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 10.12(a) shall not apply to (and Holdings and its Subsidiaries shall not be required to grant a mortgage, deed of trust or deed to secure debt (which shall be in form mutually satisfactory to Holdings and the Collateral Agent) in) any owned Real Property the Fair Market Value of which is less than $250,000, any leasehold Real Property and any Excluded Property.

(b) Holdings will, and will cause each of the other Credit Parties to, at the expense of the Credit Parties, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys (as to owned Real Property), reports, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require in accordance with the terms hereof. Furthermore, Holdings will, and will cause the other Credit Parties that are Subsidiaries of Holdings to, deliver to the Collateral Agent such opinions of counsel, title insurance (as to owned Real Property) and other related documents as may be reasonably requested by the Administrative Agent or the Collateral Agent to assure itself that this Section 10.12 has been complied with.

(c) [Reserved].

(d) If the Administrative Agent, the Collateral Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any owned Real Property of Holdings and the other Credit Parties constituting Collateral, the Credit Parties will, at their own expense, provide to the Agents appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Agents.

(e) The Credit Parties agree that each action required by clauses (a) and (b) of this Section 10.12 shall be completed as soon as possible, but in no event later than 90 days after such action is requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders (or such later date as may be agreed by the Agents in their sole discretion); provided that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 10.12.

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(f) In the event that any Credit Party or other Subsidiary of Holdings becomes an obligee or obligor with respect to any Intercompany Loan, such Credit Party or Subsidiary shall, within 30 days of the making of such Intercompany Loan, duly authorize, execute and deliver an Intercompany Note including subordinated provisions therein in respect of such Intercompany Loan to the Collateral Agent.

10.13 Compliance with Financial Services Laws. Holdings will, and will cause each of its Subsidiaries to, comply with all Financial Services Laws in respect of the conduct of its business, including with respect to licenses or other authorizations issued under Financial Services Laws where non-compliance with such Financial Services Laws could result in the imposition of a fine, penalty or other liability of greater than $400,000 in aggregate in any fiscal year.

10.14 [Reserved]

10.15 [Reserved]

10.16 Anti-Terrorism and Anti-Corruption Laws.

(a) None of the Credit Parties nor any of their Subsidiaries shall, unless authorized by the U.S. Government or other relevant Governmental Authority:

(i) conduct any business or engage in any transaction or dealing with any Sanctioned Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person,

(ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Sanctions in violation of any Anti-Terrorism Law, or

(iii) engage in any transaction in violation of the prohibitions set forth in any Anti-Terrorism Law.

(b) Without limiting or contradicting (or being limited or contradicted by) the foregoing, the Credit Parties further covenant and agree that: (i) no Credit Party, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or which would cause any Lender to violate any Anti-Terrorism Law or (D) use the advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (ii) each Credit Party shall comply with all Anti-Terrorism Laws in all material respects, (iii) and Holdings shall promptly notify the Agents in writing upon the occurrence of a Reportable Compliance Event. None of the Credit Parties or their Subsidiaries shall use any part of any Loan (or the proceeds thereof), directly, or to their knowledge, indirectly, or made available to any Person, for the purpose of financing activities of or with (x) any Person that is, at the time of such financing, is a Sanctioned Person (y) any country or region that is, at the time of such financing, a Sanctioned Country.

(c) None of the Credit Parties or their Subsidiaries shall use the proceeds of any Loans or other transactions hereunder, directly or, to their knowledge, indirectly, for any purpose which would result in a violation of applicable Anti-Corruption Laws. The Credit Parties shall maintain in effect policies and procedures reasonably designed to promote, achieve and maintain compliance by the Credit Parties, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Anti-Corruption Laws.

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(d) The Credit Parties shall maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the "authorized delegates", "agents" and similar designations under Money Transmission Laws of the Credit Parties and their Subsidiaries with applicable Anti-Corruption Laws and Anti-Terrorism Laws; provided that such policies and procedures shall provide for customary and appropriate due diligence, contractual requirements, training, monitoring and oversight with respect to appointment, retention and termination of agents, monitoring of agents and termination of agents, in accordance with applicable requirements of law, and each of the Credit Parties and their Subsidiaries shall company with such polices and procedures.

10.17 Permitted Acquisitions.

(a) Subject to the provisions of this Section 10.17 and the requirements contained in the definition of “Permitted Acquisition”, the Revolving Borrower and each Subsidiary of the Revolving Borrower may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition, or immediately after giving effect thereto; (ii) Holdings shall have given to the Administrative Agent and the Lenders at least 5 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Agents), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) Holdings shall be in compliance with respect to the financial covenants contained in Sections 11.08 and 11.09, for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period; (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (v) the Aggregate Consideration payable for the proposed Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other Permitted Acquisitions theretofore consummated, does not exceed the Permitted Acquisition Basket Amount; (vi) immediately before and after giving effect to such Permitted Acquisition (but, for this purpose calculated as if the payment of all post-closing purchase price adjustments or earnouts (in the reasonable determination of Holdings) in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments or earnouts may be required to be made)), Availability at such time shall equal or exceed $2,500,000; and (vii) Holdings shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii), (v) and (vi).

(b) Within 30 days following each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of Equity Interests of any Person, the Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the relevant Security Document.

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(c) Within 30 days following each Permitted Acquisition, the Revolving Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 10.12.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each Credit Party that the certifications pursuant to this Section 10.17 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

10.18 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, as determined by Holdings in good faith acting reasonably, with respect to any Foreign Subsidiary (a) a pledge of more than 65% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote to secure all of the Obligations, (b) the entering into by such Foreign Subsidiary of a security agreement and pledging its assets (to the extent constituting Collateral) to secure all of the Obligations, (c) the entering into by such Foreign Subsidiary of a pledge agreement and pledging its Equity Interests (to the extent constituting Collateral) to secure all of the Obligations and (d) the entering into by such Foreign Subsidiary of a guaranty guaranteeing all of the Obligations, in any such case, is no longer reasonably expected to (i) result in a material adverse tax consequence to any Credit Party, (ii) result in a risk of personal or criminal liability on the part of, or a conflict with the fiduciary duties of, any officer, director or manager of such Foreign Subsidiary and (iii) be limited by financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalization” rules, other statutory limitations, retention of title claims and similar principles, in each case as reasonably determined by Holdings and the Agents, then, (x) that portion of such Foreign Subsidiary’s outstanding Equity Interests so issued by such Foreign Subsidiary to secure all of the Obligations, shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), (y) such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed) or the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), as the case may be, granting to the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary’s assets or Equity Interests and promissory notes owned by such Foreign Subsidiary (to the extent constituting Collateral), as the case may be, and securing the Obligations of the Borrowers under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, and (z) in the event the Subsidiaries Guaranty (or another guaranty in substantially similar form) shall not have been executed by such Foreign Subsidiary, such Foreign Subsidiary shall execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the Borrowers under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case, to the extent that the entering into of such Security Agreement, the Pledge Agreement or the Subsidiaries Guaranty (or substantially similar document) is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 10.18 to be in form and substance reasonably satisfactory to the Administrative Agent and/or the Collateral Agent. Notwithstanding anything to contrary herein or in any Credit Document, this Section 10.18 and all other obligations of the Credit Parties to deliver Collateral with respect to Foreign Subsidiaries or assets in foreign jurisdictions shall be subject to the terms of Section 14.17.

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10.19 Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 10.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.19, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 10.19 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 10.19 constitute, and this Section 10.17 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each Borrower and each Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

10.20 Cash Management Systems.

(a) Holdings shall (i) use commercially reasonable efforts to cause all Cash Management Accounts maintained by any Credit Party (other than Excluded Accounts) as set forth on Schedule XI (as such schedule may be updated in accordance with the terms hereof) to be subject to Control Agreements with the applicable Cash Management Bank with respect to such Cash Management Account, (x) with respect to any such Cash Management Accounts maintained on the Closing Date, within 90 days following the Closing Date (or such later date as may be agreed to by the Agents in their sole discretion) and (y) with respect to any such Cash Management Accounts acquired in a Permitted Acquisition or any new Cash Management Accounts opened after the Closing Date in accordance with Section 10.20(c) below, within 90 days (or such later date as may be agreed to by the Agents in their sole discretion) following the date of such Permitted Acquisition or the date any such new Cash Management Account is opened, and (ii) to the extent that any Cash Management Account (other than any Cash Management Account held with TD Bank, N.A.) cannot be made subject to a Control Agreement with the applicable Cash Management Bank within the timeframes specified in clause (i), transfer all amounts in such Cash Management Account to a Cash Management Account subject to a Control Agreement within 1 Business Day of the end of such timeframe and procure that no further deposits are made into such account and the account is closed, and, if notwithstanding this any deposits are made into such account, such amounts are immediately transferred to a Cash Management Account subject to a Control Agreement and (iii) after execution of such Control Agreements referred to in paragraph (i), deposit or cause all Transmission Agents to deposit promptly, and in any event no later than the second Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Credit Party (including payments made by Transmission Agents directly to any Credit Party and remittances on credit card sales) in each case in respect of Collateral, into a Cash Management Account and (B) shall not, and shall not permit any other Credit Party to, maintain cash, Cash Equivalents or other amounts in any deposit account or securities account unless the Collateral Agent shall have received a Control Agreement in respect of such deposit account or securities account (other than Excluded Accounts).

(b) During any Cash Dominion Period, the Collateral Agent may (or shall, upon request by the Administrative Agent) sweep cash from the Cash Management Accounts (other than any Excluded Accounts) maintained with any Cash Management Bank to the account of the Collateral Agent.

(c) The Credit Parties may from time to time add or replace a Cash Management Bank or add or replace a Cash Management Account; provided, however, that, (i) Holdings shall provide the Administrative Agent and the Collateral Agent with an update to Schedule XI promptly following the date any such Cash Management Bank or any such Cash Management Account is added or replaced, and (ii) other than in connection with a Permitted Acquisition, such prospective Cash Management Bank shall be reasonably satisfactory to the Administrative Agent and the Collateral Agent.

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(d) During any time when the Collateral Agent is sweeping cash from the Cash Management Accounts pursuant to Section 10.20(b) above, no Credit Party shall commingle such collections with the proceeds of any assets not included in the Collateral. No checks, drafts or other instrument received by the Collateral Agent shall constitute final payment to the Collateral Agent unless and until such instruments have actually been collected.

(e) The Credit Parties shall ensure at all times that any amount deposited or held in any deposit account or securities account held with TD Bank, N.A. or its Affiliates and not subject to a Control Agreement is transferred to an account subject to a Control Agreement within 24 hours of such amount being deposited, provided that the Credit Parties shall not be obliged to make such transfers until such time as an account subject to a Control Agreement exists, which shall in any event be no later than 90 days after the Closing Date.

10.21 Board Information. The Credit Parties shall (a) give the Administrative Agent notice of all meetings of the board of directors (or similar governing body) of the Term Borrower at the same time as furnished to the directors of the Term Borrower and (b) provide to the Administrative Agent all materials furnished to the directors of the Term Borrower in connection with such meetings, at the same time furnished to such directors, except to the extent that any of the items in (a) and (b), above constitute (i) information subject to attorney-client and any other applicable privilege, (ii) information relating to the rights and obligations of the company versus the Administrative Agent or the Lenders, (iii) materials prepared solely to be provided to Sponsor and (iv) confidential information relating exclusively to compensation or other human resources issues. The Administrative Agent shall be permitted to distribute any materials received pursuant to this Section 10.21 to the Lenders subject to any confidentiality requirements imposed in connection with such materials or proceedings by the board of directors (or similar governing body).

SECTION 11. Negative Covenants.

Each Credit Party hereby covenants and agrees that on and after the Closing Date and until the Total Commitment has terminated and the Loans and Notes (in each case, together with interest thereon), fees and all other Obligations (other than any indemnities described in Section 14.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

11.01 Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or assign any right to receive income or authorize the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute); provided that the provisions of this Section 11.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for Taxes, assessments or governmental charges or levies not yet delinquent or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

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(ii) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law or contract, which were incurred in the Ordinary Course of Business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, shipper’s, materialmen’s and mechanics’ liens and other similar Liens arising in the Ordinary Course of Business, and (x) which do not in the aggregate materially detract from the aggregate value of Holdings’ or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of Holdings or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings;

(iii) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule VIII, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule VIII, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

(iv) Liens created by or pursuant to this Agreement and the Security Documents or any Additional Security Document;

(v) (x) licenses, sublicenses, leases or subleases granted by the Revolving Borrower or any of its Subsidiaries to other Persons that, in the reasonable good faith judgment of the Revolving Borrower, are not materially interfering with, or are not material to, the conduct of the business of Holdings or any of its Subsidiaries and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Revolving Borrower or any of its Subsidiaries is a party;

(vi) Liens upon assets of the Revolving Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 11.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness (and related fees and expenses) arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any asset of Holdings or any other asset of the Revolving Borrower or any Subsidiary of the Revolving Borrower;

(vii) Liens placed upon property, equipment or machinery acquired after the Closing Date and used in the Ordinary Course of Business of the Revolving Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Revolving Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property, equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 11.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any asset of Holdings or any of its Subsidiaries;

(viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

(ix) [Reserved];

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(x) Liens arising out of the existence of judgments or awards that would not result in an Event of Default under Section 12.09 in respect of which Holdings or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, for which adequate reserves have been established in accordance with GAAP, and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

(xi) statutory and common law landlords’ liens under leases to which the Revolving Borrower or any of its Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the Ordinary Course of Business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the Ordinary Course of Business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money);

(xiii) Permitted Encumbrances;

(xiv) Liens on any property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Revolving Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, any and any extension, renewal or replacement thereof, provided that, such extension, renewal or replacement thereof shall not cover any additional property and shall be permitted only to the extent that the principal amount of obligations secured thereby shall not exceed the principal amount of obligations so secured at the time of such extension, renewal or replacement; provided, further, that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 11.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of Holdings or any of its Subsidiaries;

(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Revolving Borrower or any of its Subsidiaries in the Ordinary Course of Business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi) Liens (x) incurred in the Ordinary Course of Business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Revolving Borrower or any Subsidiary, in each case granted in the Ordinary Course of Business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(xviii) Liens on cash deposits (and, in respect of surety bonds only, other assets) of a Credit Party pledged to secure performance bonds, surety bonds, appeal bonds or customs bonds permitted under Section 11.04(ix);

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(xix) ground leases in respect of real property on which facilities owned or leased by the Revolving Borrower or any of its Subsidiaries are located;

(xx) Liens arising from precautionary UCC financing statement filings;

(xxi) Liens that are customary contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions in the Ordinary Course of Business, (ii) relating to pooled deposit or sweep accounts of the Revolving Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Revolving Borrower or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Revolving Borrower or any of its Subsidiaries in the Ordinary Course of Business;

(xxii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and Liens arising out of deposits of cash and Cash Equivalents, security deductibles; self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the Ordinary Course of Business;

(xxiii) additional Liens of Revolving Borrower or any Subsidiary of Revolving Borrower not otherwise permitted by this Section 11.01 that do not secure obligations in excess of $1,000,000 in the aggregate for all such Liens at any time;

(xxiv) Liens on any property or asset in connection with the sale of such property or asset contained in agreements relating to such sale pending the completion thereof, provided such sale is permitted under Section 11.02;

(xxv) In the case of (i) the Equity Interests in Non-Wholly-Owned Subsidiary or (ii) the Equity Interests in any Person that is not a Subsidiary of a Credit Party, an encumbrance or restriction on such Equity Interest securing capital contributions to such Non-Wholly-Owned Subsidiary or Person or constituting customary rights of first refusal or tag, drag and similar rights, set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement among the holders of Equity Interests; provided, that any Asset Sales or Investments related to such encumbrance or restriction are permitted by this Agreement;

(xxvi) Liens on cash securing Indebtedness under the Cantor Commercial LOC and any other letter of credit permitted under Section 11.04(xix).

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (xiv), (xviii) and (xxi) of this Section 11.01 by Holdings of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

11.02 Consolidation, Merger, Purchase or Sale of Assets, etc. Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of Inventory in the Ordinary Course of Business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) all or substantially all of the property or assets (other than purchases or other acquisitions of Inventory, materials, assets and equipment in the Ordinary Course of Business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i) Capital Expenditures by the Revolving Borrower and its Subsidiaries shall be permitted;

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(ii) the Revolving Borrower and its Subsidiaries may (A) sell, liquidate, abandon or otherwise dispose of obsolete, surplus or worn-out property (including intellectual property that is, in the reasonable good faith judgment of the Revolving Borrower, no longer material in the conduct of the business of Revolving Borrower or any of its Subsidiaries) in the Ordinary Course of Business, property not otherwise used or useful to the Revolving Borrower and its Subsidiaries, and other immaterial assets and (B) trade in for credit or exchange of property for property used in the conduct of the business of the Credit Parties; provided that the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (ii) shall not exceed $500,000 in any fiscal year of the Revolving Borrower (for this purpose, using the Fair Market Value of property other than cash);

(iii) Investments may be made to the extent permitted by Section 11.05;

(iv) the Revolving Borrower and its Subsidiaries may sell assets (other than the Equity Interests of any Wholly-Owned Subsidiary or sales of Inventory in the Ordinary Course of Business), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Revolving Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by the Revolving Borrower or such Subsidiary consists of at least 75% cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 6.02(e) and (z) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (iv) shall not exceed $500,000 in any fiscal year of the Revolving Borrower (for this purpose, using the Fair Market Value of property other than cash);

(v) each of the Revolving Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 11.04(iv));

(vi) except after the occurrence and during the continuance of any Event of Default, each of the Revolving Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the Ordinary Course of Business, accounts receivable or notes receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) each of the Revolving Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons that, in the reasonable good faith judgment of the Revolving Borrower, do not materially interfere with the conduct of the business of the Revolving Borrower or any of its Subsidiaries;

(viii) any Credit Party and any Subsidiary of any Credit Party may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Revolving Borrower or to any Subsidiary of the Revolving Borrower which is a Credit Party, so long as with respect to the Collateral, any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Collateral so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

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(ix) any Subsidiary of the Revolving Borrower may merge or consolidate with and into, or be dissolved or liquidated into, the Revolving Borrower or any Subsidiary of the Revolving Borrower, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving a Borrower, such Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) if such transaction involves a Subsidiary of the Revolving Borrower which is a Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(x) any Foreign Subsidiary of the Revolving Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Subsidiary of the Revolving Borrower, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests and other assets of such Foreign Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken;

(xi) Permitted Acquisitions may be consummated in accordance with the requirements of Section 10.17;

(xii) the Revolving Borrower and its Subsidiaries may transfer, sell, liquidate or otherwise dispose of Cash Equivalents in the Ordinary Course of Business, in each case for cash at Fair Market Value and in a transaction not otherwise prohibited by the other terms of this Agreement;

(xiii) the Revolving Borrower and its Subsidiaries may dispose of property pursuant to sale-leaseback transactions, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such transaction is in an arm’s-length transaction and the Reovlving Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by the Revolving Borrower or such Subsidiary consists of at least 90% cash, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 6.02(e) and (z) the Fair Market Value of all property so disposed of shall not exceed $1,000,000 in any fiscal year;

(xiv) the sale, assignment, lapse, expiration, abandonment or other dispositions of Intellectual Property that is, in the reasonable good faith judgment of a Credit Party, no longer material in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(xv) foreclosures, condemnation, expropriation or any similar action on assets or casualty or insured damage to assets of the Revolving Borrower and its Subsidiaries;

(xvi) the Revolving Borrower may sell, assign or transfer any assets to any Subsidiary which is a Guarantor;

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(xvii) any Credit Party may sell, assign, or transfer any assets to a Subsidiary that is not a Guarantor not to exceed $500,000 in the aggregate and $250,000 in any fiscal year; provided that on the date of any such sale or transfer and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(xviii) the sale or issuance of Equity Interests to Holdings, the Borrowers or any Subsidiary Guarantor; and

(xix) the Revolving Borrower and its Subsidiaries may sell any assets not otherwise permitted hereunder; provided, that (x) the aggregate Fair Market Value of all assets so sold shall not exceed $500,000 in any fiscal year and (y) at the time of any such sale, no Event of Default shall exist or result from any such sale.

To the extent the Required Lenders waive the provisions of this Section 11.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 11.02 (other than to the Revolving Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents (provided that such Lien shall continue as to any proceeds of such sale to the extent such assets constituted Collateral), and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

11.03 Dividends. Holdings will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:

(i) any Subsidiary of the Term Borrower may pay cash Dividends to the Term Borrower or to any Wholly-Owned Domestic Subsidiary of the Term Borrower and any Foreign Subsidiary of the Term Borrower also may pay cash Dividends to the Term Borrower, any Subsidiary Guarantor or any Wholly-Owned Foreign Subsidiary of the Term Borrower;

(ii) the Term Borrower may pay cash Dividends to Holdings, and Holdings may pay cash Dividends to its direct or indirect parent, , including the Sponsor or Affiliates of Sponsor, so long as the proceeds thereof are promptly used by Holdings or Holdings’ direct or indirect parent, including the Sponsor or Affiliates of Sponsor, to pay operating expenses incurred in the Ordinary Course of Business (including, without limitation, outside directors and professional fees, expenses and indemnities, and any franchise and other taxes necessary to maintain Holdings corporate existence) and other similar corporate overhead costs and expenses, provided that the aggregate amount of all cash Dividends paid pursuant to this clause (ii) shall not exceed $500,000 in any fiscal year of Holdings;

(iii) if the Term Borrower is a member of a consolidated, combined or similar income tax group and is classified as a corporation for federal income tax purposes, the Term Borrower may pay cash Dividends to Holdings (or any other Person that is the parent of a consolidated, combined or similar income tax group of which the Term Borrower is a member) at the times and in the amounts necessary to pay the portion of any consolidated, combined or similar income tax liability attributable to the income of the Term Borrower or its Subsidiaries; provided that (x) the amount of cash Dividends paid pursuant to this clause (iii) at any time shall not exceed the tax liability that would have been imposed on the Term Borrower and/or the applicable Subsidiaries had such entity(ies) filed on a stand-alone basis at such time for the respective period and Holdings had been classified as a corporation for federal income tax purposes and (y) any refunds of such taxes received by the applicable taxpayer shall promptly be returned by such taxpayer to the Term Borrower;

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(iv) the Term Borrower may pay cash Dividends to Holdings, and Holdings may pay cash Dividends to its direct or indirect parent, for the purpose of enabling Holdings and Holdings’ direct or indirect parent to redeem, repurchase or otherwise acquire for value, and Holdings and Holdings’ direct or indirect parent may redeem, repurchase or otherwise acquire for value, outstanding shares of Holdings common Equity Interests (or options or warrants to purchases Holdings common Equity Interests) held by former officers, directors, members of management or employees of Holdings or Holdings’ direct or indirect parent or any of its or their Subsidiaries, provided that (x) the aggregate amount of all such Dividends shall not exceed $1,500,000 (or such additional amounts as may be reasonably agreed to by the Agents) plus an amount equal to cash proceeds from the sale of Equity Interests to directors, officers, members of management, or employees or other equityholders of Holdings or Holdings’ direct or indirect parent, (y) on the date any such Dividend is made and after giving effect to the payment of such Dividend, no Default or Event of Default shall exist or have occurred and be continuing, and (z) on the date any such Dividend is made and after giving effect to the payment of such Dividend, Availability shall be at least $2,000,000;

(v) the Term Borrower and Holdings may pay the Closing Date Distribution on the Closing Date;

(vi) the Term Borrower may pay any Dividends not otherwise described in this Section 11.03 in an aggregate amount not to exceed the Available Amount; provided that (v) Holdings has delivered to the Agent certified unqualified audited consolidated financial statements of Holdings and its Subsidiaries for Holdings’ fiscal year ending December 31, 2017, (w) Holdings shall be in compliance with a Total Net Leverage Ratio of 2.25:1.00 on a Pro Forma Basis after giving effect to the proposed Dividend, (x) the average aggregate amount of available cash on the balance sheet in the 10 days prior to the date any such Dividend is made shall be at least $30,000,000 on a Pro Forma Basis after giving effect to the proposed Dividend, (y) no Default or Event of Default shall exist or have occurred and be continuing and (z) the aggregate amount of all such Dividends paid pursuant to this clause (vi) shall not exceed $10,000,000;

(vii) [Reserved]; and

(viii) the Term Borrower and Holdings may make payments of the fees specified in the Management Agreement in accordance with the terms of the Management Agreement and with respect to indemnities and out-of-pocket expenses provided for in the Management Agreement so long as, with respect to all such payments other than the actual out-of-pocket expenses of the Sponsor directly related to the management of the Credit Parties, (a) no Event of Default pursuant to Section 12.01 or Section 12.05 has occurred or is continuing or would result therefrom, (b) on the date any such payment, dividend or distribution is made and after giving effect to such payment, dividend or distribution, Availability shall be at least $2,000,000 and (c) such payments, shall not exceed an aggregate amount in any fiscal year of 1.5% of the sum of (x) the amount paid by Parent pursuant to the Merger Agreement and (y) the aggregate amount of capital contributed to Holdings by Parent, Sponsor or any of their respective Affiliates after February 1, 2017.

11.04 Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

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(ii) Indebtedness outstanding on the Closing Date and listed on Schedule VI (the “Existing Indebtedness”) (as reduced by any repayments of principal thereof), plus any subsequent extension, renewal or refinancing thereof, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing and, provided further, that any Intercompany Debt listed on Schedule VI (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as permitted pursuant to this Section 11.04(ii)) (x) may only be extended, refinanced, renewed, replaced or refunded if the Intercompany Debt so extended, refinanced, renewed, replaced or refunded has the same obligor(s) and obligee(s) as the Intercompany Debt being extended, refinanced, renewed, replaced or refunded and (y) shall be subject to the requirements of clauses (w), (x) and (y) appearing in the proviso to Section 11.05(viii);

(iii) Indebtedness of the Revolving Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 11.04 and (y) Other Hedging Agreements entered into in the Ordinary Course of Business and not for speculative purposes and providing protection to Revolving Borrower and its Subsidiaries against fluctuations in currency or commodity values in connection with Revolving Borrower or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Indebtedness of the Revolving Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 11.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $2,500,000 at any time outstanding;

(v) Indebtedness constituting Intercompany Loans to the extent permitted by Section 11.05(viii);

(vi) Indebtedness consisting of guaranties (x) by the Borrowers and Subsidiary Guarantors of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement, (y) by Subsidiaries that are not Credit Parties of Revolving Borrower or any of its Subsidiaries Indebtedness and lease and other contractual obligations permitted under this Agreement and (z) by any Credit Party of any Indebtedness of any Subsidiary that is not a Credit Party in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(vii) Indebtedness of a Subsidiary of the Revolving Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (y) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (y) and (z) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not, when added to the amount of Investments permitted pursuant to Sections 11.05(xvi), exceed $2,000,000 plus cash proceeds of issuances of all Equity Interests made into the Revolving Borrower after the Closing Date (other than Permitted Cure Securities) (provided that Holdings shall notify the Agents in writing of the use of such proceeds at the time of the issuance of such Equity Interests) at any time outstanding;

(viii) Indebtedness incurred in the Ordinary Course of Business in respect of overdraft (including daylight overdraft), interstate depository network, automatic clearing house transfer and other similar cash management arrangements; provided, that (x) such Indebtedness is extinguished within four Business Days of the earlier of its incurrence or Holdings or any Borrower becoming aware thereof;

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(ix) Indebtedness of the Revolving Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the Ordinary Course of Business or in connection with the enforcement of rights or claims of the Revolving Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;

(x) [Reserved];

(xi) Indebtedness of the Revolving Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 11.04(vi);

(xii) additional Indebtedness incurred by the Revolving Borrower and its Subsidiaries in an aggregate principal amount not to exceed $1,500,000 at any one time outstanding;

(xiii) Permitted Cure Securities;

(xiv) Indebtedness of non-Guarantor Subsidiaries in an aggregate principal amount not to exceed $1,000,000;

(xv) Indebtedness representing deferred compensation, deferred compensation plans or other similar arrangements to employees of the Revolving Borrower (or any direct parent of the Revolving Borrower) and their Subsidiaries, in each case, incurred in the Ordinary Course of Business;

(xvi) Indebtedness representing any taxes, assessments or governmental charges to the extent (i) the same are being Properly Contested or (ii) that payment thereof shall not at any time be required to be made hereby and for which the Credit Party has maintained adequate reserves with respect thereto in accordance with GAAP;

(xvii) [Reserved];

(xviii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xvii) above; and

(xix) Indebtedness in respect of (i) the Cantor Commercial LOC and any replacement thereof, so long as the aggregate undrawn face amount thereof does not exceed $750,000 at any time, and (ii) letters of credit issued for the account of any Credit Party in the Ordinary Course of Business so long as the aggregate face amount of such letters of credit does not exceed $125,000 at any time.

11.05 Advances, Investments and Loans. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Investment, except that the following shall be permitted:

(i) the Revolving Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms of the Revolving Borrower or such Subsidiary or acquired in connection with a Permitted Acquisition or other Investment permitted hereunder;

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(ii) Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) Holdings and its Subsidiaries may hold the Investments held by them on the Closing Date and described on Schedule IX, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 11.05;

(iv) the Revolving Borrower and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(v) the Revolving Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the Ordinary Course of Business in an aggregate amount not to exceed $500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) Holdings and its Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of Holdings (or parent company) common Equity Interests (so long as no cash is actually advanced by Holdings or any of its Subsidiaries in connection with the acquisition of such obligations);

(vii) the Revolving Borrower or any Subsidiary may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 11.04;

(viii) Investments (a) by any Credit Party in any other Credit Party, (b) by any Subsidiary that is not a Credit Party in any Credit Party, (c) by any Credit Party in any Subsidiary that is not a Credit Party, (d) by any Subsidiary that is not a Credit Party in any other Subsidiary that is not a Credit Party; provided, that (I) at no time shall the aggregate amount of Investments made pursuant to the preceding subclause (c) exceed $3,500,000 at any time outstanding, (II) each Investment in the form of an intercompany loan (“Intercompany Loans”) shall be evidenced by an Intercompany Note, (III) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Administrative Agent pursuant to the relevant Security Document, (IV) each Intercompany Loan made by any Subsidiary that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the Intercompany Note, (V) any Investment made in any Subsidiary Guarantor pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Subsidiary Guarantor ceases to constitute a Subsidiary Guarantor and (VI) in the case of any capital contributions by any Credit Party, any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken;

(ix) The Revolving Borrower or any Subsidiary may acquire a Transmission Agent’s business operations (including its working capital and liabilities); provided that the aggregate purchase price of all such acquisitions (including any accounts payable) shall not exceed $5,000,000 in the aggregate during the term of this Agreement;

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(x) Holdings and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 11.05);

(xi) Contingent Obligations permitted by Section 11.04, to the extent constituting Investments;

(xii) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 10.17;

(xiii) the Revolving Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 11.02(iv);

(xiv) the Revolving Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses or lease, utility and other similar deposits to vendors, suppliers and trade creditors, so long as such expenses were incurred in the Ordinary Course of Business of the Revolving Borrower or such Subsidiary;

(xv) in addition to other Investments permitted by this Section 11.05, the Revolving Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person, provided that (i) the aggregate amount of all loans, advances and other Investments made pursuant to this clause (xv) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity Investments not to exceed $3,500,000 plus cash proceeds of issuances of all Equity Interests made into the Revolving Borrower after the Closing Date (other than Permitted Cure Securities), provided that Holdings shall notify the Agents in writing of the use of such proceeds at the time of the issuance of such Equity Interests) at any time outstanding, (ii) on the date any such loan, advance or other Investment is made and after giving effect thereto, Availability shall be at least $3,500,000 and (iii) on the date any such loan, advance or other Investment is made and after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing;

(xvi) the Revolving Borrower and its Subsidiaries may make Investments in joint ventures provided that (i) the aggregate amount of such Investments made pursuant to this clause (xvi) when added to the amount of Indebtedness incurred pursuant to Section 11.04(vii), not to exceed $2,000,000 plus cash proceeds of issuances of all Equity Interests made into the Revolving Borrower after the Closing Date (other than Permitted Cure Securities) (provided that Holdings shall notify the Agents in writing of the use of such proceeds at the time of the issuance of such Equity Interests) at any time outstanding, (ii) on the date any such Investment is made and after giving effect thereto, Availability shall be at least $2,500,000 and (iii) on the date any such loan, advance or other Investment is made and after giving effect thereto, no Event of Default shall exist or shall have occurred and be continuing;

(xvii) (i) reasonable earnest money deposits made in connection with the acquisitions of property and assets not prohibited hereunder and (ii) deposits made in the Ordinary Course of Business securing contractual obligations to the extent constituting a Lien permitted hereunder;

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(xviii) [Reserved];

(xix) advances of payroll payments to employees in the Ordinary Course of Business;

(xx) Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests of Holdings (or the cash proceeds therefrom) to the seller of such Investments;

(xxi) securities acquired in connection with the satisfaction or enforcement of indebtedness or claims due or owing or as security for any such indebtedness or claim, so long as the same are pledged to the Collateral Agent to secure the Obligations; and

(xxii) Contingent Obligations of the Revolving Borrower or any of their Subsidiaries in respect of leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the Ordinary Course of Business.

11.06 Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries, other than in the Ordinary Course of Business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in Section 11.03;

(ii) loans may be made and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Sections 11.02, 11.04 and 11.05;

(iii) customary fees, indemnities and reimbursements may be paid to (a) non-officer directors and (b) officers and other advisors of Holdings and its Subsidiaries;

(iv) Holdings may issue Holdings common Equity Interests and Qualified Preferred Stock;

(v) Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Holdings and its Subsidiaries in the Ordinary Course of Business;

(vi) Subsidiaries of the Revolving Borrower may pay management fees, licensing fees and similar fees to the Revolving Borrower or to Subsidiary Guarantor;

(vii) [Reserved];

(viii) transactions among Subsidiaries that are not Credit Parties;

(ix) transactions among Credit Parties on customary terms and in the Ordinary Course of Business (including, without limitation, the Investments set forth in Section 11.05);

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(x) the Credit Parties may reimburse the Sponsor for all indemnities and expenses which are incurred by the Sponsor in the Ordinary Course of Business and are payable to the Sponsor in accordance with the Management Agreement;

(xi) the Credit Parties may pay management fees to the Sponsor in accordance with the Management Agreement in an aggregate amount not to exceed the amount payable to Sponsor set forth in the Management Agreement as in effect on the Closing Date; provided, that (a) at the time of any payment of any such management fees, no Event of Default shall have occurred and be continuing, and no Event of Default would result from the payment of such management fees, (b) on the date of and after giving effect to the payment of any such management fees, Availability shall be at least $2,000,000 and (c) if such management fees are not permitted to be paid due to the restrictions set forth in clauses (a) and (b) above, such fees shall be permitted to accrue and may be paid at a later date if and to the extent that such fees are permitted to be paid in accordance with clauses (a) and (b) above;

(xii) [Reserved];

(xiii) Permitted Cure Securities;

(xiv) [Reserved];

(xv) the sale or assignment of Intellectual Property that is, in the reasonable good faith judgment of Holdings, no longer material in the conduct of the business of Holdings or any of its Subsidiaries; provided that such sale or assignment shall be on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(xvi) any license or sublicense that does not materially interfere with the business of Holdings or of any of its Subsidiaries; provided that such license or sublicense shall be on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; and

(xvii) any other transactions by Holdings with any Affiliate of Holdings or any of its Subsidiaries, with transaction values in the aggregate not in excess of $250,000.

Notwithstanding anything to the contrary contained above in this Section 11.06, in no event shall Holdings or any of its Subsidiaries pay any management, consulting or similar fee to any of the Sponsor or any of its or their respective Affiliates except as specifically provided in clauses (iii)(a), (vi), (x) and (xi) of this Section 11.06.

11.07 Issuance of Equity Interests by Subsidiaries. Holdings will not permit any of its Subsidiaries to issue Equity Interests, other than to Holdings or a Subsidiary (other than as permitted hereunder or directors’ qualifying shares to the extent required by applicable law or Investments in joint ventures or Non Wholly Owned Subsidiaries permitted by this Agreement).

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11.08 Fixed Charge Coverage Ratio. Holdings will not permit the Fixed Charge Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of Holdings set forth below to be less than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter Ending On Or About:	Ratio:

September 30, 2017	1.10:1.00
December 31, 2017	1.10:1.00
March 31, 2018	1.10:1.00
June 30, 2018	1.10:1.00
September 30, 2018	1.10:1.00
December 31, 2018	1.10:1.00
March 31, 2019	1.20:1.00
June 30, 2019	1.20:1.00
September 30, 2019	1.20:1.00
December 31, 2019	1.20:1.00
March 31, 2020	1.10:1.00
June 30, 2020	1.10:1.00
September 30, 2020	1.10:1.00
December 31, 2020	1.10:1.00
March 31, 2021	1.10:1.00
June 30, 2021	1.10:1.00
September 30, 2021	1.10:1.00
December 31, 2021	1.10:1.00
March 31, 2022 and thereafter	1.25:1.00

11.09 Total Net Leverage Ratio. Holdings will not permit the Total Net Leverage Ratio for any Test Period ending on the last day of a fiscal quarter of Holdings set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending On Or About:	Ratio:

September 30, 2017	3.75:1.00
December 31, 2017	3.75:1.00
March 31, 2018	3.75:1.00
June 30, 2018	3.75:1.00
September 30, 2018	3.35:1.00
December 31, 2018	3.35:1.00
March 31, 2019	3.35:1.00
June 30, 2019	3.35:1.00
September 30, 2019	2.75:1.00
December 31, 2019	2.75:1.00
March 31, 2020	2.75:1.00
June 30, 2020	2.50:1.00
September 30, 2020	2.50:1.00
December 31, 2020	2.50:1.00
March 31, 2021	2.00:1.00
June 30, 2021	2.00:1.00
September 30, 2021	2.00:1.00
December 31, 2021	2.00:1.00
March 31, 2022 and thereafter	2.00:1.00

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11.10 Asset Coverage Ratio. Holdings shall not permit, as of any date, the aggregate assets of Holdings and its Subsidiaries, determined in accordance with GAAP as shown in the most recently prepared consolidated balance sheet of Holdings and listed therein as cash and Cash Equivalents (not substantially restricted), cash and Cash Equivalents (substantially restricted), Receivables, short-term investments (substantially restricted) (or substantially equivalent categories or any other assets otherwise designated by Holdings for the payment of Payment Service Obligations as reflected in such balance sheet), to be less than its Payment Service Obligations reflected in such consolidated balance sheet.

11.11 [Reserved]

11.12 Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. Holdings will not, and will not permit any of its Subsidiaries to:

(i) [Reserved];

(ii) amend, modify, or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, unless such amendment, modification, change or other action contemplated by this clause (ii) (1) could not reasonably be expected to be materially adverse to the interests of the Lenders or (2) unless such amendment, modification, change or other action is otherwise satisfactory to the Agents;

(iii) amend, modify, change or terminate any Material Contract unless such amendment, modification, change or termination is (1) approved in advance by the Agents or (2) could not reasonably be expected to be materially adverse to the interests of the Lenders;

(iv) designate any Indebtedness (or related interest obligations) as “Designated Senior Debt” or similar term except for the Obligations;

(v) amend, modify, supplement or otherwise change, or waive, any provision of the Management Agreement or the Intercompany Note unless such amendment, modification, supplement or change is (1) approved in advance by the Agents or (2) could not reasonably be expected to be materially adverse to the interests of the Lenders; provided that any increase in any fees payable by Holdings or any of its Subsidiaries pursuant to the Management Agreement shall automatically be deemed materially adverse to the interests of the Lenders;

(vi) make or give any notice in respect of any principal or interest payment on, or any redemption or acquisition for value of, or any other payment with respect to any Subordinated Debt except as permitted by the subordination terms of the Subordinated Debt Documents.

11.13 Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions in respect of its Equity Interests or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which Holdings or any of its Subsidiaries is the licensee) or other contract entered into by Holdings or any of its Subsidiaries in the Ordinary Course of Business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions which, in the reasonable opinion of the Agents, are not more restrictive (taken as a whole) than the restrictions hereof; and (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 11.01(iii), (vi), (xv) or (xvi).

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11.14 [Reserved]

11.15 Business; etc.

(a) Holdings will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any material line of business other than the businesses engaged in by Holdings and its Subsidiaries as of the Closing Date, and businesses ancillary, corollary or reasonably related thereto.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither Holdings nor the Term Borrower will engage in any business or own any significant assets or have any material Indebtedness other than (i) its ownership of the Equity Interests of its Subsidiaries, (ii) those liabilities which it is responsible for under this Agreement and the other Documents to which it is a party, provided that Holdings and the Term Borrower may engage in those activities that are incidental to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities, (iii) customary liabilities, expenses and indemnity obligations for directors and officers and expenses in the ordinary course of business and (iv) those activities set forth on Schedule XVI.

(c) No Credit Party will make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

11.16 [Reserved].

11.17 [Reserved].

SECTION 12. Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

12.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or Note or any Fees, or any other amounts owing hereunder or under any other Credit Document; or

12.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent, the Collateral Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

12.03 Covenants. Holdings or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 10.01, 10.04, 10.11, 10.12, or Section 11 (subject to the Cure Rights to the extent permitted pursuant to the last paragraph of this Section 12 and provided that any default in the due performance or observance by it of any term, covenant or agreement contained in Section 11.10 shall not constitute an Event of Default under this Section 12) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 12.01 and 12.02) or any other Credit Document and such default under this Section 12.03(ii) shall continue unremedied for a period of 30 days after the earlier of (x) written notice from Administrative Agent of such default and (y) actual knowledge of an Authorized Officer of any Credit Party of the occurrence thereof; or

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12.04 Default Under Other Agreements. (i) Holdings or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined after all grace periods have run and applicable required notice has been given), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid (other than by (x) a regularly scheduled required prepayment or (y) a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default)), prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 12.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $5,000,000; or

12.05 Bankruptcy, etc. Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary that is not a Credit Party) shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary that is not a Credit Party), and the petition is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary that is not a Credit Party), to operate all or any substantial portion of the business of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary that is not a Credit Party), or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary that is not a Credit Party) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary that is not a Credit Party), or there is commenced against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary that is not a Credit Party) any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary that is not a Credit Party) makes a general assignment for the benefit of creditors; or any Company action is taken by Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary that is not a Credit Party) for the purpose of effecting any of the foregoing; or

12.06 ERISA. Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is granted under Section 412 of the Code or Section 303 or 304 of ERISA; a Reportable Event shall have occurred; any determination that any Plan or Multiemployer Plan is considered at-risk or in endangered or critical status as defined in Sections 303, 304 and 305 of ERISA or Sections 430, 431, and 432 of the Code; any Plan or Multiemployer Plan which is subject to Title IV of ERISA shall have had or it is reasonable likely to have a trustee appointed to administer such Plan or Multiemployer Plan; any Plan or Multiemployer Plan which is subject to Title IV of ERISA is, shall have been terminated or to be the subject of termination proceedings under ERISA; any Plan shall have an Unfunded Current Liability; a contribution required to be made with respect to a Plan, a Multiemployer Plan or a Foreign Pension Plan has not been timely made; a Credit Party has incurred any liability to or on account of a Plan, a Multiemployer Plan or any other “plan” as defined in Section 3(3) of ERISA); a Credit Party has incurred or is likely to incur liabilities pursuant to Foreign Pension Plans; the adoption of (or obligation to contribute to) an employee welfare plan as defined in Section 3(1) of ERISA which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of a Credit Party or coverage after a participant’s termination of employment (except as required by Section 4980B of the Code); or a “default,” within the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Multiemployer Plan; and there shall result from any such event or events described in this Section 12.06 above, (a) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on the assets of a Credit Party, the granting of a security interest in the assets of a Credit Party, or a liability to a Credit Party; and (b) such Lien, security interest or liability individually, and/or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect; or

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12.07 Security Documents. Any material provision of the Security Documents shall fail or cease to be in full force and effect (except as a result of a release in accordance with the terms thereof), or shall fail or cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected (subject to Section 14.17) security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 11.01), and subject to no other Liens (except as permitted by Section 11.01); or

12.08 Guaranties. Any material provision of any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

12.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings involving in the aggregate for Holdings and its Subsidiaries a liability (not paid or to the extent not covered by indemnity or a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $3,000,000; or

12.10 Material Licenses and Approvals. The loss, suspension or revocation of, or failure to renew, any material license or permit (including, without limitation, any license, permit or other authorization listed on Schedule XIII) now held or hereafter acquired by any Holdings or any of its Subsidiaries; or

12.11 Key Employees. Robert Lisy shall cease to be an employee of the Revolving Borrower or its Affiliates, unless within 12 months of such event such individuals shall be replaced with one or more individuals reasonably acceptable to the Sponsor; or

12.12 Change of Control. A Change of Control shall occur;

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12.13 Indictment. The indictment of any Credit Party or any of its Subsidiaries or the President, Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer, Chief Administrative Officer, Vice President of Sales, Senior Vice President of Business Development or Persons holding equivalent or successor positions or positions with substantially similar responsibilities (each a “Senior Officer”) (in the case of such persons, in connection with the activities of such person for a Credit Party or any of its Subsidiaries) thereof under any criminal statute, or commencement of criminal or civil proceedings by any Governmental Authority against any Credit Party or any of its Subsidiaries or any Senior Officer thereof (in the case of a Senior Officer, in connection with the activities of such Senior Officer for a Credit Party or any of its Subsidiaries), pursuant to which statute or proceedings the penalties or remedies sought include forfeiture to any Governmental Authority of any material portion of the property of a Credit Party or any of its Subsidiaries shall occur; or

12.14 Conduct of Business. Any Credit Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business if such cessation could reasonably be expected to have a Material Adverse Effect, then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Collateral Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of any Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 12.05 shall occur with respect to a Borrower, the result which would occur upon the giving of written notice by the Collateral Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) [Reserved]; (iv) [Reserved]; (v) enforce, as the Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (vi) enforce each Guaranty; and (vii) apply any cash collateral held by the Administrative Agent or the Collateral Agent pursuant to Section 6.02 to the repayment of the Obligations. In the event that the Required Lenders direct the Collateral Agent to exercise the rights set forth in subsection (v) herein, the Credit Parties agree to coordinate and cooperate with the Required Lenders, the Collateral Agent, and their respective counsel to facilitate and expedite all required filings required to be made under Financial Services Laws in connection with the exercise of such rights within the legally-required timeframes for such filings and submissions, and shall promptly furnish all information requested by the Required Lenders, the Collateral Agent or their respective counsel in connection with any such filing. All payments received following acceleration or any enforcement of remedies or Liens shall be applied pursuant to any Agreement Among Lenders.

Notwithstanding anything to the contrary contained in this Section 12, in the event that the Credit Parties fail (or, but for the operation of this paragraph, would fail) to comply with the covenants set forth in Sections 11.08, 11.09 and 11.10 (such applicable covenants, the “Financial Performance Covenants”) as of the last day of any fiscal quarter, at any time after such last day until the day that is 15 days after the date the certificate calculating the Financial Performance Covenants for such fiscal quarter is required to be delivered pursuant to Section 10.01(g) or, if earlier, on the date on which such certificate is delivered, Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings (collectively, the “Cure Right”), which cash shall be contributed as common Equity Interests to the Revolving Borrower (such contributed amount, the “Cure Amount”); provided, however, that such Cure Amount shall not exceed the amounts set forth below and such Financial Performance Covenants shall be recalculated by (x) increasing Consolidated EBITDA for purposes of any cure of Sections 11.08 and 11.09 and (y) increasing cash for purposes of Section 11.10, in each case with respect to such fiscal quarter and any four-quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement (including any “baskets”), by an amount equal to the Cure Amount; provided, further, that, (i) until the Maturity Date there shall be no more than five Cure Rights exercised in the aggregate, and no more than two Cure Rights exercised during any four consecutive fiscal quarter period and not in successive fiscal quarters, (ii) for purposes of this paragraph, the Cure Amount shall (x) be no greater than the amount required for purposes of complying with the Financial Performance Covenant and (y) not exceed $4,000,000; provided that the aggregate amount of all Cure Amounts shall not exceed $10,000,000 and (iii) for the avoidance of doubt, in recalculating the Financial Performance Covenants by increasing Consolidated EBITDA as set forth above, there shall be no pro forma effect given to any reduction of Loans with the Cure Amount in such recalculation of the Financial Performance Covenants for the applicable fiscal period and any four-quarter period that contains such fiscal quarter (but pro forma effect shall be given to such reduction of Loans with the Cure Amount in subsequent fiscal periods). If, after giving effect to the adjustments in this paragraph, Holdings shall then be in compliance with the requirements of the Financial Performance Covenants, Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement. In the event that no Event of Default exists other than that arising due to failure of the Credit Parties to comply with the Financial Performance Covenants, then until the expiration of the periods set forth above, neither Administrative Agent, the Collateral Agent nor any Lender shall exercise any remedies set forth in Section 12 hereof or under any Credit Document until after Holdings’ ability to cure has lapsed and Holdings has not exercised such Cure Right. If Borrower intends to exercise its Cure Right in any fiscal quarter, Borrower shall deliver a notice thereof to the Administrative Agent and the Collateral Agent within five (5) Business Days following the date the certificate calculating the Financial Performance Covenants for such fiscal quarter is required to be delivered pursuant to Section 10.01(g) or, if earlier, on the date on which such certificate is delivered.

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SECTION 13. The Administrative Agent; The Collateral Agent.

13.01 Appointment. The Lenders hereby irrevocably designate and appoint MC Admin as Administrative Agent and MC Admin as the Collateral Agent (for purposes of this Section 13, the term “Agents” shall refer to both MC Admin in its capacity as Administrative Agent and MC Admin in its capacity as the Collateral Agent pursuant to the Security Documents collectively, and the term “Agent” shall refer to each of them as applicable in their respective roles) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of each Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agents may perform any of their respective duties hereunder by or through its officers, directors, agents, employees or Affiliates.

13.02 Nature of Duties.

(a) No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither Agent nor any of their respective officers, directors, agents, employees or Affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final decision which is no longer subject to appeal). The duties of each Agent shall be mechanical and administrative in nature; the Agents shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger and Documentation Agent are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger and Documentation Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents as, and to the extent, provided for under Sections 13.06 and 14.01. Without limitation of the foregoing, neither the Lead Arranger nor Documentation Agent shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

(c) Each Lender unconditionally and irrevocably acquits and fully forever releases and discharges each Agent and all its Affiliates, members, partners, subsidiaries, officers, employees, agents, attorneys, principals, directors and shareholders and its respective heirs, legal representatives, successors and assigns (collectively, the “Releasees”) on the date each interest payment on the Loans is made by a Borrower from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which such party hereto ever had or now has against any of the Releasees and which has arisen at any time prior to the date of such interest payment out of this Agreement, the other Credit Documents or any other related documents, instruments, agreements or matters or the enforcement or attempted or threatened enforcement by any of the Releasees of any of their respective rights, remedies or recourse related thereto (collectively, the “Released Claims”) (but in each case referred to in this clause (c), excluding any claims, demands, causes of actions, obligations, remedies, suits, damages or liabilities to the extent same occurred by reason of the gross negligence or willful misconduct of the Releasee to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). Each Lender covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Releasees any action or other proceeding based upon any of the Released Claims.

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13.03 Lack of Reliance on the Agents.

(a) Each Lender from time to time party to this Agreement (i) confirms that it has received a copy of this Agreement and the other Credit Documents, together with copies of the financial statements referred to therein, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to become a Lender under this Agreement, (ii) agrees that it has made and will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents and, except as expressly provided in this Agreement, the Agents shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Credit Parties pursuant to the terms of this Agreement or any other Credit Document unless such Agent is restricted from doing so due to confidentiality requirements of Section 14.16, (iii) acknowledges and agrees that no fiduciary or advisory relationship between either Agent and any Lender is intended to be or has been created in respect of any of the transactions contemplated by this Agreement, (iv) acknowledges and agrees that each Agent, on the one hand, and each Lender on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, and no Lender relies on, any fiduciary duty on either Agent’s part, (v) acknowledges and agrees that each Lender is capable of evaluating and understanding, and each such Lender understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement, (vi) acknowledges and agrees that each Agent or any of their respective Affiliates may have received fees or other compensation from any Credit Party or any Affiliate of any Credit Party in connection with this Agreement which may or may not be publicly disclosed and such fees or compensation do not affect any Lender’s independent credit decision to enter into the transactions contemplated by this Agreement, (vii) acknowledges and agrees that notwithstanding that no fiduciary or similar relationship exists between the Agents and any Lender, each such Lender hereby waives, to the fullest extent permitted by law, any claims it may have against the Agents or their Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Agents and their Affiliates shall have no liability (whether direct or indirect) to any Lender in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on behalf of or in right of any Lender, including any such Lender’s Affiliates, members, partners, subsidiaries, officers, employees, agents, attorneys, principals, directors and shareholders and respective heirs, legal representatives, successors and assigns and creditors, in each case subject to and without limiting the terms of Section 13.02(a), and (viii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Credit Documents are required to be performed by it as a Lender. The Agents shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

(b) To the full extent permitted by applicable law, each party hereto and each Indemnified Person shall not assert, and hereby waives, any claim against any other party hereto or any other Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, any other agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof; provided, however, that the foregoing provisions shall not relieve a Borrower of its indemnification obligations as provided in Section 14.01(a) to the extent any Indemnified Person is found liable for any such damages. No party hereto and no Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Person results from such Person’s gross negligence, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final decision which is no longer subject to appeal); provided, however, that the foregoing provisions shall not relieve a Borrower of its indemnification obligations as provided in Section 14.01(a) to the extent any Indemnified Person is found liable for any such damages.

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13.04 Certain Rights of the Agents. If either Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, each Agent shall be entitled to refrain from any act or action, and neither any Lender nor the holder of any Note shall have any right of action whatsoever against such Agent as a result of such Agent refraining from such act or action, unless or until such Agent shall have received, pursuant to an escrow arrangement satisfactory to it, from a Borrower or the Lenders an amount initially equal to $250,000 and supplemented or increased thereafter on a monthly basis to the extent necessary (in the reasonable judgment of such Agent) to reimburse such Agent for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by such Agent as a result of such act or action and for which such Agent would be entitled to indemnification pursuant to Section 13.06 or Section 14.01 hereof. Any amounts subject to such escrow arrangement remaining after payment in full of all such indemnification obligations shall be returned to the Lenders or the Borrower, as applicable.

13.05 Reliance. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, facsimile or e-mail message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that either Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by either Agent.

13.06 Indemnification. To the extent each Agent (or any Affiliate thereof) is not reimbursed and indemnified by a Borrower subject to Section 14.01, the Lenders will reimburse and indemnify each Agent (and any Affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature (including, without limitation, any customary indemnifications provided to a deposit account bank pursuant to a “control agreement” referred to in the Security Agreement which may be imposed on, asserted against or incurred by such Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Credit Document) or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). For the avoidance of doubt, this Section 13.06 shall not apply to Taxes, except any Taxes that represent liabilities arising from any non-Tax claims.

13.07 Each Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms “Lender,” “Majority Lenders,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Agents in their respective individual capacities. The Agents and their Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement which may or may not be publicly disclose and otherwise without having to account for the same to the Lenders.

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13.08 Holders. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

13.09 Resignation by the Agents.

(a) Each Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 10 Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 12.05 then exists, the Revolving Borrower. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by any Agent, the Required Lenders, with the prior consent of the Revolving Borrower, which shall not be unreasonably withheld or delayed, shall appoint a successor Agent hereunder or thereunder to fulfill the same role as the resigning Agent (provided that the Revolving Borrower’s consent shall not be required if an Event of Default pursuant to Sections 12.01 or 12.05 then exists) and in no event shall any such successor Agent be a Defaulting Lender or a Disqualified Institution.

(c) If no successor Agent has been appointed pursuant to clause (b) above by the 3rd Business Day after the date such notice of resignation was given by such Agent, the applicable Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the applicable Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

(d) Upon a resignation of any Agent pursuant to this Section 13.09, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 13 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as the applicable Agent.

13.10 Collateral Matters.

(a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

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(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to (1) release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 11.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 14.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents, and (2) release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary Guarantor as a result of a transaction permitted under the Credit Documents or is otherwise permitted to be released from the applicable Guaranty pursuant to the Credit Documents. Upon request by any Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral or Guarantors from its obligations under the Subsidiaries Guaranty pursuant to this Section 13.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

13.11 Delivery of Information. The Agents shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agents from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agents at the time of receipt of such request and then only in accordance with such specific request.

13.12 Delegation of Duties. The Agents may perform any and all of their duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by either Agent (including, without limitation, MC Admin or any of its Affiliates). Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective officers, directors, employees, representatives, agents, sub-agents or advisors thereof. The Agents shall not be responsible for the negligence or misconduct of any respective sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

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13.13 No Reliance on either Agent’s Customer Identification Program; Certifications From Banks and Participants; US Patriot Act.

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on either Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the US Patriot Act or the regulations issued thereunder, including the regulations set forth in 31 CFR § 103.121, as hereafter amended or replaced (“CIP Regulations”), or any other Laws relating to the prevention of money laundering or the equivalent on any applicable jurisdiction, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Credit Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the US PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the US PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations or any equivalent provisions in any applicable jurisdiction.

(b) Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the US PATRIOT Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such Affiliated depository institution or foreign bank) shall deliver to each Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the US PATRIOT Act and the applicable regulations: (1) within ten days after the Closing Date, and (2) as such other times as are required under the US PATRIOT Act.

(c) The US PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, each Agent or Lender may from time to time request, and each Credit Party shall provide to such agents or Lender, each Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with Anti-Terrorism Laws.

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SECTION 14. Miscellaneous.

14.01 Payment of Expenses, etc.

(a) Each Borrower hereby agrees to: (i) pay all reasonable and documented (with supporting documentation) out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent (including, without limitation, the reasonable and documented (with supporting documentation) fees and disbursements of Weil, Gotshal & Manges LLP, as the Administrative Agent’s and Collateral Agent’s counsel) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent, the Collateral Agent and their respective Affiliates in connection with its or their syndication efforts with respect to this Agreement, (ii) after the occurrence of an Event of Default, each of the Administrative Agent, the Collateral Agent and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable and documented (with supporting documentation) fees and disbursements of counsel and consultants for the Administrative Agent, the Collateral Agent and the Lenders, collectively, which shall be limited to separate counsel for the Administrative Agent and the Collateral Agent, one counsel to the other Secured Creditors, one special counsel and one local counsel to the Secured Creditors taken as a whole in each relevant jurisdiction and, solely in the case of any conflict, one additional counsel for all similarly situated Secured Creditors and (iii) indemnify the Administrative Agent, the Collateral Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, Affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), actual losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, including without limitation, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) in connection therewith or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Holdings, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON, provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final judgment which is no longer subject to appeal to have resulted from the bad faith, gross negligence or willful misconduct of any Indemnified Person, (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnified Person for material breach of such Indemnified Person’s obligations or of their related parties hereunder or under any other Credit Document, if such Credit Party or such Subsidiary has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction, which is no longer subject to appeal, (C) arise from claims of any Indemnified Person solely against one or more other Indemnified Persons (other than claims against the Administrative Agent, the Collateral Agent, Lead Arranger, Documentation Agent or other similar Persons, in their respective capacities as such) that do not involve or have not resulted from an act or omission by any Credit Party or any Subsidiary or (D) relate to any settlement agreements entered into by an Indemnified Person without the prior written consent of the Revolving Borrower (not to be unreasonably withheld, conditioned or delayed). This Section 14.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

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(b) To the full extent permitted by applicable law, no party hereto shall assert, and hereby waives (to the extent permitted by applicable law), any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that such waiver shall not limit the indemnification obligations of the Credit Parties set forth in clause (a) above. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final decision which is no longer subject to appeal).

14.02 Right of Setoff.

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender (upon the prior written consent of the Required Lenders) is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special but other than Excluded Accounts) and any other Indebtedness at any time held or owing by the Administrative Agent, the Collateral Agent or such Lender or any Affiliate, branch or agency thereof (including, without limitation, by branches and agencies of the Administrative Agent, the Collateral Agent or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties then due and owing to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 14.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, the Collateral Agent or such Lender shall have made any demand hereunder. Each Lender agrees to notify the Revolving Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) [Reserved].

14.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including via email, facsimile and other electronic communication) and mailed, emailed, faxed or otherwise delivered: if to any Credit Party, at the address specified on Schedule II or in the other relevant Credit Documents; if to any Lender or the Collateral Agent, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party, the Administrative Agent or the Collateral Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Revolving Borrower, the Administrative Agent and the Collateral Agent. All such notices and communications shall, when mailed (certified return receipt required), emailed, faxed or sent by overnight courier, be effective when deposited in the mails, delivered to the email service provider or overnight courier, as the case may be, or sent by fax or email, except that notices and communications to the Administrative Agent, the Collateral Agent and any Credit Party shall not be effective until received by the Administrative Agent, the Collateral Agent or the Revolving Borrower or any Credit Party, as the case may be.

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14.04 Benefit of Agreement; Assignments; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders (other than in connection with a transaction expressly permitted hereunder) and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Obligations hereunder except as provided in Sections 2.13 and 14.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by a Borrower hereunder shall be determined as if such Lender had not sold such participation. Notwithstanding the foregoing, prior to the occurrence of any Event of Default pursuant to Sections 12.01 or 12.05, no assignments or participations shall be made to any Disqualified Institutions.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related out-standing Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor, or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the applicable Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Agents and, so long as no Event of Default under Sections 12.01 or 12.05 then exists, the Revolving Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that the Revolving Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agents within ten Business Days after having received notice thereof, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $5,000 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 14.15. To the extent of any assignment pursuant to this Section 14.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. Notwithstanding the foregoing, prior to the occurrence of any Event of Default pursuant to Sections 12.01 or 12.05, no assignments or participations shall be made to any Disqualified Institutions.

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(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Revolving Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 14.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 6.04, 13.06, 14.01 and 14.06), which shall survive as to such assigning Lender.

(e) The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.10 and 6.04 (subject to the requirements and limitations therein, including the requirements under Sections 6.04(b)-(f) (it being understood that the documentation required under Sections 6.04(b)-(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.04; provided that such participant (A) agrees to be subject to the provisions of Sections 2.12 and 2.13 as if it were an assignee under Section 14.04; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 6.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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14.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between a Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

14.06 Payments Pro Rata.

(a) Except as otherwise expressly provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of a Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than (i) if a Lender that has expressly consented in writing to waive its pro rata share of any such payment, in which case such amounts shall be reallocated on a pro rata basis among the other Lenders or (ii) if all Lenders shall have expressly consented in writing to waive their pro rata share of such payment, such payment shall be returned to the Borrower) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Except as otherwise provided herein, each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) by or on behalf of a Credit Party, which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 14.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

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14.07 Calculations; Computations.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP in effect from time to time in all material respects consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders); provided that, (i) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitted a Person to value its financial liabilities at the fair value thereof and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. In the event of any change in GAAP (any such change, for the purpose of this Section 14.07, an “Accounting Change”) that occurs after the date of this Agreement, then the Credit Parties and the Agents, on behalf of the Lenders, agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect any such Accounting Change with the desired result that the criteria for evaluating the financial condition of Holdings and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made, and until such time as such an amendment shall have been executed and delivered by the Credit Parties and Required Lenders, (i) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Change had not been made, and (ii) Holdings shall prepare footnotes to each certificate and the financial statements required to be delivered pursuant to Sections 10.01(a), (b), (c), and (f) hereunder that show the differences between the financial statements delivered (which reflect such Accounting Change) and the basis for calculating financial covenant compliance (without reflecting such Accounting Change). In addition, any lease that was classified or accounted for as an operating lease as of the Closing Date in accordance with GAAP and any similar lease entered into after the Closing Date shall be classified or accounted for as an operating lease and not a capitalized lease, even though, as a result of a change in GAAP after the Closing Date, such lease would be classified and accounted for as a capitalized lease.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable, except that interest computed by reference to Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).

14.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE OR ANY SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK (OR (X) IN THE CASE OF ANY SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT IN THE STATE OR OTHER JURISDICTION IN WHICH THE RESPECTIVE COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY CREDIT PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORE-MENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY CREDIT PARTY. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH ON SCHEDULE II, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH ANY PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.

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(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Revolving Borrower and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

14.10 Agreement Among Lenders. REFERENCE IS MADE TO THE AGREEMENT AMONG LENDERS. EACH OF HOLDINGS AND THE BORROWERS ACKNOWLEDGES THE AGREEMENT AMONG LENDERS SOLELY IN RELATION TO THE APPLICATION OF PAYMENTS OR PROCEEDS MADE AS SET FORTH THEREIN. EACH LENDER HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY LENDER THAT PROVIDES AN INCREMENTAL LOAN COMMITMENT) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE AGREEMENT AMONG LENDERS. THE PROVISIONS OF THIS SECTION 14.10 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE AGREEMENT AMONG LENDERS. REFERENCE MUST BE MADE TO THE AGREEMENT AMONG LENDERS ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE AGREEMENT AMONG LENDERS AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE AGREEMENT AMONG LENDERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN ANY OTHER CREDIT DOCUMENT, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THIS AGREEMENT AND THE AGREEMENT AMONG LENDERS, THE TERMS OF THE AGREEMENT AMONG LENDERS SHALL GOVERN AND CONTROL.

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14.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

14.12 Amendment or Waiver; etc.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, modified, changed, waived, discharged or terminated unless such amendment, modification, change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Revolving Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the written consent of the other Credit Parties party thereto or the Required Lenders), provided that in connection with the following the Required Lenders’ consent shall not be required but no such change, waiver, discharge or termination shall, without the written consent of each Non-Defaulting Lender (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note beyond the Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 14.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 14.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Closing Date), (iv) reduce the voting threshold specified in the definition of “Required Lenders” (it being understood that, additional extensions of credit pursuant to this Agreement shall be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Closing Date), (v) reduce the voting threshold specified in the definition of “Required Revolving Lenders” (it being understood that, additional extensions of credit pursuant to this Agreement shall be included in the determination of the Required Revolving Lenders on substantially the same basis as the Revolving Loan Commitments are included on the Closing Date) or (vi) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement; provided further, that in connection with the following the Required Lenders’ consent shall not be required but that no such amendment, modification, change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) [Reserved], (3) without the written consent of each Agent, amend, modify or waive any provision of Section 13 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of any Agent, (4) without the written consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (5) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Closing Date, without the written consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 6.02(h) (it being understood, however, that the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (6) without the written consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of “Majority Lenders” (it being understood that additional extensions of credit pursuant to this Agreement shall be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date), (7) without the written consent of the Required Revolving Lenders, amend, modify or waive any condition precedent set forth in Sections 7 or 8 with respect to the making of Revolving Loans, (8) reduce the amount of, or extend the date of, any Scheduled Repayment to any Lender without the written consent of such affected Lender, other than as otherwise expressly provided herein or (9) without the written consent of the Required Revolving Lenders, amend, modify or waiver the provisions of Section 11.10 or the definition of “Payment Service Obligations”.

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(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 14.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders (or, at the option of the Borrowers, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination.

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agents and the Revolving Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) [Reserved].

(e) Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the written consent of the Revolving Borrower and the Agents to the extent necessary to cure any ambiguity, omission, defect or inconsistency, without any further action by any other party.

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14.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 6.04, 13.06 and 14.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

14.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 14.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 6.04 from those being charged by the respective Lender prior to such transfer, then the applicable Borrower shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes occurring after the date of the respective transfer).

14.15 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 14.15, to maintain a register (the “Register”) at one of its offices in the United States on which it will record the names and addresses of the Lenders, the Commitments from time to time of each of the Lenders, the Loans made by (and stated interest owing to) each of the Lenders and each repayment in respect of the principal (and stated interest) amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect a Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 14.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 14.15 other than as a result of the Administrative Agent’s gross negligence or willful misconduct. Each Lender shall be entitled to review the Register solely relating to such information that pertains specifically to such Lender and shall have no right to view any information that pertains to any other Lender.

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14.16 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 14.16, each of the Administrative Agent, the Collateral Agent and each Lender agrees that it will keep confidential (using no less than a reasonable standard of care) and not disclose without the prior consent of Holdings (other than to its employees, auditors, advisors or counsel to the Administrative Agent, the Collateral Agent or any Lender, on a need to know basis, if the Administrative Agent, the Collateral Agent, or any such Lender or the Administrative Agent’s, the Collateral Agent’s or any such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as the Administrative Agent, the Collateral Agent or any such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that the Administrative Agent, the Collateral Agent, and any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 14.16(a) by the respective Lender, (ii) as may be and to the extent required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors; provided, however, that the Administrative Agent, the Collateral Agent or any such Lender shall provide Holdings prompt notice thereof (other than with respect to any request of a regulatory authority or a self-regulatory authority having or asserting jurisdiction over such person), (iii) as may be and to the extent required or appropriate in respect to any summons or subpoena or in connection with any litigation, provided, however, that the Administrative Agent, the Collateral Agent or any such Lender shall provide Holdings prompt notice thereof (to the extent permitted by such summons or subpoena), (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, provided, however, that such Lender shall provide Holdings prompt notice thereof (to the extent permitted by such law, order, regulation or ruling), (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) has agreed in writing to be bound by the provisions of this Section 14.16, (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee has agreed in writing to be bound by the confidentiality provisions contained in this Section 14.16, and (vii) to (A) any bank or financial institution and (B) S&P, Moody’s, Fitch Ratings and/or other ratings agencies, in each case, as such Lender deems necessary or appropriate in connection with such Lender’s obtaining financing; provided, however, that such financial institution or ratings agency shall be informed of the confidentiality of such information; provided, that no disclosures of such information shall be made prior to any Event of Default pursuant to Sections 12.01 or 12.05 to any Disqualified Institutions.

(b) Each Credit Party hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 14.16 to the same extent as such Lender.

(c) Notwithstanding anything to the contrary contained in this Section 14.16, each Credit Party hereby agrees that each Agent and its Affiliates may, with the prior written (including by electronic mail) consent of the Revolving Borrower, publicize its services in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein, including, without limitation, through granting interviews with and providing information to the financial press and other media and by publicizing such services on its web-site or other electronic medium; provided, however, that each Agent and its Affiliates shall not publicize as contemplated above in this clause (c) until the earlier to occur of (i) the fifth day following the Closing Date and (ii) such date as Holdings shall have publicly announced the consummation of the Transaction. In addition, each Credit Party hereby authorizes each Agent to place a customary “tombstone” advertisement regarding this Agreement and the transactions contemplated herein related hereto in publications of its choice at its own expense with prior notice and written (including by electronic mail) consent of the Revolving Borrower.

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(d) Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges that (x) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document may include material non-public information concerning Holdings or one or more of its Subsidiaries, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information, and (z) it will handle such material non-public information in accordance with applicable laws, including federal and state securities laws.

14.17 Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties may require that, among other things, all promissory notes executed by, and Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized or where the respective assets are located to create and perfect all security interests granted pursuant to the various Security Documents in accordance with such Security Documents and to take all actions under the laws of the United States and any State thereof to perfect the security interests in the assets, Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said Equity Interests or promissory notes are owned by any Credit Party and subject to Section 14.17). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of assets or promissory notes issued by, or Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Closing Date, no actions have been or may in the future be required to be taken to perfect, under local law of the jurisdiction where the respective assets are located or of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents in accordance with the Security Documents. Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, no Credit Party nor any Subsidiary thereof shall be required to make any filings or take any other actions to record or perfect any Lien on or security interest in any property or assets outside the United States or the pledge of which would require registration or other action outside the United States or to reimburse any Person for any costs or expenses incurred in connection with making such filings or taking any other such action. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States and any State thereof) not required to be taken in accordance with the provisions of this Section 14.17, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 10.12 and this Section 14.17.

14.18 Patriot Act. Each Lender subject to the US PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “US Patriot Act”) hereby notifies each Credit Party that pursuant to the requirements of the US Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Act.

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14.19 Post-Closing Actions. The Credit Parties hereby agree to deliver or take the actions described on Schedule X hereto, within the applicable time periods set forth therein (which periods may be extended by the Agents in their sole discretion), in form and substance reasonably acceptable to the Agents. All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 14.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 14.19 have been taken (or were required to be taken). The acceptance of the benefits of each Loan shall constitute a representation, warranty and covenant by each Borrower to each of the Lenders that the actions required pursuant to this Section 14.19 will be, or have been, taken within the relevant time periods referred to in this Section 14.19 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this Section 14.19, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, may give rise to an Event of Default pursuant to this Agreement.

14.20 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

14.21 Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

14.22 [Reserved].

14.23 Release. The Collateral Agent shall (and is authorized by each of the Secured Creditors under the Security Documents (including in their capacities as providers of Interest Rate Protection Agreements, Cash Management Products and Services and Other Hedging Agreements) to) (1) release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than (x) unasserted inchoate indemnification obligations and (y) obligations and liabilities under Interest Rate Protection Agreements and Other Hedging Agreements and obligations pursuant to Cash Management Products and Services, in each case to the extent not then due and payable, including any obligations or liabilities that become due and payable as a result of such release) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 11.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 14.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents, and (2) release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Subsidiary Guarantor as a result of a transaction permitted under the Credit Documents or is otherwise permitted to be released from the applicable Guaranty pursuant to the Credit Documents.

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14.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

14.25 Limitation on Permitted Discretion.

(a) The Collateral Agent shall have the right to establish, modify or eliminate Reserves against Eligible Receivables from time to time in its Permitted Discretion.

(b) Notwithstanding the foregoing or any provision in this Agreement to the contrary, circumstances, conditions, events or contingencies arising prior to the Closing Date and disclosed to the Collateral Agent in writing prior to the Closing Date shall not be the basis for any establishment or modification of Reserves, eligibility criteria or advance rates unless (i) in the case of Reserves and eligibility criteria, such Reserves or eligibility criteria were established on the Closing Date or (ii) such circumstances, conditions, events or contingencies shall have changed since the Closing Date.

(c) Any exercise of Permitted Discretion with respect to Reserves shall be based on a good faith reasonable determination of the Agent that the circumstances, conditions, events or contingencies giving rise thereto will or reasonably could be expected to adversely affect the value of the Eligible Receivables, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount the Secured Parties would likely receive in the liquidation of any portion of Eligible Receivables included in the Borrowing Base. The amount of any Reserves must bear a reasonable relationship to the circumstance, condition, event or other contingency that is the basis therefor.

(d) Upon delivery of notice to the Revolving Borrower by the Collateral Agent of its intent to establish or increase Reserves, the Collateral Agent shall be available to discuss the proposed Reserves or increase, and Borrowers may take such action as may be required so that the circumstance, condition, event or other contingency that is the basis for such Reserves or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Collateral Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Collateral Agent to establish or change such Reserves, unless the Collateral Agent shall have determined in its Permitted Discretion that the circumstance, condition, event or other contingency that is the basis for such new Reserves or such change no longer exists or has otherwise been adequately addressed by Borrowers.

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SECTION 15. Holdings and Borrowers Guaranty.

15.01 Guaranty. In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements and Other Hedging Agreements and in recognition of the direct benefits to be received by Holdings and the Borrowers from the proceeds of the Loans and the entering into of such Interest Rate Protection Agreements and Other Hedging Agreements, Holdings and the Borrowers hereby agree with the Guaranteed Creditors as follows (the “Holdings and Borrowers Guaranty”): Holdings and each Borrower hereby unconditionally and irrevocably (until the termination of this Agreement or the repayment in full in cash of the Obligations ( other than contingent obligations not yet due and owing) guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of (i) in the case of Holdings, any and all of the Guaranteed Obligations of the Borrowers to the Guaranteed Creditors, (ii) in the case of the Term Borrower, any and all Guaranteed Obligations of the Revolving Borrower to the Guaranteed Creditors and (iii) in the case of the Revolving Borrower, any and all of the Guaranteed Obligations of the Term Borrower to the Guaranteed Creditors (each of Holdings, the Term Borrower and the Revolving Borrower, in their respective capacities as a Guarantor under this Section 15, the “Applicable Guarantor” and the reference to the Guaranteed Obligations under this Section 15 shall refer, (i) in the case of Holdings, to the Obligations of the Borrowers, (ii) in the case of the Term Borrower, to the Obligations of the Revolving Borrower and (iii) in the case of the Revolving Borrower, to the Obligations of the Term Borrower). If any or all of the Guaranteed Obligations of the Borrowers to the Guaranteed Creditors becomes due and payable hereunder, the Applicable Guarantor, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers), then and in such event the Applicable Guarantor agree that any such judgment, decree, order, settlement or compromise shall be binding upon the Applicable Guarantor, notwithstanding any revocation of this Holdings and Borrowers Guaranty or other instrument evidencing any liability of the Borrowers, and the Applicable Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

15.02 Bankruptcy. Additionally, each Applicable Guarantor, on a joint and several basis with the other Subsidiary Guarantors, unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrowers upon the occurrence and continuance of any of the events specified in Section 12.05, and irrevocably and unconditionally, on a joint and several basis with the other Subsidiary Guarantors, promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

15.03 Nature of Liability. The liability of the Applicable Guarantors hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of the Applicable Guarantors hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrowers or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Applicable Guarantors waive any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 15.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

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15.04 Independent Obligation. The obligations of the Applicable Guarantors hereunder are independent of the obligations of any other guarantor, any other party or the Borrowers, and a separate action or actions may be brought and prosecuted against the Applicable Guarantors whether or not action is brought against any other guarantor, any other party or the Borrowers and whether or not any other guarantor, any other party or the Borrowers be joined in any such action or actions. The Applicable Guarantors waive, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrowers or other circumstance which operates to toll any statute of limitations as to the Borrowers shall operate to toll the statute of limitations as to the Applicable Guarantors.

15.05 Authorization. Each Applicable Guarantor authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings and Borrowers Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against the Borrowers, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrowers, other Credit Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrowers to their creditors other than the Guaranteed Creditors;

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(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers to the Guaranteed Creditors regardless of what liability or liabilities of the Borrowers remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Interest Rate Protection Agreement or any Other Hedging Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of any Applicable Guarantor from their liabilities under this Holdings and Borrowers Guaranty.

15.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Applicable Guarantors or any of their Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

15.07 Subordination. Any indebtedness of the Borrowers now or hereafter owing to the Applicable Guarantors is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if any Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrowers to an Applicable Guarantor shall be collected, enforced and received by the Applicable Guarantors for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of such Applicable Guarantor under the other provisions of this Holdings and Borrowers Guaranty. Prior to the transfer by an Applicable Guarantor of any note or negotiable instrument evidencing any such indebtedness of the Borrowers to an Applicable Guarantor, such Applicable Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Applicable Guarantor hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings and Borrower Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

15.08 Waiver.

(a) Each Applicable Guarantor waives (in each case, to the extent permitted by applicable law) any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrowers, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrowers, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Each Applicable Guarantor waives any defense based on or arising out of any defense of the Borrowers, any other guarantor or any other party, other than defense of payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrowers, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Applicable Guarantor hereunder except to the extent the Guaranteed Obligations have been paid. Each Applicable Guarantor waives any defense (other than defense of payment) arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of an Applicable Guarantor against the Borrowers or any other party or any security.

122

(b) Each Applicable Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings and Borrowers Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Each Applicable Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Applicable Guarantor assumes and incurs hereunder, and agrees that neither Agent nor any of the other Guaranteed Creditors shall have any duty to advise an Applicable Guarantor of information known to them regarding such circumstances or risks.

(c) Until such time as the Guaranteed Obligations have been paid in full in cash, each Applicable Guarantor hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Holdings and Borrowers Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any Borrower or any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrowers or any other guarantor which it may at any time otherwise have as a result of this Holdings and Borrowers Guaranty, provided, however, that such rights and remedies shall remain waived and released at any time any Agent or any of the Guaranteed Creditors (with or through their designees) have acquired all or any portion of the Collateral (as defined in the Security Documents) by credit bid, strict foreclosure or through any other exercise of remedies available to the Agents or the Guaranteed Creditors pursuant to the Security Documents.

(d) Each Applicable Guarantor warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

15.09 Payments. All payments made by each Applicable Guarantor pursuant to this Section 15 shall be made in Dollars and will be made without setoff, counterclaim or other defense (other than defense of payment), and shall be subject to the provisions of Sections 6.03 and 6.04.

15.10 Maximum Liability. It is the desire and intent of each Applicable Guarantor and the Guaranteed Creditors that this Holdings and Borrowers Guaranty shall be enforced against such Applicable Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of such Applicable Guarantor under this Holdings and Borrowers Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of such Applicable Guarantor’s obligations under this Holdings and Borrowers Guaranty shall be deemed to be reduced and such Applicable Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

* * *

123

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Intermex holdings ii, INC., as Holdings

By:	/s/ Darrell Ebbert
Name:	Darrell Ebbert
Title:	Chief Financial Officer

INTERMEX HOLDINGS, INC., as the Term
Borrower

By:	/s/ Darrell Ebbert
Name:	Darrell Ebbert
Title:	Chief Financial Officer

INTERMEX WIRE TRANSFER, LLC, as the
Revolving Borrower

By:	/s/ Darrell Ebbert
Name:	Darrell Ebbert
Title:	Chief Financial Officer

MC ADMIN CO LLC, as Administrative Agent

By:	/s/ Jonathan Tunis
Name:	Jonathan Tunis
Title:	Managing Director

MC ADMIN CO LLC, as Collateral Agent

By:	/s/ Jonathan Tunis
Name:	Jonathan Tunis
Title:	Managing Director

MC CREDIT FUND I LP, as a Lender

By:	/s/ Ashok Nayyar
Name: Ashok Nayyar
Title: Authorized Signatory

MC CREDIT FUND II LP, as a Lender

By:	/s/ Ashok Nayyar
Name: Ashok Nayyar
Title: Authorized Signatory

MC CREDIT FUND III (LOAN FUNDING) LP,
as a Lender

By:	/s/ Ashok Nayyar
Name: Ashok Nayyar
Title: Authorized Signatory

XL VALUE ONSHORE, LLC,
as a Lender

By:	/s/ Christopher Safaya
Name: Christopher Safaya
Title: Authorized Signatory

MEDLEY OPPORTUNITY FUND III LP,
a Delaware limited partnership, as a Term Loan Lender

By: MOF III Management LLC,
a Delaware limited liability company,
its investment manager

By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer

FARMERS INSURANCE EXCHANGE,
a California interinsurance exchange, as a Term Loan Lender

By: Medley SMA Advisors LLC,
a Delaware limited liability company,
its investment manager

By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer

MID-CENTURY INSURANCE COMPANY,
a California corporation, as a Term Loan Lender

By: Medley SMA Advisors LLC,
a Delaware limited liability company,
its investment manager

By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer

FIRE INSURANCE EXCHANGE,
a California interinsurance exchange, as a Term Loan Lender

By: Medley SMA Advisors LLC,
a Delaware limited liability company,
its investment manager

By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer

TRUCK INSURANCE EXCHANGE,
a California interinsurance exchange, as a Term Loan Lender

By: Medley SMA Advisors LLC,
a Delaware limited liability company,
its investment manager

By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer

RELIANCE STANDARD LIFE INSURANCE COMPANY,
an Illinois Corporation, as a Term Loan Lender

By: Medley SMA Advisors LLC,
a Delaware limited liability company,
its investment manager

By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer

U.S. SPECIALTY INSURANCE COMPANY,
a Texas Corporation, as a Term Loan Lender

By: Medley SMA Advisors LLC,
a Delaware limited liability company,
its investment sub-advisor

By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer

Exhibit A-1

FORM OF NOTICE OF BORROWING

[_____________], 20[__]

MC Admin Co LLC, as Administrative Agent (the
“Administrative Agent”) for the Lenders party to
the Credit Agreement referred to below

2200 Atlantic Street, 5th Floor
Stamford, CT 06902
Attention: Jonathan Tunis and Purvang Desai
Facsimile No.: (203) 989-9701

MC Admin Co LLC, as Collateral Agent (the
“Collateral Agent”) under the Credit Agreement

referred to below

2200 Atlantic Street, 5th Floor
Stamford, CT 06902
Attention: Jonathan Tunis and Purvang Desai
Facsimile No.: (203) 989-9701

Ladies and Gentlemen:

The undersigned, [Intermex Holdings, Inc., a Delaware corporation (the “Term Borrower”)][Intermex Wire Transfer, LLC, a Florida limited liability company] (the “Revolving Borrower”), refers to the Credit Agreement, dated as of [●], 2017 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), by and among Intermex Holdings II, Inc., a Delaware corporation, Intermex Holdings, Inc., a Delaware corporation, Intermex Wire Transfer, LLC, a Florida limited liability company, the other Credit Parties from time to time party thereto, the Lenders from time to time party thereto and MC Admin Co LLC as Administrative Agent and Collateral Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing:

(i)	The aggregate principal amount of Loans to be incurred pursuant to such Borrowing is $_____________.

(ii)	The Business Day of the Borrowing is _____________.

(iii)	The Loans being incurred pursuant to such Borrowing shall constitute [Term] [Revolving] Loans.

(iv)	The Loans being incurred pursuant to such Borrowing are to be initially maintained as [Base Rate] [Eurodollar] Loans. [The duration of the initial Interest Period for the Eurodollar Loans applicable to such Borrowing shall be [______] months.]

The undersigned hereby certifies that, as of the date of the Borrowing and after giving effect thereto, the following statements are true:

(A)	no Default or Event of Default has occurred; [and]

(B)	all the representations and warranties of the Credit Parties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date was true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects on such date); [and]

(C)	[no Revolver Financial Covenant Breach has occurred.]

[Signature page follows.]

Very truly yours

[INTERMEX WIRE TRANSER, LLC][INTERMEX HOLDINGS, INC.]

By:
Name:
Title:

Exhibit A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

MC Admin Co LLC, as Administrative Agent (the
“Administrative Agent”) for the Lenders party to
the Credit Agreement referred to below

2200 Atlantic Street, 5th Floor
Stamford, CT 06902
Attention: Jonathan Tunis and Purvang Desai
Facsimile No.: (203) 989-9701

[____________], 20[__]

Re: [Intermex Wire Transfer, LLC (the “Revolving Borrower”)][Intermex Holdings, Inc. (the “Term Borrower”)]

Reference is made to the Credit Agreement, dated as of [●], 2017 (as the same may be amended, restated, supplemented or otherwise modified from time, the “Credit Agreement”), by and among Intermex Holdings II, Inc., a Delaware corporation, Intermex Holdings, Inc., a Delaware corporation, Intermex Wire Transfer, LLC, a Florida limited liability company, the other Credit Parties from time to time party thereto, the Lenders from time to time party thereto and MC Admin Co LLC as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

The [Term][Revolving] Borrower hereby gives the Administrative Agent irrevocable notice, pursuant to Section 2.06 of the Credit Agreement of its request for the following1:

(i)	a continuation, on , ___ , as Eurodollar Loans having an initial Interest Period of ___ months of the [Term Loan] [Revolving Loans] in an aggregate outstanding principal amount of $ , having an Interest Period ending on the proposed date for such continuation;

(ii)	a conversion, on , ___ to Eurodollar Loans having an initial Interest Period of ___ months of the [Term Loan] [Revolving Loans] in an aggregate outstanding principal amount of $ ; and

(iii)	a conversion, on , ___ to Base Rate Loans, of the [Term Loan] [Revolving Loans] in an aggregate outstanding principal amount of $ .

In connection herewith, the undersigned hereby certifies that, except as set forth on Schedule A attached hereto, no Default or Event of Default has occurred and is continuing on the date hereof, both before and after giving effect to any Loan to be made on or before any date for any proposed conversion or continuation set forth above.

[Signature page follows.]

[1]	(i)	Except as otherwise provided in Section 2.10(b) of the Credit Agreement, Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto,

	(ii)	unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Event of Default is in existence on the date of the conversion; and

	(iii)	no conversion pursuant to Section 2.06 of the Credit Agreement shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02 of the Credit Agreement.

[TERM][REVOLVING] BORROWER:

[INTERMEX WIRE TRANSFER, LLC][INTERMEX HOLDINGS, INC.]

By:
Name:
Title:

SCHEDULE A

[See attached.]

Exhibit B-1

FORM OF TERM NOTE

$_____________	New York, New York
[___________], 20[__]

FOR VALUE RECEIVED, Intermex Holdings, Inc., a Delaware corporation (the “Term Borrower”) hereby promises to pay to _____________ or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office initially located at 2200 Atlantic Street, 5th Floor, Stamford CT 06902, on the Maturity Date the principal sum of _____________ DOLLARS ($_____________) or, if less, the unpaid principal amount of all Term Loans made by the Lender pursuant to the Credit Agreement (as defined herein), payable at such times and in such amounts as are specified in the Credit Agreement. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

The Term Borrower also promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Term Note is one of the Notes referred to in the Credit Agreement, dated as of [●], 2017, by and among Intermex Holdings II, Inc., a Delaware corporation, the Term Borrower, Intermex Wire Transfer, LLC, a Florida limited liability company, the other Credit Parties from time to time party thereto, the lenders from time to time party thereto and MC Admin Co LLC, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Credit Documents. This Term Note is secured by the Security Agreement, the Pledge Agreement and all other Security Documents and is entitled to the benefits of each Guaranty. As provided in the Credit Agreement, this Term Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Term Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Term Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Term Note.

THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

TERM BORROWER:

INTERMEX HOLDINGS, INC.

By:
Name:
Title:

Exhibit B-2

FORM OF REVOLVING NOTE

$[●]	New York, New York
[___________], 20[__]

FOR VALUE RECEIVED, Intermex Wire Transfer, LLC, a Florida limited liability company (the “Revolving Borrower”), hereby promises to pay to _____________ or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office initially located at 2200 Atlantic Street, 5th Floor, Stamford CT 06902, on the Maturity Date the principal sum of _____________ DOLLARS ($_____________) or, if less, the unpaid principal amount of all Revolving Loans made by the Lender pursuant to the Credit Agreement (as defined herein), payable at such times and in such amounts as are specified in the Credit Agreement. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

The Revolving Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Revolving Note is one of the Notes referred to in the Credit Agreement, dated as of [●], 2017, by and among Intermex Holdings II, Inc., a Delaware corporation, Intermex Holdings, Inc., a Delaware corporation, the Revolving Borrower, the other Credit Parties from time to time party thereto, the lenders from time to time party thereto and MC Admin Co LLC, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Credit Documents. This Revolving Note is secured by the Security Agreement, the Pledge Agreement and all other Security Documents and is entitled to the benefits of each Guaranty. As provided in the Credit Agreement, this Revolving Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Revolving Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Revolving Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Note.

THIS REVOLVING NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

REVOLVING BORROWER:

INTERMEX WIRE TRANSFER, LLC

By:
Name:
Title:

Exhibit C

FORM OF SECTION 6.04(b)(ii) CERTIFICATE2

Reference is hereby made to the Credit Agreement, dated as of [●], 2017, by and among Intermex Holdings II, Inc., a Delaware corporation, Intermex Holdings, Inc., a Delaware corporation, Intermex Wire Transfer, LLC, a Florida limited liability company, the other Credit Parties from time to time party thereto, the lenders from time to time party thereto and MC Admin Co LLC, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. Pursuant to the provisions of Section 6.04(b)(ii) of the Credit Agreement, the undersigned Lender certifies that:

(1)       it is the sole record and beneficial owner of the rights and obligations under the Credit Agreement in respect of which it is providing this certificate;

(2)       it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

(3)       it is not a 10-percent shareholder of any Credit Party within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code; and

(4)       it is not a controlled foreign corporation receiving interest from a related person as described in Section 881(c)(3)(C) of the Code.

By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature page follows.]

2 If the undersigned is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made:

A.        The following representations shall be provided as applied to the partners or members claiming the portfolio interest exemption:

•	beneficial ownership under Paragraph 1;
•	the status in Paragraph 3;
•	the status in Paragraph 4.

B.         The following representation shall be provided as applied to the undersigned as well as the partners or members claiming the portfolio interest exemption:

•	the status in Paragraph 2.

C.          The following representation shall be provided by the undersigned, but not the partners or members claiming the portfolio interest exemption:

•	record ownership under Paragraph 1.

D.         The undersigned shall provide an Internal Revenue Service Form W-8IMY (with underlying W-8BENs, W-9s or other applicable forms from each of its partners or members).

E.         Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships or flow-through entities

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:
Name:
Title:
Date:	___________, ____

Exhibit D

FORM OF OFFICER’S CERTIFICATE

This Certificate is delivered pursuant to Section 7.02 of the Credit Agreement (the “Credit Agreement”), dated as [●], 2017, by and among Intermex Holdings II, Inc., a Delaware corporation, Intermex Holdings, Inc., a Delaware corporation (the “Term Borrower”), Intermex Wire Transfer, LLC, a Florida limited liability company (the “Revolving Borrower”, and together with the Term Borrower, the “Borrowers”), the other Credit Parties from time to time party thereto, the Lenders from time to time party thereto and MC Admin Co LLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein without definition shall have the meanings given such terms in the Credit Agreement.

The undersigned, the [Chairman of the Board] / [Chief Executive Officer] / [Chief Financial Officer] / [President] / [Vice President] of each of the Borrowers hereby certifies as of [●], 2017, on behalf of each of the Borrowers, in the name and on behalf of the Borrowers, and solely in his or her capacity as an officer of the Borrowers, that each of the conditions set forth in Section 8.01 of the Credit Agreement have been satisfied.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as of the day and year first above written.

INTERMEX HOLDINGS, INC.

INTERMEX WIRE TRANSFER, LLC

By:
Name:
Title:

Exhibit E

FORM OF SUBSIDIARIES GUARANTY

[See attached.]

SUBSIDIARIES GUARANTY

THIS SUBSIDIARIES GUARANTY, dated as of August 23, 2017 (as amended, modified or supplemented from time to time, this “Guaranty”), made by the undersigned guarantors (each, a “Guarantor” and, collectively, together with any other entity that becomes a guarantor hereunder pursuant to Section 28 hereof, the “Guarantors”) is delivered pursuant to Section 7.08 of the Credit Agreement (as defined below). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Intermex Holdings II, Inc., a Delaware corporation (“Holdings”), Intermex Holdings, Inc., a Delaware corporation (the “Term Borrower”), Intermex Wire Transfer, LLC, a Florida limited liability company (the “Revolving Borrower” and together with the Term Borrower, collectively, the “Borrowers”), the Lenders from time to time party thereto (the “Lenders”), MC Admin Co LLC, as administrative agent (together with any successor administrative agent, the “Administrative Agent”) and collateral agent (in such capacity and together with any successor collateral agent, the “Collateral Agent”; and together with the Administrative Agent, collectively, the “Agents”) have entered into a Credit Agreement, dated as of August 23, 2017 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans and other credit extensions to the Borrowers and the entering into the Secured Hedging Agreements (as defined in the Security Agreement, the “Secured Hedging Agreements”) by the Borrowers and/or one or more of their respective Subsidiaries as contemplated therein;

WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Revolving Borrower;

WHEREAS, it is a condition precedent to the making of Loans to the Borrowers under the Credit Agreement and the entry into the Secured Hedging Agreements that Holdings agrees and covenants to cause each Guarantor to execute and deliver this Guaranty to the Agents; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans to the Borrowers and the entering into of the Secured Hedging Agreements by the Borrowers and/or one or more of their respective Subsidiaries and, accordingly, desires to execute this Guaranty in order to satisfy the condition and covenant described in the preceding paragraph.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

1.	Guaranty. Each Guarantor, jointly and severally with each other Guarantor, absolutely, unconditionally and irrevocably (until the termination of this Guaranty or the repayment in full in cash of the Obligations (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized) guarantees as a primary obligor and not merely as a surety: (i) to the Secured Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of (x) the Obligations, including, without limitation, principal of, premium, if any, and interest on the Loans made to, the Borrowers under the Credit Agreement and any other Credit Document and (y) all other obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrowers to the Secured Creditors under the Credit Agreement and each other Credit Document to which each Borrower is a party, including, without limitation, indemnities, Fees and interest thereon (including, without limitation, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim in any such proceeding), whether now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement and any such other Credit Document and the due performance and compliance by the Credit Parties with all of the terms, conditions, covenants and agreements contained in all such Credit Documents (all such principal, premium, interest, liabilities, indebtedness and obligations under this clause (i), except to the extent consisting of obligations or liabilities with respect to Secured Hedging Agreements, being herein collectively called the “Credit Document Obligations”); and (ii) to the extent not covered in clause (i) above, to the Lenders the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of all obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including, without limitation, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Secured Hedging Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by the Borrowers and/or one or more of its Subsidiaries under any Secured Hedging Agreement, whether now in existence or hereafter arising, and the due performance and compliance by the Borrowers and such Subsidiaries with all of the terms, conditions, covenants and agreements contained in each Secured Hedging Agreement to which it is a party (all such obligations, liabilities and indebtedness being herein collectively called the “Other Obligations” and, together with the Credit Document Obligations, the “Guaranteed Obligations”); provided, however, that, with respect to a Guarantor, the Obligations of such Guarantor consisting of obligations of any Credit Party arising under any Secured Hedging Agreement shall exclude all Excluded Hedge Liabilities. As used herein, the term “Guaranteed Party” shall mean the Borrowers and each Subsidiary thereof party to any Secured Hedging Agreement with a Secured Creditor. Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor, Holdings, the Borrowers or any other Guaranteed Party, against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. If any or all of the Guaranteed Obligations of the Borrowers to the Secured Creditors becomes due and payable hereunder, each Guarantor, unconditionally and irrevocably, promises to pay such Guaranteed Obligations to the Administrative Agent, the Collateral Agent and/or the other Secured Creditors, or order, on demand. If any claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon each Guarantor, notwithstanding any revocation of this Guaranty or cancellation of any Note, any other Credit Document, any Secured Hedging Agreement or any other instrument evidencing any liability of the Borrowers and any other Guaranteed Party, each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee. Notwithstanding anything to the contrary contained in this Guaranty, each Guarantor agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Collateral Agent or any other Secured Creditor upon the bankruptcy, insolvency, receivership or other proceeding in any jurisdiction of Holdings, the Borrowers, any other Credit Party or otherwise and (b) the provisions of the preceding clause shall survive the termination of this Guaranty.

2.	Bankruptcy. Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrowers or any other Guaranteed Party upon the occurrence and continuation in respect of the Borrowers or any such other Guaranteed Party of any of the events specified in Section 12.05 of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, or order, on demand, in lawful money of the United States. This Guaranty shall constitute a guaranty of payment and performance, and not of collection.

3.	Nature of Liability. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the Obligations of the Borrowers or any other Guaranteed Party whether executed by such Guarantor, any other Guarantor, Holdings, a Borrower or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by Holdings, the Borrowers or any other Guaranteed Party or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers or any other Guaranteed Party, (e) the failure of a Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Secured Creditor on the Guaranteed Obligations which any such Secured Creditor repays to the Borrowers or any other Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Secured Creditors as contemplated in Section 7 hereof or (h) any invalidity, rescission, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

4.	Independent Obligations. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, Holdings, the Borrowers or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, Holdings, the Borrowers or any other Guaranteed Party and whether or not any other Guarantor, Holdings, the Borrowers or any other Guaranteed Party be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by applicable law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.

5.	Keepwell. Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor that is a Non-Qualifying Party to honor all of its obligations under this Guaranty in respect of Swap Obligations; provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 5 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5, or otherwise under this Guaranty, as it relates to such Qualified ECP Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Loan Party under this Section 5 shall remain in full force and effect until the Obligations under the Credit Documents are paid in full. Each Qualified ECP Loan Party intends that this Section 5 constitute, and this Section 5 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

6.	Waiver of Notice. Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent, the Collateral Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, Holdings, the Borrowers or any other Guaranteed Party) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Secured Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

7.	Authorization. Subject to the terms and conditions in the Credit Agreement, each Guarantor authorizes the Secured Creditors without notice or demand (except as shall be required by applicable law that cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)       change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b)       take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)       exercise or refrain from exercising any rights against Holdings, the Borrowers, any other Guaranteed Party, any other Credit Party, any Subsidiary thereof, any other guarantor of the Guaranteed Obligations or others or otherwise act or refrain from acting;

(d)       release or substitute any one or more endorsers, Guarantors, other guarantors, Holdings, the Borrowers, any other Guaranteed Party or other obligors;

(e)       settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of Holdings, the Borrowers or any other Guaranteed Party to creditors of Holdings, the Borrowers or such other Guaranteed Party, other than the Secured Creditors;

(f)       apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers or any other Guaranteed Party to the Secured Creditors regardless of what liabilities of the Borrowers or such other Guaranteed Party remain unpaid; and/or

(g)       consent to or waive any breach of, or any act, omission or default under, any of the Secured Hedging Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Secured Hedging Agreements, the Credit Documents or any of such other instruments or agreements.

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Credit Documents, the Secured Hedging Agreements or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Guaranteed Obligations.

8.	Continuing Guaranty. This Guaranty is a continuing guaranty and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Borrowers or any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.	Subordination. Any Indebtedness of the Borrowers or any other Guaranteed Party now or hereafter owing to any Guarantor is hereby subordinated to the Indebtedness of the Borrowers or any other Guaranteed Party owing to the Secured Creditors, and if the Administrative Agent or the Collateral Agent so requests at a time when an Event of Default exists, all such Indebtedness of the Borrowers to any Guarantor shall be collected, enforced and received by such Guarantor for the benefit of the Secured Creditors and be paid over to the Administrative Agent or the Collateral Agent on behalf of the Secured Creditors on account of the Guaranteed Obligations to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any Indebtedness of the Borrowers or any other Guaranteed Party owed to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized) have been irrevocably paid in full in cash; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Secured Creditors and shall forthwith be paid to the Secured Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or, if the Credit Documents do not provide for the application of such amount, to be held by the Secured Creditors as collateral security for any Guaranteed Obligations thereafter existing. So long as no Event of Default exists, the Borrowers and the other Guaranteed Parties may make payments on any Indebtedness owing to any Guarantor.

10.	Waiver. (a) Each Guarantor waives any right (to the extent permitted by law) to require the Secured Creditors to: (i) proceed against Holdings, the Borrowers or any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from Holdings, the Borrowers or any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrowers, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, other than payment in full in cash of the Guaranteed Obligations (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized) to the extent of such payment, based on or arising out of the disability of the Borrowers, any other Guaranteed Party, any other Guarantor, Holdings, any other guarantor of the Guaranteed Obligations or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers other than payment of the Guaranteed Obligations (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized) to the extent of such payment. The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against Holdings, the Borrowers or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized) have been paid in full in cash in accordance with the terms thereof. Each Guarantor waives any defense (other than defense of payment) arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrowers or any other party or any security.

(b)       Each Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent, the Collateral Agent, nor any of the Secured Creditors shall have any duty to advise any Guarantor of information known to them regarding such circumstances or risks.

11.	Enforcement. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Secured Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent and that no other Secured Creditors shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent or, after all the Credit Document Obligations have been paid in full (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized), by the holders of at least a majority of the outstanding Other Obligations, as the case may be, for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents. Notwithstanding anything to the contrary herein, the Secured Creditors further agree that this Guaranty may not be enforced against any agent, director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such agent, partner, member or stockholder is also a Guarantor hereunder).

12.	Representations and Warranties. In order to induce the Lenders to make Loans to the Borrowers pursuant to the Credit Agreement, and in order to induce the Lenders to execute, deliver and perform the Secured Hedging Agreements, each Guarantor represents, warrants and covenants that:

(a)       such Guarantor (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or limited liability company, as applicable, power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage except if the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No certifications by any Governmental Authority are required for operation of the business of each Guarantor that are not in place, except for such certifications or agreements, the absence of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)       such Guarantor has the corporate or limited liability company, as applicable, power and authority to execute, deliver and perform the terms and provisions of this Guaranty and each other Credit Document to which it is a party and has taken all necessary corporate or limited liability company, as applicable, action to authorize the execution, delivery and performance by it of this Guaranty and each such other Credit Document. Such Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party, and this Guaranty and each such other Credit Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except (i) to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) or (ii) as may be limited by the effect of foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries and intercompany Indebtedness owned by Foreign Subsidiaries.

(c)       neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or Governmental Authority, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement, or any other material agreement, contract or instrument in each case to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (including, without limitation, any Subordinated Debt) or (iii) violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents), as applicable, of such Guarantor or any of its Subsidiaries, in each case under clause (i) and (ii), except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)       no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) those obtained or to be obtained by the Guarantors in the Ordinary Course of Business and (z) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents, which filings will be delivered within the time period set forth in (or referenced in) Section 7.07, 9.11 or 14.19 of the Credit Agreement, as applicable), or exemption by, any Governmental Authority, is required to authorize, or is required to be obtained or made by, or on behalf of, any Guarantor or any Subsidiary in connection with, (i) the execution, delivery and performance of this Guaranty by such Guarantor or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any other Credit Document to which such Guarantor is a party; and

(e)       there are no actions, suits or proceedings pending or, to such Guarantor’s knowledge, threatened (i) with respect to this Guaranty or any other Credit Document to which such Guarantor is a party or (ii) with respect to such Guarantor or any of its Subsidiaries that, in each case, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

13.	Covenants. Each Guarantor covenants and agrees that on and after the Closing Date and until the Total Commitment has been terminated and the Loans and Notes (in each case together with interest thereon), Fees, any other fees due under the Credit Agreement, and all other Obligations (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized) incurred hereunder and thereunder, are paid in full, such Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Sections 10 and 11 of the Credit Agreement as if such Guarantor or such Subsidiary were party thereto, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that it is not in violation of any provision, covenant or agreement contained in Sections 10 or 11 of the Credit Agreement, to the extent such provision applies to such Guarantor or its Subsidiaries.

14.	Expenses. The Guarantors hereby jointly and severally agree to pay all reasonable and documented out-of-pocket costs and expenses of each Secured Creditor in connection with the enforcement of this Guaranty and of the Administrative Agent and the Collateral Agent in connection with any amendment, waiver or consent relating hereto.

15.	Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its successors and permitted assigns and shall inure to the benefit of the Secured Creditors and their successors and permitted assigns.

16.	Amendments. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby and with the written consent of either (x) the Required Lenders (or, to the extent required by Section 14.12 of the Credit Agreement, with the written consent of each Lender) at all times prior to the time on which all Credit Document Obligations have been paid in full (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized) or (y) the holders of at least a majority of the outstanding Other Obligations at all times after the time on which all Credit Document Obligations have been paid in full (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized).

17.	Credit Documents; Etc. Each Guarantor acknowledges that an executed (or conformed) copy of each of the Credit Documents and Secured Hedging Agreements has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.

18.	Setoff. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any “Event of Default” (or similar term) as defined in the Credit Agreement or in any Secured Hedging Agreement entered into with any Lender and shall in any event include, without limitation, any payment default under any of the Obligations continuing after any applicable grace period), each Secured Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special but other than Excluded Accounts) and any other indebtedness at any time held or owing by such Secured Creditor (including, without limitation, by branches and agencies of such Secured Creditor wherever located) to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor then due and owing to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder. Each Secured Creditor agrees to notify Holdings, the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

19.	Notices. All notices and communications hereunder shall be given in accordance with Section 14.03 of the Credit Agreement or at such other address or addressed to such other individual as shall have been furnished in writing to the party required to give notice hereunder.

20.	[Intentionally Omitted].

21.	[Intentionally Omitted].

22.	Governing Law; Jurisdiction; Etc. Section 14.08 of the Credit Agreement is hereby incorporated by reference, mutatis mutandis.

23.	Sale. In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 11.02 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all the Lenders if required by Section 14.12 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Guarantor shall upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to Holdings or another Subsidiary thereof) be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or other equity interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 23).

24.	Payments; Application. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized) have been irrevocably paid in full in cash and the Commitments and all Obligations have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 24 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 24: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date. Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 23 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 24, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 24, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full in cash (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized). Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent.

25.	No Fraudulent Transfer. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

26.	Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart hereof.

27.	Guarantor Payments. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrowers under Sections 6.03 and 6.04 of the Credit Agreement.

28.	Subsidiaries. It is understood and agreed that any Subsidiary of Holdings or any other Guaranteed Party besides the Borrowers that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof (or a joinder agreement) to the Administrative Agent and (y) taking all actions as specified in this Guaranty as would have been taken by such Guarantor had it been an original party to this Guaranty, in each case with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Administrative Agent.

29.	Release from Obligations. Upon termination of the Commitments and payment in full of all of the Guaranteed Obligations (other than indemnities described in the Credit Documents, in each case which are not then due and payable, any Hedge Liabilities that, at such time, are allowed by the applicable provider of such Hedge Liabilities to remain outstanding without being repaid, and any Cash Management Liabilities (other than Hedge Liabilities) that, at such time, are allowed by the applicable provider of such Cash Management Liabilities to remain outstanding without being required to be repaid or cash collateralized) this Guaranty shall terminate and be of no further force and effect (other than the provisions hereof that expressly survive such termination) and the Guaranteed Obligations of each Guarantor shall automatically terminate without delivery or performance of any act by any party.

30.	Survival. It is the desire and intent of each Guarantor and the Secured Creditors that this Guaranty shall be enforced against each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of each Guarantor under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of each Guarantor’s obligations under this Guaranty shall be deemed to be reduced and each Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

31.	ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

32.	Conflicts. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between this Agreement and the Credit Agreement, the terms of the Credit Agreement shall govern and control.

* * *

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

INTERMEX WIRE TRANSFER CORP.,
as Guarantor

By:	/s/ Darrell Ebbert
Name: Darrell Ebbert
Title: Chief Financial Officer

INTERMEX WIRE TRANSFER II, LLC.,
as Guarantor

By:	/s/ Darrell Ebbert
Name: Darrell Ebbert
Title: Chief Financial Officer

Accepted and Agreed to:

MC ADMIN CO LLC,
as Administrative Agent

By:	/s/ Jonathan Tunis
Name:	Jonathan Tunis
Title:	Managing Director

MC ADMIN CO LLC,
as Collateral Agent

By:	/s/Jonathan Tunis
Name:	Jonathan Tunis
Title:	Managing Director

Exhibit F

FORM OF SOLVENCY CERTIFICATE

[___________], 20[__]

1.       This Solvency Certificate is being executed and delivered pursuant to Section 7.11(i) of the Credit Agreement (the “Credit Agreement”), dated as of [●], 2017, by and among Intermex Holdings II, Inc., a Delaware corporation (“Holdings”), Intermex Holdings, Inc., a Delaware corporation, Intermex Wire Transfer, LLC, a Florida limited liability company, the other Credit Parties from time to time party thereto, the lenders party thereto from time to time (collectively, the “Lenders”) and MC Admin Co LLC, as Administrative Agent and Collateral Agent. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.       I, [__], the [Chief Financial Officer] of Holdings, solely in such capacity and not in an individual capacity, hereby certify that I am the [Chief Financial Officer] of Holdings and that I am generally familiar with the businesses and assets of Holdings and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of Holdings pursuant to the Credit Agreement.

3.       I further certify, solely in my capacity as [Chief Financial Officer] of Holdings, and not in my individual capacity, as of the date hereof and after giving pro forma effect to the Transaction and the incurrence of the Indebtedness and Obligations being incurred in connection with the Credit Agreement and the Transaction on the date hereof, that, (a) the sum of the Indebtedness (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of Holdings and its Subsidiaries, taken as a whole; (b) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; (c) the present fair salable value of the assets (on a going concern basis) of Holdings and its Subsidiaries is greater than the amount that will be required to pay the probable liability of the debts (including contingent liabilities) of Holdings and its Subsidiaries as they become absolute and matured in the ordinary course; and (d) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts beyond their ability to pay such debt as they mature in the Ordinary Course of Business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course of business.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has hereunto set his hand on the date first above written.

INTERMEX HOLDINGS II, INC.

By:
Name:
Title:

Exhibit G

FORM OF COMPLIANCE CERTIFICATE

This compliance certificate (this “Compliance Certificate”) is delivered to you pursuant to Section 10.01(g) of the Credit Agreement, dated as of [●], 2017, by and among Intermex Holdings II, Inc., a Delaware corporation (“Holdings”), Intermex Holdings, Inc., a Delaware corporation (the “Term Borrower”), Intermex Wire Transfer, LLC, a Florida limited liability company (the “Revolving Borrower”, and together with the Term Borrower, the “Borrowers”), the other Credit Parties from time to time party thereto, the Lenders from time to time party thereto and MC Admin Co LLC, as Administrative Agent and Collateral Agent (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given such terms in the Credit Agreement.

The undersigned hereby certifies, in his/her capacity as the chief financial officer of Holdings and not in his/her individual capacity, that:

1.       I am the duly elected, qualified and acting chief financial officer of Holdings.

2.       I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of Holdings. The matters set forth herein are true to my knowledge after due inquiry.

3.       I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default[, except as set forth in ANNEX 1-A to this Compliance Certificate, which describes in detail the nature of the condition or event, the period during which it has existed and the action which Holdings has taken, is taking, or proposes to take with respect to each such condition or event].

4.       Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.

5.       Attached hereto as ANNEX 3 is the information required to establish compliance with Section 6.02(f) of the Credit Agreement for the Excess Cash Payment Period ended on [    ].

6.       [For Compliance Certificates delivered together with annual Financial Statements under Section 10.01(c)] [I certify that there have been no changes to Annexes C through F, and Annexes I through K, in each case, of the Security Agreement, Schedule XI of the Credit Agreement, and Annexes A through F of the Pledge Agreement, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to Section 10.01(c) under the Credit Agreement[, except to the extent set forth on ANNEX 4 attached hereto, which lists in detail any changes required to be reported to the Collateral Agent pursuant to the terms of such Security Documents. With respect to any changes set forth on ANNEX 4, I certify that Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes, unless waived in writing by the Collateral Agent in accordance with the terms thereof].]

[Signature page follows.]

IN WITNESS WHEREOF, I have executed this Compliance Certificate this [●] day of [●], 20[●].

INTERMEX HOLDINGS II, INC.

By:
Name: [●]
Title: Chief Financial Officer

ANNEX 1
Financial Statements

ANNEX 2
Compliance with Covenants3

The information described herein is as of [●]4 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [●] to the Computation Date (the “Relevant Period”). All dollar amounts in this ANNEX 2 are in thousands of U.S. Dollars.

Consolidated EBITDA

(I) For the fiscal quarter ended on the Computation Date:

Consolidated Net Income			$[ ]

a.	Plus (in each instance (other than xiii, xvi and xxi), to the extent deducted in determining Consolidated Net Income for the Relevant Period):

	i	total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees))	$[ ]

	ii.	Tax Distributions and/or provision for taxes based on income (incl. foreign withholding)	$[ ]

	iii.	depreciation and amortization expense including goodwill or asset impairment charges, write-downs, write-offs or write-ups	$[ ]

	iv.	fees, expenses or charges[5] actually incurred and related to (w) any Permitted Acquisition (whether or not successful) or any other permitted Investment not in the Ordinary Course of Business[6], (x) any permitted Dividends (whether or not consummated), (y) any permitted Asset Sale (whether or not consummated) or (z) any permitted issuance of Indebtedness or Equity Interests (whether or not consummated)	$[ ]

	v.	fees and expenses incurred in connection with the Transaction[7]	$[ ]

	vi.	extraordinary losses or charges less extraordinary gains	$[ ]

3 In the event of any conflict between the definition of any financial ratio or component thereof in this Compliance Certificate and the Credit Agreement, the provisions of the Credit Agreement shall supersede any provisions hereof to the contrary.

4 Insert the last day of the respective fiscal quarter or year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

5 Other than depreciation or amortization expense as described in the preceding clause (iii).

6 Provided that the amount of such fees, expenses of charges shall not exceed 5% of the Aggregate Consideration in respect of such Permitted Acquisition.

7 Provided such fees and expenses are incurred no later than 12 months following the Closing Date.

vii.	non-cash losses or charges less any non-cash gains	$[ ]

viii.	losses from sale of assets other than inventory sold in the Ordinary Course of Business less any gains from sales of assets other than any inventory sold in the Ordinary Course of Business	$[ ]

ix.	reasonable outside directors fees, expenses and related indemnities[8]	$[ ]

x.	fees, costs and indemnities paid to Sponsor or its affiliates in accordance with the Management Agreement	$[ ]

xi.	one time consulting fees[9]	$[ ]

xii.	adjustments and add backs specifically identified and agreed to by the Agents in the Quality of Earnings Report, dated July 25, 2017	$[ ]

xiii.	Synergies[10]	$[ ]

xiv.	Non-Recurring Expenses[11]	$[ ]

xv.	costs, charges and expenses approved in writing by the Agents	$[ ]

xvi.	proceeds of business interruption insurance	$[ ]

xvii.	costs and expenses associated with optimization of the Borrower’s electronic platform for the fiscal years ended December 31, 2017 and December 31, 2018[12]	$[ ]

xviii.	contingent or deferred purchase price payments (including earnout payments, non-compete payments and consulting payments made to sellers in acquisitions permitted by the Credit Agreement), solely to the extent paid in Equity Interests of Holdings or with proceeds of the issuance of Equity Interests of Holdings	$[ ]

xix.	non-cash expenses and charges in respect of stock options or other equity compensation for directors and officers of Holdings and its Subsidiaries	$[ ]

xx.	non-cash currency translation losses related to local currency remeasurements of the U.S. dollar-denominated intercompany liabilities reflected in the financial statements of the Borrower’s Foreign Subsidiaries in Mexico and Guatemala less non-cash currency translation gains related to local currency remeasurements of the U.S. dollar-denominated intercompany liabilities reflected in the financial statements of the Borrower’s Foreign Subsidiaries in Mexico and Guatemala, any other non-cash gain, including any referred to in clause xiv above by reason of a decrease in the value of any Equity Interest	$[ ]

8 Not to exceed $250,000.

9 Not to exceed $250,000 for any fiscal year.

10 Together with clause (xiv), not to exceed 5% of Consolidated EBITDA for the Test Period then ended.

11 Together with clause (xiii), not to exceed 5% of Consolidated EBITDA for the Test Period then ended.

12 Not to exceed $1,500,000 in either such fiscal year.

xxi.	solely for purposes of determining compliance with the Financial Performance Covenants for any period, the Cure Amount made in respect of any fiscal quarter during such period	$[ ]

	Consolidated EBITDA for the fiscal quarter ended on the Computation Date	$[ ]

(II) Consolidated EBITDA for the fiscal quarter ended approximately three (3) months prior to the Computation Date		$[ ]
(III) Consolidated EBITDA for the fiscal quarter ended approximately six (6) months prior to the Computation Date		$[ ]
(IV) Consolidated EBITDA for the fiscal quarter ended approximately nine (9) months prior to the Computation Date		$[ ]
Consolidated EBITDA[13] for the four fiscal quarters Test Period ended on the Computation Date		$[ ]

13 Attach hereto in reasonable detail the calculations to arrive at Consolidated EBITDA for the four fiscal quarters ended on the Computation Date and show any adjustments made pursuant to the definition of “Test Period.”

Fixed Charges

(I)	For the fiscal quarter ended on the Computation Date:

	a.	Consolidated Interest Expense	$[ ]

plus (without duplication):

	b.	b. the scheduled principal amount of all amortization payments on all Indebtedness of Holdings and its Subsidiaries for such period (including the principal component of all Capitalized Lease Obligations but excluding payments pursuant to the Refinancing) as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof but after giving effect to all prior payments thereof)	$[ ]

		Fixed Charges for the fiscal quarter ended on the Computation Date	$[ ]

(II)	Fixed Charges for the fiscal quarter ended approximately three (3) months prior to the Computation Date		$[ ]

(III)	Fixed Charges for the fiscal quarter ended approximately six (6) months prior to the Computation Date		$[ ]

(IV)	Fixed Charges for the fiscal quarter ended approximately nine (9) months prior to the Computation Date		$[ ]

	Fixed Charges[14] for the four fiscal quarter Test Period ended on the Computation Date (I+II+III+IV)		$[ ]

14 Attach hereto in reasonable detail the calculations to arrive at Fixed Charges for the four fiscal quarters ended on the Computation Date and show any adjustments made pursuant to the definition of “Test Period.”

Financial Covenants

(I)	Fixed Charge Coverage Ratio (Section 11.08) Fixed Charge Coverage Ratio Numerator:

	A.	Consolidated EBITDA[15] for the Test Period ended on the Computation Date		$[ ]

Less: Sum of

		i.	Capital Expenditures (other than Capital Expenditures, to the extent financed with equity proceeds, reimbursed from landlords, Asset Sale proceeds, insurance proceeds or Indebtedness (other than Revolving Loans))	$[ ]

		ii.	cash payments in respect of income taxes or income tax liabilities (excluding taxes related to asset sales not in the Ordinary Course of Business)	$[ ]

		iii.	cash payments in respect of Tax Distributions	$[ ]

		iv.	cash payments in respect of regular director fees, and reimbursed director expenses	$[ ]

		v.	cash fees (but exclusive of expense reimbursements) paid under the Management Agreement	$[ ]

		vi.	cash Dividends (including stock repurchases and redemptions) other than (A) Tax Distributions, (B) Dividends paid with the proceeds of any issuance of Equity Interests by Holdings or a direct or indirect parent entity thereof, (C) the Closing Date Distribution and (D) any Dividend paid in accordance with Section 11.03(vi) of the Credit Agreement	$[ ]

		a.	Fixed Charge Coverage Ratio Numerator cash payments for the fiscal quarter ended on the Computation Date (i+ii+iii+iv+v+vi):	$[ ]

		b.	Fixed Charge Coverage Ratio Numerator cash payments for the fiscal quarter ended approximately three (3) months prior to the Computation Date	$[ ]

		c.	Fixed Charge Coverage Ratio Numerator cash payments for the fiscal quarter ended approximately six (6) months prior to the Computation Date	$[ ]

		d.	Fixed Charge Coverage Ratio Numerator cash payments for the fiscal quarter ended approximately nine (9) months prior to the Computation Date	$[ ]

15 Attach hereto in reasonable detail the calculations to arrive at Consolidated EBITDA for the four fiscal quarters ended on the Computation Date and show any adjustments made pursuant to the definition of “Test Period”.

	B.	Fixed Charge Coverage Ratio Numerator cash payments for the four fiscal quarters Test Period ended on the Computation Date (a+b+c+d)	$[ ]

	C.	Line A minus line B (Consolidated EBITDA – Fixed Charge Coverage Ratio Numerator cash payments)	$[ ]

Fixed Charges:

	D.	Fixed Charges[16] for the four fiscal quarter Test Period ended on the Computation Date	$[ ]

Ratio:

	Ratio of line C (Fixed Charge Coverage Ratio numerator) to line D (Fixed Charges)		[ ]:1.00

	Level required pursuant to Section 11.08		[ ]:1.00

	In Compliance? (Yes/No)		[ ]

(II)	Total Net Leverage Ratio (Section 11.09)

	a.	Consolidated Indebtedness (calculated only to include outstanding Revolving Loans in excess of $10,000,000)[17] as of the Computation Date	$[ ]

	b.	Aggregate Qualified Cash as of the Computation Date	$[ ]

	c.	Line a minus line b	$[ ]

	d.	Consolidated EBITDA for the Test Period ended as of the Computation Date	$[ ]

	e.	Ratio of line c to line d	[ ]:1.00

	f.	Level required pursuant to Section 11.09	[ ]:1.00

In Compliance? (Yes/No)			[ ]

16Attach hereto in reasonable detail the calculations to arrive at Fixed Charges for the four fiscal quarters ended on the Computation Date and show any adjustments made pursuant to the definition of “Test Period.”

17 Attached hereto in reasonable detail the calculations to arrive at Consolidated Indebtedness.

ANNEX 3
Excess Cash Flow

The information described herein is as of [●], 20[●]18 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [●], 20[●] to the Computation Date (the “Relevant Period”).

(I)	Excess Cash Flow (Section 6.02(f))
	a. Excess Cash Flow[19] for the Excess Cash Payment Period ended [●], 20[●]	$[ ]
	b. Excess Cash Percentage[20]	[ ]%
	c. Excess Cash Flow payment required under Section 6.02(f) of the Credit Agreement	$[ ]

18 Insert the last day of the Excess Cash Payment Period.

19 Attach hereto in reasonable detail the calculations to arrive at Excess Cash Flow.

20 Attach hereto in reasonable detail the calculations to arrive at Excess Cash Percentage.

ANNEX 4
Updates to Certain Annexes and Schedules

Exhibit H

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT21

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex I hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations identified below ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1. Assignor:	__________________________

2. Assignee:	____________________________ ][22]

[1][3]. Credit Agreement:	Credit Agreement, dated as of [●], 2017 by and among Intermex Holdings II, Inc., a Delaware corporation (“Holdings”), Intermex Holdings, Inc., a Delaware corporation (the “Term Borrower”), Intermex Wire Transfer, LLC, a Florida limited liability company (the “Revolving Borrower”), the other Credit Parties from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and MC Admin Co LLC, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) (as amended, restated, modified and/or supplemented from time to time).

21 This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

22 If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

[2.	Assigned Interest:[23]

Assignor	Assignee	Aggregate Amount of Loans	Amount of Loan Assigned
[Name of Assignor]	[Name of Assignee]	__________	__________
[Name of Assignor]	[Name of Assignee]	__________	__________

[4.	Assigned Interest:[24]

Aggregate Amount of Loans	Amount of Loan Assigned
$______________	$______________

Effective Date ___________, ____, ____.

Assignor[s] Information		Assignee[s] Information

Payment Instructions:	_______________	Payment Instructions:	_______________

	_______________		_______________

	_______________		_______________

	_______________		_______________

Reference:	_______________	Reference:	_______________

Notice Instructions:	_______________	Notice Instructions:	_______________

	_______________		_______________

	_______________		_______________

	_______________		_______________

Reference:	_______________	Reference:	_______________

23 Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

24 Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:	ASSIGNEE

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][25]

By:	By:
Name:	Name:
Title:	Title:[26]

25 Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

26 Insert only if assignment is being made to an Eligible Transferee pursuant to Section 14.04(b)(y) of the Credit Agreement.

[Consented to and] Accepted:

ADMINISTRATIVE AGENT:

MC ADMIN CO LLC

By:
Name:
Title:[27]

[BORROWER:

INTERMEX WIRE TRANSFER, LLC

By:
Name:
Title:28]

27 Insert only if assignment is being made to an Eligible Transferee pursuant to Section 14.04(b)(y) of the Credit Agreement.

28 Insert in accordance with Section 14.04(b) of the Credit Agreement.

Annex I

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.       Representations and Warranties.

1.1.       Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Holdings, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.       Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, or the parent company and/or an affiliate of a Lender which is at least 50% owned by such Lender or its parent company, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this clause (B), (C) a fund that invests in bank loans and is managed by the same investment advisor as a Lender, by an affiliate of such investment advisor or by a Lender or (D) an Eligible Transferee under Section 2.13 of the Credit Agreement and (E) not a Disqualified Institution; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 10.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent and the Collateral Agent (or any sub-agents appointed in accordance with Section 13.12 of the Credit Agreement) to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.       Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.       Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4.       General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

* * *

Exhibt I

FORM OF INTERCOMPANY NOTE

[__________], 20[__]

Each of the parties hereto (each, an “Issuer”) which has now incurred or may in the future incur indebtedness to any other party hereto that is a Credit Party under the Credit Agreement (as defined below) (in such capacity, each, a “Holder”), in lawful money of the United States of America or such other lawful currency as may be agreed by such Issuer and Holder, hereby promises to pay at such location as the applicable Holder shall from time to time designate, any and all amounts owing from time to time on and after the date hereof by each such Issuer to each such Holder in consideration for the loans, advances or other extensions of credit (an “Intercompany Loan”) extended by such Holder to such Issuer. Such Intercompany Loans will bear interest. The amount and any additional terms, including, but not limited to, the maturity date, of each Intercompany Loan shall be documented in the books and records of each Holder or in a duly executed and binding agreement among the parties thereto (an “Intercompany Loan Agreement”).

Each Issuer agrees and, and each Holder agrees, (i) that the payment of all obligations owing in respect of such Intercompany Loans is subordinated in the right of payment to prior payment in full of all existing and future Obligations of the Credit Parties (as such terms are defined in that certain Credit Agreement (the “Credit Agreement”, all terms used herein but otherwise undefined with have the meanings assigned to them in the Credit Agreement) dated [●], 2017, by and among Intermex Holdings II, Inc., a Delaware corporation (“Holdings”), Intermex Holdings, Inc., a Delaware corporation (the “Term Borrower”), Intermex Wire Transfer, LLC, a Florida limited liability company (the “Revolving Borrower”), the other Credit Parties from time to time party thereto, the lenders from time to time party thereto, MC Admin Co LLC, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (in such capacity, the “Collateral Agent”) (as amended, restated, modified and/or supplemented from time to time)), (ii) that the subordination is for the benefit of and enforceable by the holders of such Obligations, (iii) all interest accrued in respect of such Intercompany Loans must be paid by adding such accrued amounts to the unpaid principal amount of each Intercompany Loan outstanding at such time and (iv) at any time when an Event of Default exists and the Administrative Agent has given prior written notice to the Issuer, (x) no payments shall be made of principal, interest or any other amounts due under any of the indebtedness of an Issuer to any Holder, (y) any and all payments on all indebtedness of an Issuer to any other Holder and received by such Holder shall be held for the benefit of the Secured Creditors and be paid over to the Administrative Agent on behalf of the Secured Creditors, without affecting or impairing in any manner the liability of such Holder under this Note and (z) no Holder shall be able to take any Enforcement Actions against any Issuer.

“Enforcement Action” shall mean (a) to take from or for the account of an Issuer or any other person, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by an Issuer with respect to the obligations evidenced by this Note, (b) to initiate or participate with others in any suit, action or proceeding against an Issuer or any other person to (i) sue for or enforce payment of the whole or any part of the obligations evidenced by this Note, (ii) commence or join with other persons to commence a bankruptcy or other insolvency proceeding, or (iii) commence judicial enforcement of any of the rights and remedies under this Note or applicable law with respect to the obligations evidenced by this Note, (c) to accelerate the obligations evidenced by this Note, (d) to take any action to enforce any rights or remedies with respect to the obligations evidenced by this Note, (e) to exercise any put option or to cause an Issuer to honor any redemption or mandatory prepayment obligation under this Note, or (f) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of an Issuer or any other person.

Without limiting the generality of the foregoing, each Holder hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Note (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Obligations have been irrevocably paid in full in cash (other than contingent obligations not yet due and owing); provided, that if any amount shall be paid to such Holder on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Obligations (other than contingent obligations not yet due and owing), such amount shall be held for the benefit of the Secured Creditors and shall forthwith be paid to the Administrative Agent, on behalf of the Secured Creditors, to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or, if the Credit Documents do not provide for the application of such amount, to be held by the Secured Creditors as collateral security for any Obligations thereafter existing.

Upon the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, receivership or liquidation or similar proceeding of any jurisdiction relating to any Issuer, all amounts owed by such Issuer to each Holder shall become immediately due and payable without presentment, demand, protest or notice of any kind whatsoever in connection with this Note. Subject to the subordination provisions set forth herein, Holder may make demand for all or any part of the amounts owing to such Holder under this Note, by the Issuer, without the consent or permission of such Issuer.

All payments under this Note shall be made without setoff, counterclaim or deduction of any kind. Any amount owing by the Issuer to the Holder shall not be reduced in any way by any outstanding obligations of the Holder to such Issuer, whether such obligations are monetary or otherwise.

This Note may be pledged and delivered by any of the Holders incorporated in the United States to one or more financial institutions to secure extensions of credit to any of the Holders or any of their respective affiliates and the Issuers and the Holder hereby acknowledge and agree that such financial institutions may exercise all rights with respect to this Note as may be provided to them in connection with such extension of credit. Each Holder that is a Credit Party (as defined in the Credit Agreement) will pledge its interests herein to the Secured Creditors (as defined in the Credit Agreement) pursuant to the terms of the Pledge Agreement (as defined in the Credit Agreement), and each Issuer consents to such pledge.

Each Holder is hereby authorized by each Issuer to record all amounts owing by such Issuer to such Holder, all of which shall be evidenced by this Note, and all repayments thereof, in its books and records in accordance with its usual practice, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided, however, that the failure of the Holder to record such information shall not affect the Issuer’s obligations hereunder.

Each Issuer hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. No delay on the part of any Holder in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective against any party hereto unless the same shall be in writing and signed and delivered by such party. Until the Credit Documents have been terminated in accordance with their terms and the Obligations thereunder shall have been indefeasibly paid in full in cash, and notwithstanding anything to the contrary contained in this Note, no Holder shall, without the prior written consent of the Administrative Agent, agree to any amendment, modification or supplement to this Note in any manner adverse to the Administrative Agent or Secured Creditors. The Administrative Agent and each other Secured Creditor shall be a third party beneficiary of the terms of this Note.

This Note shall be construed as a separate promissory note with respect to each loan, advance and other extension of credit owed by the Issuer and may be amended, modified, supplemented, waived or released by the respective Issuer and Holder with respect to each such loan, advance and other extension of credit without the approval of any other party hereto and without affecting the obligations of any other party hereto hereunder.

Each party hereto hereby authorizes any other party hereto to amend this Note by supplementing Schedule I to specifically identify any Intercompany Loan made after the date hereof. The rights and obligations of the Holder and Issuer hereunder shall remain in full force and effect notwithstanding the addition of any Intercompany Loan on Schedule I hereto. Holdings or additional subsidiaries of Holdings may become signatories of this Note, whereupon they shall be deemed to be parties hereto as Issuers or Holders, as the case may be, as if they had been original signatories of this Note, and may pledge this Note pursuant to the Security Documents, as applicable, referred to above and/or such other pledge or security agreement as may become applicable hereto.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their authorized officers as of the day and year first above written.

ISSUERS:

INTERMEX HOLDINGS, INC.,
as Issuer

By:
Name:
Title:

INTERMEX WIRE TRANSFER, LLC,
as Issuer

By:
Name:
Title:

HOLDERS:

INTERMEX HOLDINGS, INC.,
as Holder

By:
Name:
Title:

INTERMEX WIRE TRANSFER, LLC,
as Holder

By:
Name:
Title:

SCHEDULE I

Holder	Issuer	Currency of Intercompany Loan	Principal Amount of Intercompany Loan	Date of Intercompany Loan	Maturity Date

Exhibit J

Form of Borrowing Base Certificate

[See attached.]

BORROWING BASE CERTIFICATE
Dated of Measurement: August 23, 2017

This borrowing base certificate (this “Borrowing Base Certificate”) is delivered to you pursuant to Section 7.14 of the Credit Agreement, dated as of August 23, 2017, by and among Intermex Holdings II, Inc., a Delaware corporation (“Holdings”), Intermex Holdings, Inc., a Delaware corporation (the “Term Borrower”), Intermex Wire Transfer, LLC, a Florida limited liability company (the “Revolving Borrower”, and together with the Term Borrower, the “Borrowers”), the other Credit Parties from time to time party thereto, the Lenders from time to time party thereto and MC Admin Co LLC, as Administrative Agent and Collateral Agent (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given such terms in the Credit Agreement.

The undersigned, as Chief Financial Officer of the Borrowers, hereby certifies to the Agents on behalf of the Borrowers, in his capacity as Chief Financial Officer of the Borrowers and not in his individual capacity, that, as of the Date of Measurement:

(a)    80 % of the Net Receivable Amount is $34,966,985 and the information attached hereto as Annex A is true, correct and complete calculation of such amount as of the date hereof;

(b)   the amount of Qualified Cash is $0;

(c)    the amount of any Reserves advised to the Borrowers is $0; and

(d)   The Borrowing Base is $34,966,985.

[Intentionally left blank; signature page follows]

INTERMEX HOLDINGS, INC.

By:	/s/ Darrell Ebbert
Name:	Darrell Ebbert
Title:	Chief Financial Officer

INTERMEX WIRE TRANSFER, LLC

By:	/s/ Darrell Ebbert
Name:	Darrell Ebbert
Title:	Chief Financial Officer

[Signature Page to Borrowing Base Certificate]

Exhibit K

FORM OF REGULATORY CERTIFICATE

This Certificate is delivered pursuant to Section 7.11(ii) of Credit Agreement (the “Credit Agreement”), dated as of [●], 2017, by and among Intermex Holdings II, Inc., a Delaware corporation (“Holdings”), Intermex Holdings, Inc., a Delaware corporation, Intermex Wire Transfer, LLC, a Florida limited liability company, the other Credit Parties from time to time party thereto, the Lenders from time to time party thereto and MC Admin Co LLC, as Administrative Agent and Collateral Agent. Capitalized terms used herein without definition shall have the meanings given such terms in the Credit Agreement.

The undersigned, the [Chief Financial Officer] of Holdings, [and each Licensed Subsidiary of Holdings], hereby certifies on behalf of Holdings [and such Licensed Subsidiary of Holdings], as of [__________], 2017, and solely in his or her capacity as an officer of Holdings [and such Licensed Subsidiary of Holdings], that each of Holdings, and each Licensed Subsidiary of Holdings, complies with all applicable net worth requirements and permissible investment coverage requirements under Financial Services Laws.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate as of the day and year first above written.

INTERMEX HOLDINGS, INC.

By:
Name:
Title:

[LICENSED SUBSIDIARY]

By:
Name:
Title:

Exhibit L

FORM OF ASSET COVERAGE COMPLIANCE CERTIFICATE

This compliance certificate (this “Compliance Certificate”) is delivered to you pursuant to Section 10.01(g)(ii) of the Credit Agreement, dated as of [●], 2017, by and among Intermex Holdings II, Inc., a Delaware corporation (“Holdings”), Intermex Holdings, Inc., a Delaware corporation (the “Term Borrower”), Intermex Wire Transfer, LLC, a Florida limited liability company (the “Revolving Borrower”, and together with the Term Borrower, the “Borrowers”), the other Credit Parties from time to time party thereto, the Lenders from time to time party thereto and MC Admin Co LLC, as Administrative Agent and Collateral Agent (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given such terms in the Credit Agreement.

The undersigned hereby certifies, in his/her capacity as the chief financial officer of Holdings and not in his/her individual capacity, that:

1.       I am the duly elected, qualified and acting chief financial officer of Holdings.

2.       I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of Holdings. The matters set forth herein are true to my knowledge after due inquiry.

3.       Holdings was in compliance with Section 11.10 of the Credit Agreement as of the Computation Date (as defined in ANNEX I attached hereto).

4.        Attached hereto as ANNEX I are the computations showing (in reasonable detail) compliance with the covenant specified in Section 11.10 of the Credit Agreement as of the Computation Date.

[Signature page follows.]

IN WITNESS WHEREOF, I have executed this Asset Coverage Compliance Certificate this [●] day of [●], 20[●].

INTERMEX HOLDINGS II, INC.

By:
Name:	[●]
Title:	Chief Financial Officer

ANNEX 1
Compliance with Section 11.1029

The information described herein is as of [●]30 (the “Computation Date”). All dollar amounts in this ANNEX 1 are in thousands of U.S. Dollars.

Asset Coverage Ratio[31]

a.	Aggregate cash and cash Equivalents (not substantially restricted) as of the Computation Date	$[ ]

b.	Aggregate cash and Cash Equivalents (substantially restricted) as of the Computation Date	$[ ]

c.	Aggregate Receivables as of the Computation Date	$[ ]

d.	Aggregate short-term investments (substantially restricted) as of the Computation Date	$[ ]

e.	Sum of lines a, b, c, and d.	$[ ]

f.	Aggregate Payment Service Obligations as of the Computation Date	$[ ]

g.	Line e minus line f	$[ ]

h.	Level required pursuant to Section 11.10 (Line g must be positive)	$[ ]

In Compliance? (Yes/No)		[ ]

29 In the event of any conflict between the definition of any financial ratio or component thereof in this Asset Coverage Compliance Certificate and the Credit Agreement, the provisions of the Credit Agreement shall supersede any provisions hereof to the contrary.

30 Insert the last day of the respective month covered by the financial statements delivered to the Agents along with this Asset Coverage Compliance Certificate pursuant to Section 10.01(a) of the Credit Agreement.

31 Attached hereto in reasonable detail the calculations to arrive at the Asset Coverage Ratio